    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2000.

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            AT&T LATIN AMERICA CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4813                            22-3687745
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                            2333 PONCE DE LEON BLVD.
                          CORAL GABLES, FLORIDA 33134
                                 (305) 774-2040
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                FRANK J. VOYTEK
                            CHIEF FINANCIAL OFFICER
                            AT&T LATIN AMERICA CORP.
                            2333 PONCE DE LEON BLVD.
                          CORAL GABLES, FLORIDA 33134
                                 (305) 774-1770
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

             PAUL H. WILSON, JR., ESQ.                            STEPHEN H. SHALEN, ESQ.
              JAMES C. SCOVILLE, ESQ.                             WILLIAM F. GORIN, ESQ.
               DEBEVOISE & PLIMPTON                         CLEARY, GOTTLIEB, STEEN & HAMILTON
                 875 THIRD AVENUE                                    ONE LIBERTY PLAZA
             NEW YORK, NEW YORK 10022                            NEW YORK, NEW YORK 10006
                  (212) 909-6000                                      (212) 225-2000

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
                            ------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
                            ------------------------

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
               TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM                    AMOUNT OF
             SECURITIES TO BE REGISTERED                AGGREGATE OFFERING PRICE(1)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.0001 par value...............          $543,375,000                      $143,451
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) on the basis of the maximum aggregate offering price of the Registrant's Class A common stock.
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)
Issued [           ], 2000

                               35,000,000 Shares

                           [AT&T LATIN AMERICA LOGO]

                            AT&T LATIN AMERICA CORP.
                              CLASS A COMMON STOCK
                            ------------------------
AT&T LATIN AMERICA CORP. IS OFFERING 35,000,000 SHARES OF CLASS A COMMON STOCK. AT&T CORP. OWNS ALL OF THE OUTSTANDING SHARES OF OUR CLASS B COMMON STOCK. CLASS B COMMON STOCK IS ENTITLED TO TEN VOTES PER SHARE. THE CLASS A COMMON STOCK IS ENTITLED TO ONE VOTE PER SHARE. CLASS A COMMON SHARES AND CLASS B COMMON SHARES HAVE IDENTICAL ECONOMIC RIGHTS. AFTER THIS OFFERING, AT&T CORP.'S OWNERSHIP
INTEREST WILL REPRESENT APPROXIMATELY [     ]% OF THE VOTING POWER AND [     ]%
OF THE ECONOMIC POWER IN OUR COMPANY. AT&T CORP. WILL BE ABLE TO ELECT A MAJORITY OF OUR BOARD OF DIRECTORS AND CONTROL THE OUTCOME OF SUBSTANTIALLY ALL MATTERS SUBMITTED TO A VOTE OF OUR STOCKHOLDERS.
                            ------------------------
AT&T LATIN AMERICA'S CLASS A COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE
NASDAQ NATIONAL MARKET UNDER THE SYMBOL "ATTL". ON [          ], 2000, THE
REPORTED LAST SALE PRICE OF THE CLASS A COMMON STOCK ON THE NASDAQ NATIONAL
MARKET WAS $[     ] PER SHARE.
                            ------------------------
INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 13.
                            ------------------------

                                                               UNDERWRITING
                                               PRICE TO       DISCOUNTS AND      PROCEEDS TO
                                                PUBLIC         COMMISSIONS         COMPANY
                                               --------       -------------      -----------
Per Share................................         $                 $                 $
Total....................................         $                 $                 $

AT&T Latin America has granted the underwriters the right to purchase up to an additional 5,225,000 shares of Class A common stock to cover overallotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares of Class A
common stock to investors on [            ], 2000.
                            ------------------------

Morgan Stanley Dean Witter
          Credit Suisse First Boston
                      Merrill Lynch & Co.
                                 J.P. Morgan & Co.
                                           Salomon Smith Barney

            , 2000

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................   13
Special Note Regarding Forward-Looking
  Statements..........................   20
Class A Common Stock Price Range......   21
Dividend Policy.......................   22
Use of Proceeds.......................   23
Capitalization........................   24
Dilution..............................   26
Selected Financial Data...............   27
Unaudited Pro Forma Combined Financial
  Information.........................   31
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   45

                                        PAGE
                                        ----
Industry Overview.....................   56
Business..............................   60
Management............................   71
Certain Relationships and Related
  Transactions........................   79
Principal Stockholders................   87
Description of Certain Indebtedness...   88
Description of Capital Stock..........   89
Shares Eligible for Future Sale.......   94
Underwriters..........................   95
Legal Matters.........................   96
Experts...............................   96
Where You Can Find More Information...   97
Index to Financial Statements.........  F-1

                            ------------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of Class A common stock and seeking offers to buy shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Class A common stock.

     In this prospectus, the "Company," "we," "us" and "our" refer to AT&T Latin America Corp.

     Unless otherwise indicated, the information set forth in this prospectus assumes that our merger with FirstCom Corporation has been completed.

     WE HAVE NOT TAKEN ANY ACTION TO PERMIT A PUBLIC OFFERING OF THE SHARES OF CLASS A COMMON STOCK OUTSIDE THE UNITED STATES OR TO PERMIT THE POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS OUTSIDE THE UNITED STATES. PERSONS OUTSIDE THE UNITED STATES WHO COME INTO POSSESSION OF THIS PROSPECTUS MUST INFORM THEMSELVES ABOUT AND OBSERVE ANY RESTRICTIONS RELATING TO THE OFFERING OF THE SHARES OF COMMON STOCK AND DISTRIBUTION OF THIS PROSPECTUS OUTSIDE OF THE UNITED STATES.

     UNTIL [          ], 2000, ALL DEALERS THAT BUY, SELL OR TRADE SHARES,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the Class A common stock being sold in this offering and our financial statements and notes thereto appearing elsewhere in this prospectus.

Unless otherwise indicated, the information set forth in this prospectus assumes that our merger with FirstCom Corporation has been completed.

                               AT&T LATIN AMERICA

     We provide broadband communications services to major metropolitan business markets in Argentina, Brazil, Chile, Colombia and Peru. Broadband communications services are delivered over high speed, high capacity transmission systems. Our objective is to be a leading provider of broadband communications services to business customers in the countries in South America and the Caribbean, plus Panama, but excluding Venezuela and Cuba. Our communications services integrate data, Internet, local and long distance voice, video and electronic commerce services. We focus on business customers with growing and diverse broadband communications needs, including multinational corporations, financial services companies, media and content providers, technology companies, government entities, Internet service providers and communications carriers, as well as small and medium size businesses. We deliver our services through our own technologically advanced networks, which interconnect with existing networks owned by third parties.

     Our business had the following operating characteristics as of March 31, 2000:

      --   2,684 network route kilometers;

      --   86,436 total fiber kilometers;

      --   2,241 buildings connected to our networks;

      -- 70,786 voice grade equivalent circuits, a measure of transmission capacity; and

      --   4,902 permanent virtual circuits sold.

COMPETITIVE STRENGTHS

     We believe that we distinguish ourselves from our competition through several competitive strengths, including:

      -- We own and control our own high speed fiber optic networks, which are able to carry a variety of data, Internet, voice, video conferencing and electronic commerce traffic over a common Internet protocol-based platform. High-speed fiber optic networks use laser-generated light pulses to transmit information digitally through glass fiber cables.

      --   We market our services under the well-known AT&T brand.

      --   Our relationship with AT&T Corp. and its affiliates allows us:

        -  access to AT&T Corp.'s worldwide customer base;

        - access to the cross-border transport facilities of Concert, the joint venture between AT&T Corp. and British Telecommunications plc; and

        - access to the products and services of AT&T Global Network Services and other AT&T entities.

      -- We have local presence in multiple high-growth South American communications markets.

      -- Our strong management team has significant experience in the communications industry in Latin America and proven entrepreneurial skills.

GROWTH STRATEGY

     Our objective is to be a leading provider of broadband communications services to business customers in the countries in South America and the Caribbean, plus Panama, but excluding Venezuela and Cuba. To achieve this objective, we intend to:

      -- Focus on high-demand business customers in major Latin American metropolitan areas.

      -- Offer advanced data and Internet services through our networks and facilities.

      -- Offer a portfolio of advanced business communications services to deepen customer relationships, increase revenues and enhance customer loyalty.

      -- Capitalize on our relationships with AT&T Corp. and its affiliates, including Concert and AT&T Global Network Services.

      --   Provide consistent and superior service levels under the AT&T brand.

      -- Pursue rapid growth through continued network construction, as well as strategic alliances and acquisitions.

HISTORY OF AT&T LATIN AMERICA

     We were incorporated in October 1999 as an indirect subsidiary of AT&T Corp. We began our operations in Brazil by acquiring Netstream Telecom Ltda., a facilities-based communications carrier, in December 1999. In Brazil we own and operate high-speed fiber optic networks in Sao Paulo, Rio de Janeiro, Belo Horizonte and Barueri/Alphaville, an industrial suburb of Sao Paulo. We continue to expand our existing networks in Brazil and have plans to begin building additional networks in the Brazilian cities of Brasilia, Campinas, Curitiba, Porto Alegre and Salvador during 2000.

     Our merger with FirstCom was completed in [          ] 2000. Prior to the
merger, FirstCom provided broadband communications services primarily to business customers in four major metropolitan business centers: Santiago, Chile; Lima/Callao, Peru; and Bogota and Cali, Colombia. Until November 1996, FirstCom was a development stage company whose activities primarily consisted of the acquisition of licenses, concessions and rights-of-way in selected Latin American communications markets. Since that time it has focused on the development and operation of high-capacity fiber optic networks in Latin American business centers.

     Following our acquisition of AT&T Argentina S.A. (formerly named Keytech LD S.A.), in June 2000 we began limited operations in Argentina. AT&T Argentina is a development stage broadband communications company with a limited amount of assets, consisting mainly of signal transmission switching equipment. It currently serves a small number of customers by reselling services from other communications providers. It has licenses that authorize it or will authorize it by November 2000, to provide domestic and international long distance services, local telephone services, value-added services and a range of data services. AT&T Argentina also has rights to use the 1910-1930 MHz wireless spectrum for fixed links beginning in November 2000 in nine of Argentina's largest cities.

     Because we have a limited operating history, we have a limited competitive standing in the countries in which we operate. These markets are generally dominated by established incumbent communications service providers.

     Our principal executive offices are located at 2333 Ponce de Leon Blvd., Coral Gables, Florida 33134. Our telephone number is (305) 774-1770.

                                  THE OFFERING

Class A common stock
offered.......................   35,000,000 shares

Common stock to be outstanding
after the offering:

  Class A common stock........   [     ] shares

  Class B common stock........   [     ] shares

          Total...............   [     ] shares

Use of proceeds...............   We anticipate that we will use the net proceeds
                                 we receive from this offering to expand our
                                 communications networks, to repay $[     ]
                                 outstanding under our $100 million credit facility with an affiliate of AT&T Corp. and for working capital and other general corporate purposes.

Voting rights.................   Each share of Class A common stock is entitled
                                 to one vote. AT&T Corp., as holder of Class B
                                 common stock, is entitled to ten votes per
                                 share. Shares of Class A common stock and Class
                                 B common stock have identical economic rights.
                                 After this offering, AT&T Corp.'s ownership
                                 interest will represent approximately [     ]%
                                 of the voting power, or [     ]% if the
                                 underwriters' overallotment option is exercised
                                 in full, and [     ]% of the economic interest,
                                 or [     ]% if the underwriters' overallotment
                                 option is exercised in full, in our company.

Dividend policy...............   We have not paid any cash dividends on our
                                 common stock, and we do not expect to do so in the foreseeable future.

Nasdaq National Market
symbol........................   ATTL

     If the underwriters exercise their over-allotment option in full, the total
number of shares of Class A common stock offered will be [     ], and the total
number of shares of Class A common stock outstanding after this offering will be
[     ].

     The information in the table above excludes 1,417,500 shares that may be issued upon the exercise of options that we had agreed to grant as of July 31, 2000. It also excludes 9,051,166 former FirstCom stock options and warrants, which had a weighted average exercise price of $6.25 per share, and 1,448,885 shares of FirstCom convertible preferred stock that were outstanding as of June 30, 2000. The FirstCom warrants, options and preferred stock became warrants, options and preferred stock of AT&T Latin America as a result of our merger with FirstCom.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     We have set forth below certain summary historical financial information relating to AT&T Latin America, Netstream and FirstCom. You should also refer to the financial information included in this prospectus in "Unaudited Pro Forma Combined Financial Information," our historical financial statements, including the notes thereto, and those of Netstream and FirstCom included in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Our financial information has been derived from:

      -- our audited consolidated financial statements as of December 31, 1999 and for the period from inception (October 13, 1999) through December 31, 1999; and

      -- our unaudited interim consolidated financial statements as of and for the three months ended March 31, 2000.

     The financial information regarding Netstream has been derived from:

      -- Netstream's audited financial statements as of and for the eleven months ended December 31, 1998; and

      -- Netstream's audited financial statements as of and for the nine months ended September 30, 1999.

     The financial information regarding FirstCom has been derived from:

      -- FirstCom's audited annual consolidated financial statements as of and for the years ended December 31, 1995, 1996, 1997, 1998 and 1999; and

      -- FirstCom's unaudited interim consolidated financial statements as of and for the three months ended March 31, 1999 and 2000.

                               AT&T LATIN AMERICA

                                                                  AS OF AND FOR THE         AS OF AND FOR THE
                                                                PERIOD FROM INCEPTION       THREE MONTHS ENDED
                                                              (OCTOBER 13, 1999) THROUGH      MARCH 31, 2000
                                                                  DECEMBER 31, 1999            (UNAUDITED)
                                                              --------------------------    ------------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
  Net revenue...............................................          $     802                  $  4,364
  Gross profit (loss).......................................                (63)                   (2,557)
  Operating loss............................................             (3,934)                  (12,949)
  Net loss..................................................             (4,124)                  (11,217)

  Net loss per share........................................            (103.10)                  (280.43)

  Weighted average shares outstanding.......................             40,000                    40,000
  Depreciation..............................................          $     512                  $  2,705
  Amortization..............................................              1,195                     3,455
BALANCE SHEET DATA
  Cash and cash equivalents.................................          $  24,223                  $    279
  Property, plant & equipment, net..........................             68,269                    86,051
  Total assets..............................................            384,428                   384,238
  Long term debt (including capital leases).................                383                       411
  Total liabilities.........................................             10,634                    22,438
  Shareholders' equity......................................            373,794                   361,800
OTHER FINANCIAL DATA
  EBITDA(A).................................................             (2,227)                   (6,789)
  Capital expenditures......................................              9,276                    19,903
CASH FLOW DATA
  Net cash flow provided by operating activities............                 17                       155
  Net cash flow (used in) investing activities..............           (353,787)                  (25,869)
  Net cash flow provided by financing activities............            377,490                     1,770

------------
(A) EBITDA as used in this prospectus is operating profit (loss) plus the sum of depreciation and amortization and is presented because we believe that EBITDA provides useful information regarding our ability to service our debt. EBITDA should not be considered in isolation or as a substitute for the consolidated income statements or the consolidated statements of changes in financial position prepared in accordance with U.S. GAAP or as a measure of profitability or liquidity. EBITDA is not a measure determined under U.S. GAAP, an alternative to U.S. GAAP operating income (loss) and net income
    (loss), or a measure of liquidity or cash flows as determined under U.S. GAAP. EBITDA does not represent discretionary funds. As a result, EBITDA, as calculated by us, may not be comparable to similarly titled measures reported by other companies.

                                   NETSTREAM

                                                                AS OF AND FOR THE         AS OF AND FOR THE
                                                               ELEVEN MONTHS ENDED        NINE MONTHS ENDED
                                                                DECEMBER 31, 1998         SEPTEMBER 30, 1999
                                                              ---------------------      --------------------
                                                              (IN THOUSANDS, EXCEPT QUOTA AND PER QUOTA DATA)
STATEMENT OF OPERATIONS DATA
  Net revenue...............................................        $       --                $      395
  Gross profit (loss).......................................                --                    (1,373)
  Operating loss............................................            (3,848)                  (12,575)
  Net loss..................................................            (3,442)                  (12,001)

  Net loss per quota(A).....................................             (2.72)                    (5.13)

  Weighted average quotas outstanding(A)....................         1,264,127                 2,339,183
  Depreciation..............................................        $       --                $    1,511
  Amortization..............................................                --                        --
BALANCE SHEET DATA
  Cash and cash equivalents.................................        $        2                $       29
  Property, plant & equipment, net..........................            12,212                    47,484
  Total assets..............................................            12,980                    49,793
  Long term debt (including capital leases).................               457                       375
  Total liabilities.........................................            14,475                    33,814
  Quotaholders' equity interest(A)..........................            (1,495)                   15,979
OTHER FINANCIAL DATA
  EBITDA(B).................................................            (3,848)                  (11,064)
  Capital expenditures......................................            12,212                    36,783
CASH FLOW DATA
  Net cash flow (used in) provided by operating
    activities..............................................                (7)                       27
  Net cash flow provided by investing activities............                 9                        --
  Net cash flow provided by financing activities............                --                        --

------------
(A) As a Brazilian limited liability company (sociedade de responsabilidade limitada), Netstream's capital is represented by quotas rather than shares of capital stock.

(B) EBITDA as used in this prospectus is operating profit (loss) plus the sum of depreciation and amortization and is presented because we believe that EBITDA provides useful information regarding Netstream's ability to service its debt. EBITDA should not be considered in isolation or as a substitute for the consolidated income statements or the consolidated statements of changes in financial position prepared in accordance with U.S. GAAP or as a measure of profitability or liquidity. EBITDA is not a measure determined under U.S. GAAP, an alternative to U.S. GAAP operating income (loss) and net income (loss), or a measure of liquidity or cash flows as determined under U.S. GAAP. EBITDA does not represent discretionary funds. As a result, EBITDA, as calculated by us with respect to Netstream, may not be comparable to similarly titled measures reported by other companies.

                                    FIRSTCOM

                                                                                                       AS OF AND FOR THE THREE
                                             AS OF AND FOR THE YEAR ENDED DECEMBER 31,                 MONTHS ENDED MARCH 31,
                                 ------------------------------------------------------------------   -------------------------
                                    1995         1996          1997          1998          1999          1999          2000
                                 ----------   -----------   -----------   -----------   -----------   -----------   -----------
                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)                    (UNAUDITED)
                                                                                                           (IN THOUSANDS,
                                                                                                            EXCEPT SHARE
                                                                                                         AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
  Net revenue..................  $      224   $       652   $     1,130   $    18,142   $    38,356   $     8,281   $    11,750
  Gross profit (loss)..........        (580)         (306)          (73)        4,063        16,351         2,253         6,441
  Operating loss(A)............      (2,498)       (4,493)      (10,592)      (10,642)      (20,919)       (3,067)      (12,745)
  Net loss(A)..................      (2,873)       (4,762)      (15,866)      (25,322)      (41,472)       (7,149)      (17,954)

  Net loss per share...........        (.31)         (.32)         (.95)        (1.33)        (1.94)         (.37)         (.61)

  Weighted average shares
    outstanding................   9,407,000    14,795,660    16,667,719    19,084,300    21,354,012    19,115,555    29,660,707
  Depreciation &
    amortization...............  $      396   $       842   $     1,201   $     2,237   $    10,211   $       893   $     2,936
BALANCE SHEET DATA
  Cash and cash equivalents....  $       57   $       723   $    14,936   $     8,892   $    12,896   $     3,174   $    26,891
  Property, plant & equipment,
    net........................       2,885         3,956         9,348        45,901        92,469        78,454        99,143
  Total assets.................       4,347        14,893       176,936       154,844       172,110       169,432       193,495
  Long term debt (including
    capital leases) and
    redeemable preferred
    stock......................         210           248       131,982       133,913       149,109       134,304       151,158
  Total liabilities............       3,677         2,074       145,009       148,670       166,078       168,375       175,373
  Shareholders' equity
    (deficit)..................         670        12,819        31,927         6,174        (8,700)         (789)        2,966
OTHER FINANCIAL DATA
  EBITDA(A)(B).................      (2,102)       (3,651)       (9,391)       (8,405)      (10,708)       (2,174)       (9,809)
  Capital expenditures.........         720         1,453         2,763        34,674        33,124        12,072         9,346
CASH FLOW DATA
  Net cash flow (used in)
    operating activities.......      (2,150)       (3,934)       (5,472)      (28,389)      (31,941)       (3,442)       (6,927)
  Net cash flow (used in)
    provided investing
    activities.................      (1,170)       (2,968)      (69,590)        2,227       (15,948)       (2,436)       (8,807)
  Net cash flow provided by
    financing activities.......       3,263         7,570        89,275        20,118        51,983           160        29,639

------------
(A) These amounts reflect a non-recurring expense of $6,137 for the three months ended March 31, 2000 and $1,008 for the year ended December 31, 1999 for merger expenses relating to the merger with AT&T Latin America.

(B) EBITDA as used in this prospectus is operating profit (loss) plus the sum of depreciation and amortization and is presented because we believe that EBITDA provides useful information regarding FirstCom's ability to service its debt. EBITDA should not be considered in isolation or as a substitute for the consolidated income statements or the consolidated statements of changes in financial position prepared in accordance with U.S. GAAP or as a measure of profitability or liquidity. EBITDA is not a measure determined under U.S. GAAP, an alternative to U.S. GAAP operating income (loss) and net income (loss), or a measure of liquidity or cash flows as determined under U.S. GAAP. EBITDA does not represent discretionary funds. As a result, EBITDA, as calculated by us with respect to FirstCom, may not be comparable to similarly titled measures reported by other companies.

                 SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL
                           AND OPERATING INFORMATION

     The following summary unaudited pro forma combined financial information is derived from the unaudited pro forma combined financial information and the notes thereto included elsewhere in this prospectus. This information gives effect to:

      -- our merger with FirstCom as if it had occurred on January 1, 1999 for statement of operations purposes and as of March 31, 2000 for balance sheet purposes, and our acquisition of Netstream as if it had occurred on January 1, 1999 for statement of operations purposes;

      -- a cash equity contribution of $70 million received from affiliates of AT&T Corp. and Promon Ltda., the prior owner of our Brazilian business and a shareholder of AT&T Latin America, as required by the FirstCom merger agreement;

      -- the issuance and sale of 35,000,000 shares of our Class A common stock in this offering, assuming a price per share of $13.50 (the closing price of the FirstCom common shares on August 2, 2000), for
           estimated net proceeds of $[               ] million, and the
           application of those proceeds as described under "Use of Proceeds";
           and

      --   FirstCom's tender offer and consent solicitation for its 14% senior
           notes due 2007 and our issuance to AT&T Corp. of [               ]
           shares of non-voting, non-convertible and non-participating 15% Series B redeemable preferred stock to finance the tender offer,

as if they had been completed as of January 1, 1999 for statement of operations purposes and as of March 31, 2000 for balance sheet purposes.

     The summary unaudited pro forma combined financial information does not purport to present our results of operations had the FirstCom merger and the AT&T Argentina acquisition occurred on the date, or at the beginning of the periods, for which the transactions are being given pro forma effect. Nor is the unaudited summary pro forma combined financial information necessarily indicative of the results of operations that may be achieved in the future. Our actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the pro forma financial information and the date on which the merger took place. The price per share of our Class A common stock assumed for purposes of the summary unaudited pro forma combined financial information is not necessarily indicative of our share price following the FirstCom merger or this offering.

                     AT&T LATIN AMERICA UNAUDITED PRO FORMA

                                                                                  AS OF AND FOR THE
                                                                                  THREE MONTHS ENDED
                                                                 YEAR ENDED         MARCH 31, 2000
                                                              DECEMBER 31, 1999      (UNAUDITED)
                                                              -----------------   ------------------
                                                                   (IN THOUSANDS, EXCEPT SHARE
                                                                       AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Net revenue.................................................    $     40,349         $     16,114
Gross profit................................................          12,303                3,884
Operating loss..............................................         (86,735)             (32,981)
Net loss attributable to common stockholders................        (112,092)             (38,273)
Net loss per share..........................................            (.99)                (.34)
Weighted average shares outstanding.........................     113,469,672          113,469,672
Depreciation................................................    $     12,526         $      5,377
Amortization................................................          49,279               10,756
BALANCE SHEET DATA
  Cash and cash equivalents.................................                               47,170
  Property, plant & equipment, net..........................                              165,251
  Goodwill and other intangible assets......................                              768,138
  Total assets..............................................                            1,045,857
  Long term debt (including capital leases) and redeemable
     preferred stock........................................                              212,908
  Total liabilities.........................................                               55,419
  Shareholders' equity......................................                              780,505
OTHER FINANCIAL DATA
  EBITDA(A).................................................         (24,930)             (16,848)
  Capital expenditures......................................          94,341               31,165

------------
(A) EBITDA as used in this prospectus is operating profit (loss) plus the sum of depreciation and amortization and is presented because we believe that EBITDA provides useful information regarding AT&T Latin America's ability to service its debt. EBITDA should not be considered in isolation or as a substitute for the consolidated income statements or the consolidated statements of changes in financial position prepared in accordance with U.S. GAAP or as a measure of profitability or liquidity. EBITDA is not a measure determined under U.S. GAAP, an alternative to U.S. GAAP operating income
    (loss) and net income (loss), or a measure of liquidity or cash flows as determined under U.S. GAAP. EBITDA does not represent discretionary funds. As a result, EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies.

SUMMARY SELECTED OPERATING INFORMATION

     The following table sets forth selected operating statistics on a historical and on a pro forma combined basis as of March 31, 2000. No statistics are provided for Argentina, because we did not have material operations in Argentina as of this date.

                                                         AS OF MARCH 31, 2000
                                          ---------------------------------------------------
                                                                                      AT&T
                                                                                      LATIN
                                                                                     AMERICA
                                                                                    PRO FORMA
                                          BRAZIL    CHILE     COLOMBIA     PERU     COMBINED
                                          ------    ------    --------    ------    ---------
Network route kilometers
  Metropolitan..........................     335       306        815      1,228      2,684
  Domestic (long-haul)..................       0         0          0          0          0
                                          ------    ------     ------     ------     ------
       Total............................     335       306        815      1,228      2,684

Total fiber kilometers..................  32,461     4,743     17,996     31,236     86,436
Number of buildings connected...........     601       225        734        681      2,241
Number of voice grade equivalent
  circuits..............................  14,218    35,115     10,770     10,683     70,786
Number of permanent virtual circuits
  sold..................................   1,652     1,089      1,314        847      4,902
Number of dedicated data and Internet
  customers.............................     623       699        181        582         --
Number of employees.....................     193       276        164        284        917

     Network route kilometers. Network route kilometers are the total number of kilometers of fiber optic cable installed in a network. Network route kilometers include cable laid as a backbone for the network, cable from the backbone to a building and cable within a building to reach the customer's hardware at its premises. A measurement in route kilometers does not take into account the number of fibers in the cables that make up the network.

     Total fiber kilometers. Total fiber kilometers are network route kilometers multiplied by the number of strands of fiber in each of the cables that make up the network. By counting strands of fiber, a measurement in fiber kilometers indicates the maximum capacity of a network. For example, one route kilometer of 144-strand fiber optic backbone cable would count as 144 fiber kilometers, while one kilometer of 12-strand building access cable would count as only 12 fiber kilometers.

     Buildings connected. Buildings connected refers to the number of buildings, each identified by a unique street address, that are connected to our network.

     Voice grade equivalent circuits. The number of voice grade equivalent circuits relates to the transmission capacity of lines. These circuits are measured in terms of their ability to transmit the equivalent of 64 kilobits of information per second, the capacity needed for one voice call. A bit is the smallest unit of information a computer can process and is the basic measurement unit of data communications. If two sites are connected with a 256 kilobit link, there would be four voice grade equivalent circuits.

     Permanent virtual circuits sold. A permanent virtual circuit represents a data connection, typically between two locations such as a customer's headquarters and an off-site branch or other entity. We connect customers to our network by deploying a port connection within or near to the customer's premises. Each port can accommodate several permanent virtual circuits. As a customer increases its usage of services, the customer will obtain additional available transmission capacity on the same installed port.

     Number of dedicated data and Internet customers. The number of customers represents the number of billable customer accounts for data or Internet services.

     Employees. The number of employees excludes third-party contractor employees and agents.

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our Class A common stock. Investing in our Class A common stock involves a high degree of risk. Any of the following factors could harm our business and future operating results and could result in a partial or complete loss of your investment.

IF WE DO NOT INTEGRATE SUCCESSFULLY WITH FIRSTCOM, OUR ANTICIPATED GROWTH AND INCREASE IN REVENUES MAY NOT BE REALIZED AND OPERATING COSTS MAY BE GREATER THAN EXPECTED.

     If we do not integrate successfully our various operations, our anticipated growth and increase in revenues may not be realized and operating costs may be greater than expected. Integration of our operations with FirstCom's may be difficult because it will involve changes affecting the employees, management and operations of both companies. Future acquisitions, which are part of our growth strategy, could further complicate the integration process.

AT&T CORP.'S VOTING CONTROL OVER OUR COMPANY COULD CAUSE US TO TAKE ACTIONS BENEFICIAL TO AT&T CORP. THAT ARE NOT IN OUR OR YOUR BEST INTERESTS.

     After this offering, AT&T Corp. will control indirectly [     ]% of the
voting power, or [   ]%, if the underwriters' overallotment option is exercised
in full, and [   ]% of the economic interest, or [   ]% if the underwriters'
overallotment option is exercised in full, in our company. It will be able to control the election of the members of our board of directors and the outcome of substantially all matters submitted to a vote of our stockholders. AT&T Corp.'s voting control may continue in the future through its ownership of our high vote Class B common stock even if AT&T Corp. no longer owns a majority economic interest in us.

     AT&T Corp. may have interests that differ from yours which may give it an incentive to cause us to take actions beneficial to AT&T Corp. that are not necessarily in our or your best interests. AT&T Corp. and companies in which it owns equity interests, some of which are larger than its equity interest in us, will have commercial arrangements with us. A subsidiary of AT&T Corp. will also be our creditor with respect to a $100 million revolving credit facility and will own all of our 15% Series B redeemable preferred stock.

AT&T CORP.'S VOTING CONTROL AND SOME OF THE PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DELAY, DEFER OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY THAT MIGHT BE OTHERWISE BENEFICIAL TO OUR STOCKHOLDERS.

     AT&T Corp.'s voting control and some of the provisions in our certificate of incorporation and bylaws could delay, defer or prevent a change in control of our company that might be otherwise beneficial to our stockholders. Those provisions are described in this prospectus under the heading "Provisions of AT&T Latin America's Certificate of Incorporation and Bylaws That Could Affect, Delay or Prevent a Change of Control". This may adversely affect the prevailing market price of the shares of Class A common stock if viewed as discouraging takeover attempts in the future.

AT&T CORP. MAY COMPETE WITH US IN PROVIDING VARIOUS SERVICES, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO GAIN MARKET SHARE AND ATTRACT AND RETAIN CUSTOMERS.

     AT&T Corp. may compete with us in providing all the services we provide, except long distance, toll free, local voice delivered through fixed lines, dedicated line, Internet access, and a number of data services. These services are described in this prospectus under the heading "Regional Vehicle Agreement with AT&T Corp". The restrictions on competition with us do not apply to Concert, subsidiaries of AT&T Corp. related to the Liberty Media group, the AT&T Global Network Services and the businesses AT&T Corp. is acquiring through its acquisition of MediaOne. Competition from AT&T Corp. and its affiliates could adversely affect our ability to gain market share and attract and retain customers.

TERMINATION OF AT&T CORP.'S BRAND LICENSE AGREEMENT WITH US WOULD RESULT IN THE LOSS OF THE USE OF THE WELL-KNOWN AT&T BRAND, WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO MAINTAIN AND EXPAND OUR CUSTOMER BASE AND GENERATE REVENUES.

     AT&T Corp. may terminate its brand license with us if it no longer has voting control over us or if we misuse the marks or otherwise materially breach our obligations under the brand license agreement and are not able to correct the breach in a timely fashion. Loss of the AT&T brand would detract from our ability to gain market share, and could result in increased marketing costs associated with developing market recognition for a different brand name. These effects would adversely affect our ability to attract and retain customers and generate revenues.

THE RESTRICTIONS ON OUR BUSINESS ACTIVITIES IN OUR CERTIFICATE OF INCORPORATION AND AGREEMENTS WITH AT&T CORP. COULD ADVERSELY AFFECT OUR PROVISION OF NEW SERVICES AS WELL AS OUR GEOGRAPHIC REACH.

     Our certificate of incorporation and our agreements with AT&T Corp. limit the geographical area where we may operate. In addition, our regional vehicle agreement with AT&T Corp. governs the services we may provide and, in some cases, to whom we may provide these services. The services we offer under the AT&T brand are also subject to our service mark license agreement with AT&T Corp. which requires the maintenance of service levels appropriate for services that bear an AT&T brand. Under our agreements with AT&T Corp., additional restrictions on the types of services we may offer would also apply if we had more than $150 million in annual revenues from services delivered over cross-border networks which we own or in which we have an equity interest. Each of these limitations could adversely affect our ability to provide new services and expand into new markets.

THE SALE OF A SUBSTANTIAL NUMBER OF OUR SHARES COULD CAUSE THE MARKET PRICE OF OUR SHARES TO DECLINE.

     The sale of a substantial number of shares of our Class A common stock or the perception that such a sale might occur could put downward pressure on the market price for our shares. There could be substantial sales of our shares in connection with acquisitions and upon the exercise of outstanding warrants and options. Also, we may make additional equity offerings in the future to raise funds to implement our growth strategy. Whether we make additional offerings and what their terms might be will depend on prevailing market conditions.

WE HAVE HAD OPERATING LOSSES AND MAY NEVER ACHIEVE PROFITABILITY, WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO FINANCE FUTURE OPERATIONS AND MAKE SUITABLE ACQUISITIONS.

     FirstCom and Netstream have had significant losses and negative cash flow from operations since their inception. On a pro forma basis giving effect to the FirstCom merger and the Netstream acquisition as if they had been completed on January 1, 1999, we had a loss from operations of approximately $86.7 million in 1999 and $33.0 million in the first quarter of 2000 and a net loss attributable to common stockholders of approximately $112.1 million in 1999 and $38.3 million in the first quarter of 2000.

     We expect to continue to incur significant operating losses and have negative cash flow from operations for at least the next several years. This could result in our being unable to achieve or sustain profitable operations, finance future operations or make suitable acquisitions.

OUR LIMITED OPERATING HISTORY MAY MAKE IT DIFFICULT TO EVALUATE OUR FUTURE PERFORMANCE.

     Prospective investors have only limited historical and operating information about our operations to use in evaluating our performance. Prior to the Netstream acquisition in December 1999, we had no material assets, liabilities or operations. Netstream began commercial operations on a limited scale in November 1998. Although FirstCom began operations in Chile in 1994, it acquired its Peruvian operations in May 1996 and its Colombian operations in February 1999. In addition, AT&T Argentina, which we acquired in June 2000, is a development stage broadband communications company in Argentina with limited assets and a limited operating history consisting of reselling other carriers' services to a few customers.

IF WE FAIL TO RAISE THE NECESSARY FUNDS FOR OUR CAPITAL EXPENDITURE PROGRAMS AND TO FUND OPERATING LOSSES, IT WILL BE DIFFICULT TO IMPLEMENT OUR GROWTH STRATEGY.

     We have substantial cash requirements. We estimate that we will have cash requirements of approximately $725 million during 2000 and the first half of 2001. We and FirstCom had spent an aggregate of $40 million of that amount through March 31, 2000. The remaining amount will be needed to develop and expand our communications networks and services and fund working capital needs, operating losses and debt service obligations. We expect that our funding needs to implement our growth strategy will continue at a somewhat higher level from mid-2001 through the end of 2002. Moreover, we could require additional funding if operating losses are greater than anticipated or if we take advantage of acquisitions or other expansion opportunities using cash.

     We expect to receive $[     ] million of net proceeds from this offering
and to use $[     ] million to fund our cash requirements described above. We are not sure we will be able to raise sufficient funds to meet our remaining cash requirements on acceptable terms or at all. Failure to raise sufficient funds could affect our ability to meet our debt service and other obligations and would affect our ability to carry out our growth strategy. If we do not complete this offering or obtain additional financing by the end of the third quarter of 2000, we will have to postpone most of our capital expenditures until financing is obtained. This would detract from our time to market and our ability to pursue our growth strategy.

WE WILL HAVE SIGNIFICANT DEBT AND PREFERRED DIVIDEND OBLIGATIONS THAT COULD ADVERSELY AFFECT OUR ABILITY TO MAKE CAPITAL EXPENDITURES, OBTAIN ADDITIONAL FINANCING, MAKE SUITABLE ACQUISITIONS AND REACT TO COMPETITIVE AND OTHER CHANGES.

     We will have significant amounts of debt and preferred stock obligations, and therefore, substantial debt service and preferred dividend obligations. Having a high level of debt and preferred dividend obligations imposes risks such as the following:

      -- we may have difficulty obtaining additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

      -- our substantial cash requirements to service debt and pay preferred dividends will reduce amounts available for capital expenditures and other purposes;

      -- our failure to generate sufficient cash flow or obtain sufficient cash from our subsidiaries could cause us to default on our debt; and

      -- our high debt level may increase our vulnerability to adverse changes in our business and economic conditions, as well as limit our ability to react to competitive changes.

     On a pro forma basis giving effect to the acquisition of Netstream and the merger with FirstCom, we have had operating results that failed by a substantial amount to cover fixed charges. We do not expect to have sufficient cash flow to cover fixed charges for at least the next several years.

     If we fail to meet our debt or preferred dividend obligations, we may have to modify our growth plans, restructure or refinance our indebtedness or seek additional capital, which may not be available on reasonable terms or at all. Our ability to meet our obligations depends on factors affecting our business and operations, many of which are beyond our control. They include such things as economic conditions in Latin America, the entry of new competitors and technological change.

OUR SUBSIDIARIES HAVE ONLY LIMITED ABILITY TO MAKE FUNDS AVAILABLE TO US TO PAY OUR DEBT AND OTHER OBLIGATIONS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL STANDING.

     Our only significant assets that generate cash are our direct and indirect interests in our operating subsidiaries. These subsidiaries may not be able to make funds available to enable us to meet our obligations, in which case our business and financial standing would be adversely affected. The ability of our subsidiaries to make funds available to us will depend on their earnings and business and on tax considerations and legal restrictions, such as local legal restrictions relating to foreign payments and repatriation of capital, as well as their agreement with lenders.

ACQUISITIONS COULD RESULT IN SHAREHOLDER DILUTION, ADDITIONAL LIABILITIES, INCREASED AMORTIZATION EXPENSES AND DIFFICULTIES IN INTEGRATING NEW BUSINESSES AND DIVERSION OF MANAGEMENT'S ATTENTION.

     Acquisitions are an important part of our growth strategy. However, acquisitions could result in one or more of the following:

      --   dilutive issuances of equity securities;

      --   additional debt and contingent liabilities;

      -- increased amortization expenses related to goodwill and other intangible assets;

      -- difficulties in assimilating the operations, technologies, services and products of the acquired companies; and

      --   diversion of management's attention from other business activities.

WE MAY NOT BE ABLE TO COMPLETE THE ACQUISITIONS NECESSARY TO IMPLEMENT OUR GROWTH STRATEGY.

     Our growth will depend in part on whether we can identify suitable acquisition candidates and complete acquisitions at attractive prices and on satisfactory terms. Completing acquisitions may require approval from regulatory agencies and other third parties. We have no commitments or agreements for any acquisitions. We are not certain that we will be able to complete any future acquisitions. An inability to make suitable acquisitions would make it more difficult for us to implement our growth strategy.

WE MAY HAVE DELAYS OR UNANTICIPATED EXPENSES IN CONSTRUCTING OUR NETWORKS THAT PUT US AT A COMPETITIVE DISADVANTAGE.

     Substantial construction of additions to our network and of new network systems involve material risks. Failure to complete construction on a timely basis could adversely affect our ability to attract and retain customers, as well as our contracts, franchises and licenses. In addition, this type of construction project is subject to cost overruns and delays beyond our control. Increased expense due to construction difficulties could adversely affect our financial results. Delays such as those caused by government entities, financing problems and catastrophic occurrences are not unusual and may be common. Delays can also arise from design changes and material or equipment shortages or delays in delivery. Services to buildings can also be delayed if our operating companies or their subcontractors have difficulty in obtaining easements from third parties.

WE NEED TO ATTRACT NEW CUSTOMERS AND THERE MUST BE SUBSTANTIAL GROWTH IN THE OVERALL LEVEL OF DEMAND IN LATIN AMERICA FOR OUR SERVICES IF WE ARE TO GENERATE PROFITS.

     Our success will depend heavily on the extent to which prospective subscribers use our data, Internet and other broadband services. Attracting new customers is particularly important to our growth strategy because we have only a limited operating history. In addition, for us to succeed, the overall level of demand for the type of services we offer by businesses in our target markets in Latin America must increase significantly. Also, there must be strong demand for services that we introduce in the future.

     We cannot be sure what the future demand for these services will be, particularly because the demand will depend to a significant extent on factors beyond our control. Those factors include business, economic, regulatory and competitive factors in our markets. Insufficient demand for our services will adversely affect our business and results of operations.

INCREASING COMPETITION IN THE COMMUNICATIONS INDUSTRY IN LATIN AMERICA AND OUR LIMITED COMPETITIVE STANDING AND SIZE COULD ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUES, GAIN SIGNIFICANT MARKET SHARE AND ATTRACT NEW CUSTOMERS FROM EXISTING PROVIDERS.

     The communications industry in Latin America is becoming increasingly competitive due in part to recent privatizations, deregulation and a related increase in the number and size of new competitors. Moreover, because we have a limited operating history, we have a limited competitive standing. This is particularly true in Brazil, where Netstream began selling services in November 1998. In addition, we only began limited operations in Argentina when we completed our acquisition of Keytech LD in June 2000.

     We will compete with several other service providers in each of our markets. Competitors include global alliances of some of the world's largest communications carriers, incumbent communications providers with large customer bases, wireless telephone companies and satellite-based communications carriers. Other existing and potential competitors include cable television companies, railway companies, utilities and other entities with rights-of-way and large end users which operate private networks. Competition has been intensifying and we believe it is likely to continue to intensify as the number of new market entrants increases.

     As a result, we may not be able to generate adequate revenues or gain a substantial share of the markets we intend to serve. We also may have difficulty attracting new customers from established providers.

SIGNIFICANT PRICE COMPETITION COULD ADVERSELY AFFECT OUR REVENUES AND OPERATING RESULTS.

     Our price levels for our services will depend to a significant degree on competitors' prices over which we have no control. A number of our existing and potential competitors have greater financial and other resources than we have. Some competitors may be able to use their financial resources and incumbent status to cause severe price competition. If we have to reduce prices to compete effectively, our operating results may be adversely affected.

     We expect that we may need to renegotiate the pricing of our services periodically to remain competitive, especially for larger users, and as competition increases in Latin America for advanced communication services generally. Lower prices for communications services could have a material adverse effect on us if they cannot be offset by increases in our customer base, increases in overall usage of our networks, or increases in the provision of higher value-added services to customers, or some combination of these offsetting factors.

BECAUSE WE ARE BUILDING OUR CUSTOMER BASE AND EXPANDING AND BUILDING NETWORKS, WE ARE PARTICULARLY VULNERABLE TO THE IMPACT OF DAMAGE TO OUR NETWORKS AND SYSTEM FAILURES.

     To market our services to business customers and other high volume users our network infrastructure will need to provide a high level of reliability, capacity and security. Our networks, many of which are being expanded or newly constructed, are subject to physical damage, power loss, capacity limitations, software defects and security breaches. Service interruptions or other defects could impede our ability to attract and retain customers.

WE NEED TO OBTAIN ADDITIONAL LICENSES AND APPROVALS IN ORDER TO EXPAND OUR SERVICES AND ENTER NEW MARKETS.

     We must from time to time obtain additional licenses and approvals from governmental agencies in order to provide our services. Because many of our markets have been recently deregulated, there may be particular difficulties or delays in obtaining them. If we encounter difficulties or delays in obtaining licenses, zoning variances or rights-of-way agreements, our ability to provide new services and expand into new markets could be adversely affected.

OUR ABILITY TO SERVE CUSTOMERS AND COMPETE EFFECTIVELY COULD BE ADVERSELY AFFECTED IF WE FAIL TO OBTAIN RIGHTS-OF-WAY AND VARIOUS THIRD PARTY AGREEMENTS TO CONSTRUCT AND MAINTAIN OUR NETWORKS.

     We will need easements, rights-of-way, franchises and licenses from various private parties, actual and potential competitors and local governments to construct and maintain our networks. We do not yet have all of the approvals required to build networks in several markets we consider attractive. We may not be able to obtain and maintain the necessary approvals on acceptable terms. Also, other service providers may obtain similar approvals that allow them to compete against us or enter these markets before we can. Moreover, some of the agreements and approvals we have are short-term or are revocable by third parties. Termination or non-renewal of any of these agreements could require us to remove our fiber optic cable or abandon our network in place. This would adversely affect our ability to service customers and compete effectively.

CHANGES IN GOVERNMENTAL DEREGULATION COULD ADVERSELY AFFECT OUR OPERATIONS AND GROWTH BY RESTRICTING OUR ABILITY TO OFFER EXISTING AND PLANNED COMMUNICATIONS SERVICES.

     We have largely based our growth strategy upon our expectation that deregulation of the communications markets will continue in the countries where we operate. These countries may not proceed with deregulation on schedule or may stop entirely or reverse the trend towards deregulation. This could adversely affect our operations and growth by restricting our ability to offer existing and planned communications services. Incumbent providers, trade unions and others may resist legislation directed toward deregulation. In addition, national and local laws and regulations differ significantly among the countries in which we operate. How these laws and regulations are interpreted and enforced as well as changes in laws or regulations and judicial intervention could limit our ability to provide some of our existing and planned communications services.

WE MUST KEEP PACE WITH RAPID INDUSTRY AND TECHNOLOGICAL CHANGE TO ATTRACT AND MAINTAIN CUSTOMERS AND COMPETE EFFECTIVELY.

     The communications industry, particularly in Latin America, is changing rapidly. This is due to factors such as:

      --   deregulation;

      --   privatization;

      --   technological improvements;

      --   expansion of communications infrastructure; and

      -- the globalization of the world's economies and liberalization of trade.

     Our success depends, in part, upon how well we anticipate and adapt to change and whether we offer our customers attractive services. If we cannot do so, it will be more difficult for us to attract and retain customers and compete effectively.

OUR CUSTOMER SERVICE COULD SUFFER IF WE ARE UNABLE TO OBTAIN SATISFACTORY SERVICES FROM LOCAL COMMUNICATIONS PROVIDERS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE.

     We depend on incumbent local carriers to provide various communications services to us and to our customers. FirstCom and Netstream have from time to time had delays in receiving these communications services. We may not be able to obtain these services on the scale and within the time required by us at an affordable cost, or at all. If adequate services are not provided, customer service could suffer as could our competitive position and financial results.

FAILURE TO RETAIN KEY PERSONNEL AND ATTRACT ADDITIONAL PERSONNEL MAY DETRACT FROM OUR ABILITY TO MANAGE OUR BUSINESS EFFECTIVELY, ATTRACT CUSTOMERS AND EXECUTE OUR GROWTH STRATEGY.

     A small number of key executive officers and operating personnel manage our company. They include Patricio E. Northland, our chairman of the board, president and chief executive officer, who has led FirstCom since 1996. Our business will be adversely affected if we do not attract, retain and motivate skilled and qualified technical and sales personnel with experience in the communications industry and, particularly, in Latin America. In particular, it may detract from our ability to manage our business effectively, attract customers and execute our strategy to grow through construction of additional networks and suitable acquisitions. People with the requisite qualifications and experience are in great demand and often have competing offers of employment.

OUR LIMITED OPERATING AND FINANCIAL SYSTEMS RESOURCES MAY MAKE IT DIFFICULT TO MANAGE FUTURE GROWTH.

     We may not be able to keep pace with a high level of growth. Our ability to effectively manage the growth and expansion contemplated by our growth strategy will require that we implement and improve our operating and financial systems. We will also need to expand, train and manage a growing base of employees.

WE COULD ENTER INTO ARRANGEMENTS WITH CONCERT THAT COULD CHANGE OUR STRATEGY AND BUSINESS, WHICH COULD AFFECT OUR GROWTH AND RESULTS OF OPERATIONS, AND ADVERSELY AFFECT THE MARKET PRICE OF OUR CLASS A COMMON STOCK.

     One of our strategies is to collaborate with Concert. There have been preliminary discussions among AT&T Corp., British Telecommunications and Concert with respect to the desirability of various arrangements that would, among other things, enhance such collaboration.

     Possible arrangements with respect to Concert range from enhanced commercial cooperation to AT&T Corp.'s contributing to Concert all or a portion of its ownership interest in our company. Neither AT&T Corp., Concert nor we have made any determination with respect to these matters. AT&T Corp. would have the right to terminate its brand license to us if it ceased to own a majority of the voting power in our company. AT&T Corp. has advised us, however, that it would be prepared to continue the brand license in the context of any arrangements of this type.

     It is not possible to predict what steps we will take to enhance our collaboration with Concert. Nor is it possible to predict whether any arrangements will be made or on what terms. This type of arrangement would be likely to be subject to governmental and other third-party approvals. Any arrangements with Concert could change our strategy and business, which could affect our growth and results of operations, or adversely affect the market price of our Class A common stock.

THE SPECIAL ECONOMIC AND POLITICAL RISKS OF CONDUCTING OPERATIONS IN LATIN AMERICA COULD ADVERSELY AFFECT OUR ABILITY TO INCREASE REVENUES IN RESPONSE TO INCREASES IN INFLATION RATES OR CURRENCY DEVALUATIONS WHERE WE OPERATE.

     Because all of our operations are in Latin America, we will be subject to significant economic, political and social instability and other risks not typical of investments in businesses conducted in the United States. During the past several years, many countries where we now operate or may operate have had high inflation, uneven economic growth rates and political instability. Also many of these countries have economies in various stages of development or structural reform and their local economies have fluctuated. We may not be able to mitigate the effect of inflation on our operations in these countries by price increases, even over the long-term. In addition, to the extent these factors affect the ability of subscribers to pay for our services, the growth of revenues from services offered in these markets could be limited.

     In addition to inflation, many of these countries have had significant volatility in currency exchange rates. We would also be adversely affected if currency exchange rates change in ways adverse to us or if currency controls are imposed.

WE COULD PAY ADDITIONAL TAXES BECAUSE OUR OPERATIONS ARE SUBJECT TO VARIOUS FOREIGN TAXES.

     We structure our operations based on assumptions about various tax laws, U.S. and international tax treaty developments, international currency exchange and capital repatriation laws and other relevant laws of a variety of non-U.S. jurisdictions. Taxing or other authorities might not reach the same conclusions we reach. We could suffer adverse tax and other financial consequences if our assumptions about these matters are incorrect or the relevant laws are changed or modified.

DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES AND AFFILIATES MAY BE SUBJECT TO FOREIGN TAXES, REDUCING OUR EARNINGS.

     Distributions of earnings and other payments, including interest, we receive from our subsidiaries and affiliates may be subject to withholding taxes imposed by the jurisdictions in which these entities are formed or operating. These taxes would reduce the amount of after-tax cash we would receive from these entities.

LABOR REGULATIONS AND STRONG LABOR UNIONS IN LATIN AMERICA MAY INCREASE OUR OPERATING AND LABOR COSTS.

     Labor regulations in Latin America are generally more favorable to employees than they are in the United States. Most Latin American countries also require higher rates of mandatory social security and similar contributions by employers than the United States. In addition, labor unions in most Latin American countries are considered to be strong and influential. If our operations become unionized, we could experience strikes or other conflicts with labor unions or personnel that increase our operating and labor costs.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Summary," "Risk Factors," "Business" and elsewhere in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed in or implied by the forward-looking statements.

     Forward-looking statements include but are not limited to statements and references about the following matters:

      -- expectations and estimates of completion dates, construction costs, subsequent maintenance expenses and growth of the networks to be built or expanded, as to the amount of cash requirements to implement our growth strategy and as to our ability to obtain financing;

      -- expectations concerning growth and demand for communications services;

      -- expectations about the sources of revenues and the percentage breakdown of sources of revenues;

      -- our ability to implement successfully our growth strategy and to sell capacity on our networks; and

      --   future financial performance, including growth in sales and income.

     In addition to matters that are described in this prospectus, particularly the cautionary statements included in "Risk Factors," the following factors, among others, could cause our actual results to differ materially from those expressed in or implied by any forward-looking statements contained in this prospectus:

      --   the rate of expansion of our networks and customer base;

      --   inaccurate forecasts of customer or market demand;

      --   loss of one or more important customers;

      --   highly competitive market conditions;

      -- changes in or developments under laws, regulations and licensing requirements in the countries in which we may operate;

      --   changes in communications technology;

      --   currency fluctuations; and

      -- changes in economic, regulatory and political conditions in the countries in which we operate.

                        CLASS A COMMON STOCK PRICE RANGE

AT&T LATIN AMERICA CLASS A COMMON SHARES

     Our Class A common stock began trading on the Nasdaq National Market on
[          ], 2000 under the symbol "ATTL". The following table sets forth on a per share basis the high and low sales prices of our Class A common stock as reported by the Nasdaq National Market for the period indicated. We have never paid cash dividends on our common stock.

                                                                COMMON STOCK
                                                                PRICE RANGE
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
Third Quarter, 2000 (beginning [          ], 2000)..........  $         $

     For a recent reported last sale price for the Class A common stock, see the cover page of this prospectus.

     As of [          ], 2000, there were [  ] holders of record of [     ]
outstanding shares of Class A common stock, which excludes beneficial owners of
shares held in "street name." AT&T Corp. holds all [     ] outstanding shares of
our Class B common stock.

     As of July 31, 2000 we had agreed to grant options to purchase 1,417,500 shares of Class A common stock. In addition, FirstCom had outstanding stock options and warrants to purchase 9,051,166 FirstCom shares as of June 30, 2000, with a weighted average exercise price of $6.25 per share and 1,448,885 shares of FirstCom convertible preferred stock, all of which were converted in the FirstCom merger to options, warrants and preferred stock of AT&T Latin America.

FIRSTCOM COMMON SHARES

     The following table shows the range of the high and low closing prices of FirstCom common shares, as reported by the Nasdaq National Market for the periods indicated. FirstCom never paid any cash dividends on its common shares. Although in the FirstCom merger shares of FirstCom common stock were exchanged for shares of our Class A common stock on a 1:1 basis, stock prices of FirstCom prior to the merger may not be an indication of our stock price thereafter.

                                                                COMMON STOCK
                                                                PRICE RANGE
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
1997
  Fourth Quarter............................................  $ 4.00    $ 1.56
  Third Quarter.............................................    3.44      2.06
  Second Quarter............................................    3.25      1.44
  First Quarter.............................................    3.50      1.88
1998
  Fourth Quarter............................................    2.62       .75
  Third Quarter.............................................    2.87      1.00
  Second Quarter............................................    2.62      1.66
  First Quarter.............................................    2.69      1.66
1999
  Fourth Quarter............................................   42.00      9.38
  Fourth Quarter (through October 29)(1)....................   12.44      9.38
  Third Quarter.............................................   11.12      7.69
  Second Quarter............................................    9.12      2.75
  First Quarter.............................................    3.16      2.16
2000
  Third Quarter (through July 31)...........................   17.56     13.88
  Second Quarter............................................   32.12     11.19
  First Quarter.............................................   37.94     29.38

------------
(1) October 29, 1999 was the last trading day before the signing of the FirstCom merger agreement.

                                DIVIDEND POLICY

     We have not paid any cash dividends on our common stock and we do not expect to do so in the foreseeable future. We plan to retain earnings, if any, for use in the operation of our business and to fund future growth.

                                USE OF PROCEEDS

     We estimate the net proceeds from the sale of 35,000,000 shares of Class A
common stock will be $[     ] million, after deducting underwriting discounts of
$[     ] million. We estimate that we will pay offering expenses of $[     ]
million. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from our sale of 40,250,000 shares of Class A
common stock will be $[     ] million.

     We anticipate that we will use the net proceeds from the offering to expand
our communications networks, to repay $[     ] outstanding under our $100
million credit facility with an affiliate of AT&T Corp. and for working capital and other general corporate purposes. Our $100 million credit facility bears interest at an annual interest rate equal to the 90-day London Inter-Bank Offered Rate, or LIBOR, plus 3.75% and has a final maturity of two years after the completion of the FirstCom merger.

                                 CAPITALIZATION

     The following table sets forth our capitalization at March 31, 2000:

        - on an actual basis as adjusted to reflect a reclassification of our shares in June 2000;

        - on an unaudited pro forma basis after giving effect to the FirstCom merger as if the transaction had been completed on March 31, 2000, including:

           - a cash capital contribution of $70 million received from affiliates of AT&T Corp. and Promon Ltda., the prior owner of our Brazilian business and a shareholder of AT&T Latin America, as required by the FirstCom merger agreement;

           - FirstCom's tender offer for its 14% senior notes due 2007 and our
             issuance to AT&T Corp. of [     ] shares of non-voting,
             non-convertible and non-participating 15% Series B redeemable preferred stock to finance the tender offer; and

           - the exchange on a 1:1 basis of outstanding FirstCom shares, options and warrants for our shares, options and warrants in connection with the FirstCom merger.

        - on an unaudited pro forma basis, as adjusted to reflect the receipt by
          us of net proceeds of $[       ] million from the issuance and sale of
          35,000,000 shares of our Class A common stock in this offering,
          assuming a price per share of $[     ], after deducting offering
          expenses and the application of net proceeds from this offering.

                                                                    AS OF MARCH 31, 2000
                                                             -----------------------------------
                                                                                         PRO
                                                                                        FORMA
                                                                           PRO           AS
                                                              ACTUAL      FORMA       ADJUSTED
                                                             --------   ----------   -----------
                                                                       (IN THOUSANDS)
Cash and cash equivalents..................................  $    279   $   47,170   $
                                                             ========   ==========   ==========
Short-term debt............................................  $  3,184   $    9,012   $
Long-term debt.............................................       411        6,008
                                                             --------   ----------   ----------
     Total debt............................................     3,595       15,020
                                                             --------   ----------   ----------
Preferred Equity:
  Series A convertible preferred stock, $.001 par value, no
     shares outstanding, actual; 1,448,885 shares issued
     and outstanding, as adjusted for the FirstCom
     merger................................................        --           --
  15% Series B redeemable preferred stock, $.001 par value,
               shares outstanding, actual; [     ] shares
     issued and outstanding, as adjusted for the FirstCom
     tender offer..........................................        --      206,900
Common Equity:
  Class A shares, $.0001 par value, 8,084,820 shares issued
     and outstanding, actual; 41,631,128 shares issued and
     outstanding, as adjusted for the FirstCom merger and
     the AT&T Argentina acquisition; 83,297,794 shares
     issued and outstanding, as adjusted for this
     offering..............................................  $               1,135
  Class B shares, $.0001 par value, 72,763,384 shares
     issued and outstanding, actual; 73,017,233 shares
     issued and outstanding, as adjusted for the FirstCom
     merger................................................        --           --
Additional paid-in capital.................................   376,566      756,904
Warrants...................................................        --       90,361
Accumulated deficit........................................   (15,341)     (68,470)
Cumulative translation adjustments.........................       575          575
                                                             --------   ----------   ----------
     Total shareholders' equity............................   361,800      780,505
                                                             --------   ----------   ----------
Total capitalization.......................................  $365,395   $1,002,425   $
                                                             ========   ==========   ==========

                                    DILUTION

     Our pro forma net tangible book value as of March 31, 2000 was
$[          ] million, or $[          ] per share of Class A common stock. We
have calculated this amount by:

      --   subtracting our total liabilities from total tangible assets; and

      -- then dividing the difference by the pro forma number of shares of Class A common stock outstanding, including the number of shares of Class A common stock that could be issued upon the conversion of all Series A convertible preferred stock outstanding upon the completion of this offering.

     After giving effect to the sale of 35,000,000 shares of Class A common
stock in this offering at an assumed public offering price of $[     ] per
share, after deducting the estimated underwriting discounts and commissions of
$[          ] and $[          ] million, respectively, and the estimated
offering expenses payable by us, our adjusted pro forma net tangible book value
as of March 31, 2000 would have been $[          ] million, or $[     ] per
share. This amount represents an immediate dilution of $[          ] per share
to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share.................                  $
  Pro forma net tangible book value per share before
     this offering......................................  $
  Increase in pro forma net tangible book value per
     share attributable to new investors................
                                                          ------------
Pro forma net tangible book value per share after this
  offering..............................................
                                                                          ------------
  Dilution per share to new investors...................                  $
                                                                          ============

     The following table summarizes, as of March 31, 2000, after giving effect to the difference between the number of shares of Class A common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors, at an assumed public
offering price of $[     ] per share before deducting estimated underwriting
discounts and commissions and estimated offering expenses payable by us.

                             SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                          ----------------------    -----------------------    PRICE PER
                            NUMBER       PERCENT       AMOUNT       PERCENT      SHARE
                          -----------    -------    ------------    -------    ---------
Existing stockholders...  114,648,361          %                          %     $
New investors...........                                                        $
                          -----------     -----     ------------     -----      ------
     Total..............                  100.0%                     100.0%
                          ===========     =====     ============     =====      ======

     If the underwriters exercise their over-allotment option in full, the
number of shares held by new investors will increase to [               ]
shares, or [               ]% of the total shares of common stock outstanding
after this offering, the shares held by existing stockholders will be reduced to 70.5% of the total shares of Class A common stock outstanding after this
offering and the dilution to new investors would increase to $[          ] per
share.

     The table above assumes no exercise of stock options or warrants to purchase shares of Class A common stock outstanding on March 31, 2000. As of July 31, 2000, we had agreed to grant options to purchase 1,417,500 shares of Class A common stock. In addition, as of June 30, 2000 FirstCom had granted 9,051,166 stock options and warrants, which had a weighted average exercise price of $6.25 per share, and 1,448,885 shares of FirstCom convertible preferred stock, all of which were converted in the FirstCom merger to options, warrants and preferred stock of AT&T Latin America. To the extent all of these outstanding options and warrants had been exercised as of June 30, 2000, pro forma net tangible book value per share after this offering would have been
$[          ] and total dilution per share to new investors would have been
$[          ].

                            SELECTED FINANCIAL DATA

     We have set forth below certain selected historical financial information relating to AT&T Latin America, Netstream and FirstCom. You should also refer to the financial information included in this prospectus in "Unaudited Pro Forma Combined Financial Information," our historical financial statements and those of Netstream and FirstCom included in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Our financial information has been derived from:

      -- our audited consolidated financial statements as of December 31, 1999 and for the period from inception (October 13, 1999) through December 31, 1999; and

      -- our unaudited interim consolidated financial statements as of and for the three months ended March 31, 2000.

     The financial information regarding Netstream has been derived from:

      -- Netstream's audited financial statements as of and for the eleven months ended December 31, 1998; and

      -- Netstream's audited financial statements as of and for the nine months ended September 30, 1999.

     The financial information regarding FirstCom has been derived from:

      -- FirstCom's audited annual consolidated financial statements as of and for the years ended December 31, 1995, 1996 1997, 1998 and 1999; and

      -- FirstCom's unaudited interim consolidated financial statements as of and for the three months ended March 31, 1999 and 2000.

                               AT&T LATIN AMERICA

                                                 AS OF AND FOR THE         AS OF AND FOR THE
                                               PERIOD FROM INCEPTION       THREE MONTHS ENDED
                                             (OCTOBER 13, 1999) THROUGH      MARCH 31, 2000
                                                 DECEMBER 31, 1999            (UNAUDITED)
                                             --------------------------    ------------------
                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
  Net revenue..............................          $     802                  $  4,364
  Gross profit (loss)......................                (63)                   (2,557)
  Operating loss...........................             (3,934)                  (12,949)
  Net loss.................................             (4,124)                  (11,217)

  Net loss per share.......................            (103.10)                  (280.43)

  Weighted average shares outstanding......             40,000                    40,000
  Depreciation.............................          $     512                  $  2,705
  Amortization.............................              1,195                     3,455

BALANCE SHEET DATA
  Cash and cash equivalents................          $  24,223                  $    279
  Property, plant & equipment, net.........             68,269                    86,051
  Total assets.............................            384,428                   384,238
  Long term debt (including capital
     leases)...............................                383                       411
  Total liabilities........................             10,634                    22,438
  Shareholders' equity.....................            373,794                   361,800

OTHER FINANCIAL DATA
  EBITDA(A)................................             (2,227)                   (6,789)
  Capital expenditures.....................              9,276                    19,903

CASH FLOW DATA
  Net cash flow provided by operating
     activities............................                 17                       155
  Net cash flow provided by (used in)
     investing activities..................           (353,787)                  (25,869)
  Net cash flow provided by financing
     activities............................            377,490                     1,770

------------
(A) EBITDA as used in this prospectus is operating profit (loss) plus the sum of depreciation and amortization and is presented because we believe that EBITDA provides useful information regarding our ability to service our debt. EBITDA should not be considered in isolation or as a substitute for the consolidated income statements or the consolidated statements of changes in financial position prepared in accordance with U.S. GAAP or as a measure of profitability or liquidity. EBITDA is not a measure determined under U.S. GAAP, an alternative to U.S. GAAP operating income (loss) and net income
    (loss), or a measure of liquidity or cash flows as determined under U.S. GAAP. EBITDA does not represent discretionary funds. As a result, EBITDA, as calculated by us, may not be comparable to similarly titled measures reported by other companies.

                                   NETSTREAM

                                                   AS OF AND FOR THE         AS OF AND FOR THE
                                                  ELEVEN MONTHS ENDED        NINE MONTHS ENDED
                                                   DECEMBER 31, 1998         SEPTEMBER 30, 1999
                                                 ---------------------      --------------------
                                                 (IN THOUSANDS, EXCEPT QUOTA AND PER QUOTA DATA)
STATEMENT OF OPERATIONS DATA
  Net revenue..................................        $       --                $      395
  Gross profit (loss)..........................                --                    (1,373)
  Operating loss...............................            (3,848)                  (12,575)
  Net loss.....................................            (3,442)                  (12,001)

  Net loss per quota(A)........................             (2.72)                    (5.13)

  Weighted average quotas outstanding(A).......         1,264,127                 2,339,183
  Depreciation.................................        $       --                $    1,511
  Amortization.................................                --                        --
BALANCE SHEET DATA
  Cash and cash equivalents....................        $        2                $       29
  Property, plant & equipment, net.............            12,212                    47,484
  Total assets.................................            12,980                    49,793
  Long term debt (including capital leases)....               457                       375
  Total liabilities............................            14,475                    33,814
  Quotaholders' equity interest(A).............            (1,495)                   15,979
OTHER FINANCIAL DATA
  EBITDA(B)....................................            (3,848)                  (11,064)
  Capital expenditures.........................            12,212                    36,783
CASH FLOW DATA
  Net cash flow (used in) provided by operating
     activities................................                (7)                       27
  Net cash flow provided by investing
     activities................................                 9                        --
  Net cash flow provided by financing
     activities................................                --                        --

------------
(A) As a Brazilian limited liability company (sociedade de responsabilidade limitada), Netstream's capital is represented by quotas rather than shares of capital stock.

(B) EBITDA as used in this prospectus is operating profit (loss) plus the sum of depreciation and amortization and is presented because we believe that EBITDA provides useful information regarding Netstream's ability to service its debt. EBITDA should not be considered in isolation or as a substitute for the consolidated income statements or the consolidated statements of changes in financial position prepared in accordance with U.S. GAAP or as a measure of profitability or liquidity. EBITDA is not a measure determined under U.S. GAAP, an alternative to U.S. GAAP operating income (loss) and net income (loss), or a measure of liquidity or cash flows as determined under U.S. GAAP. EBITDA does not represent discretionary funds. As a result, EBITDA, as calculated by us with respect to Netstream, may not be comparable to similarly titled measures reported by other companies.

                                    FIRSTCOM

                                                   AS OF AND FOR THE YEAR ENDED                        AS OF AND FOR THE THREE
                                                           DECEMBER 31,                                 MONTHS ENDED MARCH 31,
                                ------------------------------------------------------------------   ----------------------------
                                   1995         1996          1997          1998          1999          1999            2000
                                ----------   -----------   -----------   -----------   -----------   -----------   --------------
                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)                     (UNAUDITED)
                                                                                                     (IN THOUSANDS, EXCEPT SHARE
                                                                                                         AND PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA
  Net revenue.................  $      224   $       652   $     1,130   $    18,142   $    38,356   $     8,281    $    11,750
  Gross profit (loss).........        (580)         (306)          (73)        4,063        16,351         2,253          6,441
  Operating loss(A)...........      (2,498)       (4,493)      (10,592)      (10,642)      (20,919)       (3,067)       (12,745)
  Net loss(A).................      (2,873)       (4,762)      (15,866)      (25,322)      (41,472)       (7,149)       (17,954)

  Net loss per share..........        (.31)         (.32)         (.95)        (1.33)        (1.94)         (.37)          (.61)

  Weighted average shares
    outstanding...............   9,407,000    14,795,660    16,667,719    19,084,300    21,354,012    19,115,555     29,660,707
  Depreciation &
    amortization..............  $      396   $       842   $     1,201   $     2,237   $    10,211   $       893    $     2,936
BALANCE SHEET DATA
  Cash and cash equivalents...  $       57   $       723   $    14,936   $     8,892   $    12,896   $     3,174    $    26,891
  Property, plant & equipment,
    net.......................       2,885         3,956         9,348        45,901        92,469        78,454         99,143
  Total assets................       4,347        14,893       176,936       154,844       172,110       169,432        193,495
  Long term debt (including
    capital leases) and
    redeemable preferred
    stock.....................         210           248       131,982       133,913       149,109       134,304        151,158
  Total liabilities...........       3,677         2,074       145,009       148,670       166,078       168,375        175,373
  Shareholders' equity
    (deficit).................         670        12,819        31,927         6,174        (8,700)         (789)         2,966
OTHER FINANCIAL DATA
  EBITDA(A)(B)................      (2,102)       (3,651)       (9,391)       (8,405)      (10,708)       (2,174)        (9,809)
  Capital expenditures........         720         1,453         2,763        34,674        33,124        12,072          9,346
CASH FLOW DATA
  Net cash flow (used in)
    operating activities......      (2,150)       (3,934)       (5,472)      (28,389)      (31,941)       (3,442)        (6,927)
  Net cash flow (used in)
    provided by investing
    activities................      (1,170)       (2,968)      (69,590)        2,227       (15,948)       (2,436)        (8,807)
  Net cash flow provided by
    financing activities......       3,263         7,570        89,275        20,118        51,983           160         29,639

------------
(A) These amounts reflect a non-recurring expense of $6,137 for the three months ended March 31, 2000 and $1,008 for the year ended December 31, 1999 for merger expenses relating to the merger with AT&T Latin America.

(B) EBITDA as used in this prospectus is operating profit (loss) plus the sum of depreciation and amortization and is presented because we believe that EBITDA provides useful information regarding FirstCom's ability to service its debt. EBITDA should not be considered in isolation or as a substitute for the consolidated income statements or the consolidated statements of changes in financial position prepared in accordance with U.S. GAAP or as a measure of profitability or liquidity. EBITDA is not a measure determined under U.S. GAAP, an alternative to U.S. GAAP operating income (loss) and net income (loss), or a measure of liquidity or cash flows as determined under U.S. GAAP. EBITDA does not represent discretionary funds. As a result, EBITDA, as calculated by us with respect to FirstCom, may not be comparable to similarly titled measures reported by other companies.

                              UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

     The accompanying unaudited pro forma combined financial information gives effect to the FirstCom merger and the issuance and sale of 35,000,000 shares of
our Class A common stock in this offering for estimated net proceeds of $[     ]
million, as if these transactions had been completed as of January 1, 1999 for statement of operations purposes and as of March 31, 2000 for balance sheet purposes, and gives effect to the Netstream acquisition as if it had been completed as of January 1, 1999 for statement of operations purposes only. In addition to those transactions, the unaudited pro forma combined financial information also reflects the following related transactions:

      -- one condition to the FirstCom merger required that we receive a total of $70 million in cash equity contributions from our shareholders. Accordingly, as part of the Netstream acquisition, in December 1999, an affiliate of AT&T Corp. contributed $10 million and an affiliate of Promon Ltda., the prior owner of Netstream, contributed $40 million of equity capital to our company, in cash. During June 2000, AT&T Corp. and an affiliate of Promon contributed an additional $20 million of cash to our capital on a pro rata basis in accordance with their respective ownership percentages in our company.

      -- as permitted under the FirstCom merger agreement, we have required FirstCom to make a tender offer for its outstanding 14% senior notes due 2007 and, as part of that tender offer, to obtain the consent of holders of at least a majority in principal amount of the outstanding notes to certain amendments to the covenants of FirstCom relating to the notes. We intend to finance the tender through the issuance to AT&T Corp. of non-voting, non-convertible and non-participating 15% Series B redeemable preferred stock of our company. The 14% senior notes have a face value of $150,000,000 and are currently recorded on FirstCom's balance sheet at $133,438,000.

     The FirstCom merger has been accounted for using the purchase method of accounting, in accordance with the guidelines required by U.S. GAAP. The fair values of the acquired assets and liabilities of FirstCom are assumed to equal their historical carrying values, except for property, plant and equipment and intangible assets for which estimates of fair value have been separately reflected, with all excess of such acquisition costs being attributable to goodwill. Goodwill is amortized in the pro forma combined financial information on a straight-line basis over a 20-year period.

     A final determination of required purchase accounting adjustments will be made upon the completion of a study undertaken by us to determine the fair value of the net assets acquired. Therefore, the actual allocation to our assets for goodwill may be adjusted.

     The pro forma adjustments do not reflect any operating efficiencies, cost savings or other synergies that may be achieved with respect to the combined company following the FirstCom merger.

     The combined financial information does not purport to present our results of operations had the merger occurred on the date, or at the beginning of the periods, for which the FirstCom merger and the Netstream acquisition are being given pro forma effect. Nor is the unaudited pro forma combined financial information necessarily indicative of the results of operations that may be achieved in the future. Our actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the pro forma financial information and the date on which the merger took place. The price per share of our Class A common stock assumed for purposes of the unaudited pro forma combined financial information is not necessarily indicative of our share price following this offering.

     The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes, our historical financial statements and those of Netstream and FirstCom and the notes thereto included elsewhere in this prospectus.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                         AS OF MARCH 31, 2000
                                         ----------------------------------------------------
                                                                                   AT&T LATIN
                                         AT&T LATIN                                 AMERICA
                                          AMERICA      FIRSTCOM      PRO FORMA     PRO FORMA
                                         HISTORICAL   HISTORICAL    ADJUSTMENTS     COMBINED
                                         ----------   ----------    -----------    ----------
                                            (A)          (B)
                                                            (IN THOUSANDS)
ASSETS:
Current assets:
Cash and cash equivalents..............   $    279    $  26,891      $  20,000(D)  $  [     ]
                                                                       [     ](L)
Restricted cash........................         --          105                           105
Restricted investments.................         --       20,713         (9,500)(E)     11,213
Short-term investments.................     30,636                                     30,636
Accounts receivable, net...............      3,606       12,030                        15,636
Prepaid expenses and other current
  assets...............................      3,902        3,196                         7,098
                                          --------    ---------      ---------     ----------
Total current assets...................     38,423       62,935                       111,858
Property, plant and equipment, net.....     86,051       99,143        (19,943)(F)    165,251
Goodwill and other intangible assets,
  net..................................    259,764       17,286          7,114(F)     768,138
                                                                       483,974(F)
Deferred financing costs and other.....         --       14,131        (13,521)(E)        610
                                          --------    ---------      ---------     ----------
     Total assets......................   $384,238    $ 193,495                    $[       ]
                                          ========    =========                    ==========

See Notes to Unaudited Pro Forma Combined Financial Information

                                                         AS OF MARCH 31, 2000
                                         ----------------------------------------------------
                                                                                   AT&T LATIN
                                         AT&T LATIN                                 AMERICA
                                          AMERICA      FIRSTCOM      PRO FORMA     PRO FORMA
                                         HISTORICAL   HISTORICAL    ADJUSTMENTS     COMBINED
                                         ----------   ----------    -----------    ----------
                                            (A)          (B)
                                                            (IN THOUSANDS)
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Vendor financing, current..............   $     --    $   1,340                    $    1,340
Short-term debt........................      3,184        4,488                         7,672
Lease obligations, current.............        340           51                           391
Accounts payable.......................      7,281       13,520                        20,801
Accrued interest.......................         --        8,954      $  (8,954)(E)         --
Other accrued expenses.................                   1,600                         1,600
Deferred income taxes..................                     302                           302
Other current liabilities..............      9,598        2,600                        12,198
                                          --------    ---------      ---------     ----------
     Total current liabilities.........     20,403       32,855                        44,304
Vendor financing.......................         --        5,451                         5,451
Senior notes, net......................         --      133,438       (133,438)(E)         --
Lease obligations, less current
  portion..............................        411          146                           557
Deferred income taxes..................      1,624        2,134                         3,758
Other liabilities......................         --        1,349                         1,349
                                          --------    ---------      ---------     ----------
     Total liabilities.................     22,438      175,373                        55,419
                                          --------    ---------                    ----------

See Notes to Unaudited Pro Forma Combined Financial Information

                                                         AS OF MARCH 31, 2000
                                         ----------------------------------------------------
                                                                                   AT&T LATIN
                                         AT&T LATIN                                 AMERICA
                                          AMERICA      FIRSTCOM      PRO FORMA     PRO FORMA
                                         HISTORICAL   HISTORICAL    ADJUSTMENTS     COMBINED
                                         ----------   ----------    -----------    ----------
                                            (A)          (B)
                                                            (IN THOUSANDS)
Minority interest......................   $     --    $   3,033                    $    3,033
Commitments and contingencies..........         --           --                            --
Series A convertible Preferred Stock...                  12,123      $ (12,123)(F)         --
Series B redeemable Preferred Stock....                                172,500(E)     206,900
                                                                        34,400(E)
Stockholders' equity:
Common stock...........................                      30        [     ](L)     [     ]
                                                                           (30)(F)
                                                                         1,135(F)
Additional paid in capital.............    376,566       89,852        [     ](L)     [     ]
                                                                       (89,852)(F)
                                                                        20,000(D)
                                                                       394,738(F)
                                                                       (34,400)(E)
Warrants...............................         --       26,737        (26,737)(F)     90,361
                                                                        90,361(F)
Accumulated deficit....................    (15,341)    (113,415)       113,415(F)     (68,470)
                                                                       (53,129)(E)
Cumulative translation adjustments.....        575         (238)           238(F)         575
                                          --------    ---------      ---------     ----------
Total stockholders' equity.............    361,800        2,966                       [     ]
                                          --------    ---------                    ----------
Total liabilities and stockholders'
  equity...............................   $384,238    $ 193,495                    $  [     ]
                                          ========    =========                    ==========

See Notes to Unaudited Pro Forma Combined Financial Information

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                          FOR THE YEAR ENDED DECEMBER 31, 1999
                              --------------------------------------------------------------------------------------------
                              AT&T LATIN                              AT&T LATIN                               AT&T LATIN
                               AMERICA     NETSTREAM                   AMERICA      FIRSTCOM                     AMERICA
                              HISTORICAL   HISTORICAL                    (PRO      HISTORICAL    PRO FORMA      PRO FORMA
                                 (A)          (C)       ADJUSTMENTS     FORMA)        (B)       ADJUSTMENTS     COMBINED
                              ----------   ----------   -----------   ----------   ----------   -----------    -----------
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Total revenues:.............   $    802    $    1,191                  $  1,993    $   38,356                  $    40,349
Operating Expenses:
Cost of revenues............        865         5,176                     6,041        22,005                       28,046
Selling, general and
  administrative............      2,164         7,010                     9,174        25,698    $  1,000(H)        35,872
Non-cash compensation and
  consulting expenses.......                                                 --           353                          353
Depreciation and
  amortization..............      1,707         2,838     $18,746(G)     23,291        10,211      29,199(I)        61,805
                                                                                                     (896)(I)
Merger Expense..............                       --                        --         1,008                        1,008
                               --------    ----------     -------      --------    ----------    --------      -----------
Loss from operations........     (3,934)      (13,833)                  (36,513)      (20,919)                     (86,734)
Other expense (income),
  net.......................        190           258                       448        20,350     (22,544)(E)       (1,746)
                               --------    ----------     -------      --------    ----------    --------      -----------
Net loss before income taxes
  and minority interest.....     (4,124)      (14,091)                  (36,961)      (41,269)                     (84,989)
Income Taxes................         --            --                        --           170                          170
                               --------    ----------     -------      --------    ----------    --------      -----------
Net Loss Before Minority
  Interest..................     (4,124)      (14,091)                  (36,961)      (41,439)                     (85,159)
Minority Interest Expense...         --            --                        --            33                           33
                               --------    ----------     -------      --------    ----------    --------      -----------
Net Loss....................   $ (4,124)   $  (14,091)                 $(36,961)   $  (41,472)   $             $   (85,192)
Redeemable preferred stock
  dividends.................                                                                       26,900(E)        26,900
                               --------    ----------     -------      --------    ----------    --------      -----------
Net loss attributable to
  common stockholders.......   $           $              $            $           $             $             $  (112,092)
                               ========    ==========     =======      ========    ==========    ========      ===========
Net basic and diluted loss
  per common share..........   $(103.10)   $    (1.19)                 $(924.03)   $    (1.94)           (J)   $      (.99)
Weighted average common
  shares outstanding........     40,000    11,840,141                    40,000    21,354,012            (K)   113,469,672

See Notes to Unaudited Pro Forma Combined Financial Information

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                            FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                     --------------------------------------------------------
                                     AT&T LATIN
                                       AMERICA       FIRSTCOM                     AT&T LATIN
                                     HISTORICAL     HISTORICAL                      AMERICA
                                     (UNAUDITED)    (UNAUDITED)     PRO FORMA      PRO FORMA
                                         (A)            (B)        ADJUSTMENTS     COMBINED
                                     -----------    -----------    -----------    -----------
                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Total revenues:....................   $  4,364      $   11,750                    $    16,114
Operating Expenses:
Cost of revenues...................      6,921           5,309                         12,230
Selling, general and
  administrative...................      4,232          10,056       $   250(H)        14,538
Non-cash compensation and
  consulting expenses..............                         57                             57
Depreciation and amortization......      6,160           2,936         7,300(I)        16,133
                                                                        (263)(I)
Merger Expense.....................                      6,137                          6,137
                                      --------      ----------       -------      -----------
Loss from operations...............    (12,949)        (12,745)                       (32,981)
Other expense (income), net........     (1,732)          5,192        (5,685)(E)       (2,225)
                                      --------      ----------       -------      -----------
Net loss before income taxes and
  minority interest................    (11,217)        (17,937)                       (30,756)
Income Taxes.......................                         17                             17
                                      --------      ----------       -------      -----------
Net Loss Before Minority
  Interest.........................    (11,217)        (17,954)                       (30,773)
Minority Interest Expense..........
                                      --------      ----------       -------      -----------
Net Loss...........................   $(11,217)     $  (17,954)                   $   (30,773)
Redeemable preferred stock
  dividends........................                                    7,500(E)         7,500
                                      --------      ----------       -------      -----------
Net loss attributable to common
  stockholders.....................   $             $                $            $   (38,273)
                                      ========      ==========       =======      ===========
Net basic and diluted loss per
  common share.....................   $(280.43)     $     (.61)      $            $      (.34)
Weighted average common shares
  outstanding......................     40,000      29,660,707                    113,469,672

See Notes to Unaudited Pro Forma Combined Financial Information

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                             FINANCIAL INFORMATION
          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     (A) Our historical financial statements as of and for the three-month period ended March 31, 2000 have been derived from our unaudited interim consolidated financial statements. The historical statement of operations for the period from inception (October 13, 1999) through December 31, 1999 has been derived from our audited consolidated financial statements.

     (B) FirstCom's historical financial statements as of and for the three-month period ended March 31, 2000 have been derived from a previously filed Form 10-Q. The historical statement of operations for the year ended December 31, 1999 has been derived from a previously filed Form 10-K, as amended.

     (C) Netstream's historical financial statement as of and for the period from January 1 through December 7, 1999 has been derived from its audited financial statements for the period from January 1, 1999 to September 30, 1999 and from its books and records for the period from October 1, 1999 to December 7, 1999, which is unaudited.

     (D)  Cash and cash equivalents:

           A condition to the FirstCom merger requires that we have received a total of $70 million in cash equity contributions from our shareholders. Accordingly, in connection with the Netstream acquisition, in December 1999 an affiliate of AT&T Corp. contributed $10,000 and an affiliate of Promon contributed $40,000 of equity capital to our company. During June 2000, AT&T Corp. and an affiliate of Promon contributed an additional $20,000 of cash to the capital of our company in proportion to their respective ownership percentages in our company.

     (E)  Senior notes, net:

           As permitted under the FirstCom merger agreement, we have required FirstCom to make a tender offer and consent solicitation related to the 14% senior notes due 2007. The notes have a face value of $150,000 and a book value of $133,438. The adjustments to face value of the notes are set forth on the table below:

                             FirstCom Senior Notes

    Face value..................................................  $150,000
    Original issue discount recorded............................   (18,507)
    Accretion of original issue discount (inception to March 31,
      2000).....................................................     1,945
                                                                  --------
    Carrying book value at March 31, 2000.......................  $133,438

           The tender offer would have an impact on several historical FirstCom amounts currently recorded on its balance sheet, including the payment of the notes of $133,438, the elimination of accrued interest of $8,954, the expense of the related deferred financing costs of $13,521 and the use of the remaining restricted cash balance utilized for interest payments on the notes of $9,500. We intend to finance the tender offer through the issuance to a subsidiary of AT&T Corp., of our non-voting, non-convertible and non-participating 15% Series B preferred stock. The proceeds of the issuance of the Series B preferred stock would be used to complete the tender offer for the notes. The value of the Series B preferred stock has been estimated at $172,500, based on the tender of 100% of the notes in the tender offer at a premium. Based on the current estimated amounts, we would incur a loss related to the repayment of the notes of $53,129, which amount has been reflected as an increase to accumulated deficit as of March 31, 2000.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       FINANCIAL INFORMATION--(CONTINUED)

           The amount of the preferred stock actually issued may vary from $172,500, depending on, among other things:

            --   the principal amount of the notes received in the tender offer;

            --   the amount of any tender premium for the notes;

            -- the balance of restricted cash held by FirstCom as of the completion of the tender offer and the amount of interest accrued at that time with respect to the tendered notes; and

            -- the amount of our costs and expenses relating to the tender offer.

           Dividends have been calculated based on the assumption that they will be accrued throughout the year at 15% of the total face amount of the Series B redeemable preferred stock resulting in approximately $26,900 and $7,500 for the year ended December 31, 1999 and for the three-month period ended March 31, 2000, respectively. These amounts have been recorded as a reduction of additional paid-in-capital.

           Additionally, an adjustment has been made to reflect the elimination of the historical FirstCom interest expense relating to the notes of $22,544 and $5,685 currently recorded in the statements of operations for the year ended December 31, 1999 and for the three-month period ended March 31, 2000, respectively.

     (F)  Equity and intangible assets:

           In connection with recording the FirstCom merger, the following information outlines the recording of intangible assets, including goodwill, for the FirstCom merger, the elimination of equity of FirstCom and the issuance of AT&T Latin America shares:

           Intangible assets. The issuance of shares, options and warrants for our shares due to the FirstCom merger will result in an amount to be recorded on our accounting records as goodwill. The following discussion represents a preliminary estimate of the calculation of goodwill as required by U.S. GAAP. The actual goodwill recorded in our financial statements may vary from the amounts presented in this unaudited pro forma combined financial information pending the results of a study currently under way.

           We have tentatively considered the carrying value of the acquired net assets to approximate fair value, except for property, plant and equipment and identified intangible assets for which estimates of fair value have been separately reflected, with all excess of such acquisition costs being attributable to goodwill. We are in the process of fully evaluating the assets acquired and, as a result, the purchase price allocation among tangible and intangible (and their related useful lives) assets acquired may change. Goodwill associated with the transaction will be amortized over a 20-year life.

           The following discussion assumes that the shareholders' equity of FirstCom consisted of its outstanding shares, options and warrants as of March 31, 2000, except that the number of shares of Series A convertible preferred stock of FirstCom is assumed to reflect accrual of paid-in-kind share dividends through June 30, 2000.

           To record preliminary goodwill related to the FirstCom merger as follows:

              Fair value of our Class A common and preferred shares
                issued in the FirstCom merger........................  $ 388,073(i)
              Fair value of our options and warrants issued in the
                FirstCom merger......................................     90,361(ii)
              Estimated transaction costs............................      7,800(iii)
                                                                       ---------
              Total estimated cost of acquisition....................  $ 486,234

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       FINANCIAL INFORMATION--(CONTINUED)

Less net assets value of FirstCom:
  FirstCom property, plant and equipment..............................................       79,200(iv)
  FirstCom intangible assets..........................................................       24,400(v)
  Historical FirstCom remaining net assets............................................     (101,340)(vi)
                                                                                        -----------
          Preliminary goodwill........................................................  $   483,974(vii)

          (i) As of March 31, 2000, we would have issued in the FirstCom merger 30,890,528 shares of our Class A common stock and 1,448,885 shares of our Series A convertible preferred stock (assuming accrual of share dividends through June 30, 2000) at a 1:1 ratio for each share of FirstCom common stock and Series A convertible preferred stock outstanding and assuming a market price of $12 per share. The estimated value of the stock issued by us was determined by obtaining the average market price of the FirstCom securities for a period from three days prior to and three days subsequent to November 1, 1999, the date of the announcement of the merger.

         (ii) Also as of March 31, 2000, we would have issued options and warrants to acquire approximately 10,016,269 shares of our Class A common stock. The options and warrants to purchase shares of Class A common stock will be at an exercise or purchase price per share equal to the exercise or purchase price per share in effect under the FirstCom options or warrants. The fair value, using the Black Scholes model, of these options and warrants is $90,361.

         (iii) AT&T Corp. will incur estimated transaction costs of $7,800 relating to our merger with FirstCom. Accordingly, the $7,800 has been reflected as an additional equity contribution by AT&T Corp. We will not be responsible for these transaction costs, because, as provided in the merger agreement, any such costs incurred by us will be reimbursed by AT&T Corp.

         (iv) We have estimated the fair value of the fixed assets to be acquired. We are finalizing our study of the FirstCom assets and liabilities acquired and as such, this estimate is subject to change.

         (v) We have preliminarily identified and valued certain intangible assets (software and workforce-in-place) related to the merger. For purposes of estimating the amortization expense related to these intangibles, we have assumed a five-year and three-year amortization period for the software and workforce in place, respectively.

         (vi) Represents all assets other than property, plant and equipment and intangible assets less total liabilities and minority interest.

        (vii) We have tentatively considered the carrying value of the acquired net assets to approximate fair value, except for property, plant and equipment and identifiable intangible assets for which estimates of fair value have been separately reflected, with all excess of such acquisition costs being attributable to goodwill. We are in the process of fully evaluating the assets acquired and, as a result, the purchase price allocation among tangible and intangible assets (and their related useful lives) acquired may change. Goodwill associated with the transaction will be amortized over a 20-year life.

              Stockholders' equity elimination. Once the merger is complete, the equity on FirstCom's books will be eliminated. As such this part of the entry reflects the elimination of FirstCom historical stockholders' equity accounts in connection with the merger.

              Issuance of AT&T Latin America shares. This part of the entry reflects our issuance of common stock and preferred stock as of the completion of the merger.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       FINANCIAL INFORMATION--(CONTINUED)

As of March 31, 2000, our capital was represented by 40,000 issued and outstanding shares of common stock. Of these shares, 36,000 were Class B shares owned by an affiliate of AT&T Corp., and 4,000 were Class A shares owned by an affiliate of Promon. During June 2000, we reclassified our share capital in order to accommodate the issuance to FirstCom shareholders of one Class A share of our common stock for each outstanding share of FirstCom common stock. We will have as of, and without giving effect to, the FirstCom merger, the following number of shares outstanding, which is the maximum number of shares permitted by the merger agreement:

(i)  80,848,204 common shares; plus

(ii) an additional number of common shares equal to 2.077 times the number of paid-in-kind share dividends accrued with respect to the Series A convertible preferred stock of FirstCom from November 1, 1999 up to the closing date of the merger (which additional number would be 282,054 common shares as of June 30, 2000, or 2.077 times the accrued dividend of 135,795 shares over that period); plus

(iii) 1,178,689 common shares that were issued to the selling stockholders of AT&T Argentina in June 2000.

It is not possible to fix the number of outstanding shares as of the closing of the FirstCom merger because, as discussed above, that number will be affected by the number of common shares issued to affiliates of AT&T Corp. and Promon to compensate for accrual of the share dividends on the Series A convertible preferred stock of FirstCom. However, if the closing of the merger had occurred on June 30, 2000, our capital would have consisted of up to 124,190,940 common shares, on a fully-diluted basis, excluding any shares of non-voting, non-convertible and non-participating preferred stock issued to AT&T Corp. to finance a tender offer for the FirstCom notes. Those fully-diluted shares would have been distributed as follows immediately after the merger:

(a) 81,130,258 common shares would have been owned directly or indirectly by AT&T Corp. and Promon and 1,178,689 common shares would have been owned by the selling stockholders of AT&T Argentina;

(b) 40,906,797 common shares would have been owned by the former common shareholders of FirstCom or would have been reserved for issuance upon exercise of options and warrants to acquire shares of FirstCom. As of March 31, 2000, this number included 30,890,528 outstanding common shares of FirstCom, 9,545,833 outstanding options to acquire common shares of FirstCom at an average weighted exercise price of $5.84 per share and 470,436 outstanding warrants to acquire common shares of FirstCom at an average weighted exercise price of $3.92 per share. From November 1, 1999, the date of the merger agreement and the announcement of the merger, through March 31, 2000, 6,516,002 options or warrants were exercised, 25,000 options were cancelled and FirstCom granted 220,000 new options to its employees;

(c) up to 705,000 common shares would be reserved for issuance upon exercise of options granted by FirstCom and us between March 31, 2000 and the date of the merger; and

(d) 1,448,885 Series A convertible preferred shares would be owned by former holders of the Series A convertible preferred stock of FirstCom.

The number of shares outstanding under items (a) and (d) above will be slightly higher since the FirstCom merger will be completed after June 30, 2000.

Common stock at par value was calculated as the total number of outstanding shares of 113,469,672 as of March 31, 2000 multiplied by the par value of $0.01 per share.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       FINANCIAL INFORMATION--(CONTINUED)

           On June 30, 1999, FirstCom issued 1,250,000 shares of 15% Series A convertible preferred stock for an aggregate principal amount of $10,000. The Series A convertible preferred stock is convertible at any time by the holders into FirstCom common stock on a one-for-one basis, subject to adjustment to reflect the accretion of the 15% paid-in-kind dividend. On November 1, 1999, the Series A convertible preferred stock was convertible into 1,313,086 shares of FirstCom common stock. In the merger, the Series A convertible preferred stock will be exchanged for our preferred stock having substantially the same terms and conditions as the Series A convertible preferred stock. For purposes of the pro forma adjustments, we assumed the conversion of Series A convertible preferred stock into 1,448,885 Series A common shares, reflecting the accretion of the paid-in-kind dividend through June 30, 2000.

     (G)  Netstream amortization:

           To record the additional amortization expense for the Netstream related goodwill and other intangibles as though the companies had been combined at the beginning of the period. The preliminary goodwill and the other intangibles recorded were $277,600 and $4,900, respectively. Goodwill and the other intangibles are amortized on a straight line basis over 20 years and 3 years, respectively.

     (H)  Employment contract:

           Patricio E. Northland, FirstCom's chairman of the board and chief executive officer, has executed a five-year employment agreement with us that became effective upon completion of the FirstCom merger. The employment agreement includes a retention bonus of six $500 payments payable on each six-month anniversary of the closing date up to the third anniversary. Accordingly, $1,000 of compensation expense has been reflected for the year ended December 31, 1999 and $250 for the three-month period ended March 31, 2000.

     (I)  Depreciation & amortization:

           The estimated goodwill amortization expense arising from the merger is based on the straight-line method over a 20-year life. The adjustments of $24,199 and $6,050 are calculated as total preliminary goodwill for FirstCom divided by the 20-year estimated life for the year ended December 31, 1999 and for the three-month period ended March 31, 2000, respectively. Additionally, the adjustment for the amortization of the intangible assets of approximately $5,000 and $1,250 for the year ended December 31, 1999 and for the three months ended March 31, 2000, respectively, was calculated based on the estimated lives of three to five years. An adjustment has been made to reflect the decrease of the historical FirstCom goodwill amortization in the statement of operations of approximately $896 for the year ended December 31, 1999 and $263 for the three-month period ended March 31, 2000, respectively. The depreciation and amortization expense represents a preliminary estimate of the calculation of goodwill as required by U.S. GAAP. The actual goodwill recorded in our financial statements may vary from the amounts presented in this unaudited pro forma combined financial information pending the results of the study now underway.

     (J)  Net basic and diluted loss per share:

           The computation of net basic loss per share of common stock is computed by dividing net loss for the year by the weighted average number of common shares outstanding during the year. The weighted average number of shares outstanding for the year ended December 31, 1999 and for the three-month period ended March 31, 2000 excludes 10,016,269 outstanding stock options and warrants and 1,448,885 shares of Series A convertible preferred stock because they are anti-dilutive.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       FINANCIAL INFORMATION--(CONTINUED)

     (K)  Weighted average common shares outstanding:

           Below is the number of AT&T Latin America shares that would have been outstanding had the transactions occurred at the earliest date presented. This calculation reflects the outstanding shares of FirstCom as of March 31, 2000:

                                      NUMBER OF
                                       SHARES
            STOCKHOLDER              OUTSTANDING    CLASS OF COMMON SHARE
-----------------------------------  -----------    ---------------------
FirstCom shareholders..............  32,339,413     Class A common shares
Affiliate of Promon Ltda...........   8,113,026     Class A common shares
Affiliate of AT&T Corp.............  73,017,233     Class B common shares
Purchasers in this offering........                 Class A common shares
                                     ----------
     Total.........................
                                     ==========

           In addition, an additional 1,178,689 common shares outstanding are owned by the selling stockholders of AT&T Argentina. The number of common shares listed above assumes that no holder of Series A convertible preferred shares converts its shares into common shares.

     (L)  This offering:

           Represents gross proceeds of $[          ] from the issuance and sale
           of 35,000,000 shares of our Class A common stock in this offering, less underwriting discounts and estimated offering expenses
           aggregating $[     ].

                         SELECTED OPERATING INFORMATION

     The following tables set forth selected operating statistics on a historical and on a pro forma combined basis as of December 31, 1999 and March 31, 2000. No statistics are presented for Argentina, which did not have material operations as of such dates.

                                                        AS OF DECEMBER 31, 1999
                                          ---------------------------------------------------
                                                                                      AT&T
                                                                                      LATIN
                                                                                     AMERICA
                                                                                    PRO FORMA
                                          BRAZIL    CHILE     COLOMBIA     PERU     COMBINED
                                          ------    ------    --------    ------    ---------
Network route kilometers
  Metropolitan..........................     198       276        715      1,007      2,196
  Domestic (long-haul)..................       0         0          0          0          0
                                          ------    ------     ------     ------     ------
  Total.................................     198       276        715      1,007      2,196
Total fiber kilometers..................  26,744     4,388     14,635     28,184     73,951
Number of buildings connected...........     451       178        687        226      1,542
Number of voice grade equivalent
  circuits..............................  10,702    23,662      9,592      9,941     53,897
Number of permanent virtual circuits
  sold..................................   1,336       476      1,134        636      3,582
Number of dedicated data and Internet
  customers.............................     544       533        169        375         --
Number of employees.....................     141       265        135        248        789

                                                         AS OF MARCH 31, 2000
                                          ---------------------------------------------------
                                                                                      AT&T
                                                                                      LATIN
                                                                                     AMERICA
                                                                                    PRO FORMA
                                          BRAZIL    CHILE     COLOMBIA     PERU     COMBINED
                                          ------    ------    --------    ------    ---------
Network route kilometers
  Metropolitan..........................     335       306        815      1,228      2,684
  Domestic (long-haul)..................       0         0          0          0          0
                                          ------    ------     ------     ------     ------
  Total.................................     335       306        815      1,228      2,684
Total fiber kilometers..................  32,461     4,743     17,996     31,236     86,436
Number of buildings connected...........     601       225        734        681      2,241
Number of voice grade equivalent
  circuits..............................  14,218    35,115     10,770     10,683     70,786
Number of permanent virtual circuits
  sold..................................   1,652     1,089      1,314        847      4,902
Number of dedicated data and Internet
  customers.............................     623       699        181        582         --
Number of employees.....................     193       276        164        284        917

     Network route kilometers. Network route kilometers are the total number of kilometers of cable installed in a network. Network route kilometers include cable laid as a backbone for the network, cable from the backbone to a building and cable within a building to reach the customers' hardware at its premises. A measurement in route kilometers does not take into account the number of fibers in the various fiber optic cables that make up the network.

     Total fiber kilometers. Total fiber kilometers are network route kilometers multiplied by the number of strands of fiber in each of the cables that make up the network. By counting strands of fiber, a measurement in fiber kilometers indicates the maximum capacity of a network. For example, one route kilometer of 144-strand fiber optic backbone cable would count as 144 fiber kilometers, while one kilometer of 12-strand building access cable would count as only 12 fiber kilometers.

     Buildings connected. Buildings connected refers to the number of buildings, each identified by a unique street address, that are connected to a network.

     Voice grade equivalent circuits. The number of voice grade equivalent circuits relates to the transmission capacity of lines. These circuits are measured in terms of their ability to transmit the equivalent of 64 kilobits of information per second, the capacity needed for one voice call. A bit is the smallest unit of information a computer can process and is the basic measurement unit of data communications. If two sites are connected with a 256 kilobit link, there would be four voice grade equivalent circuits.

     Permanent virtual circuits sold. A permanent virtual circuit represents a data connection, typically between two locations such as a customer's headquarters and an off-site branch or other entity. AT&T Latin America and FirstCom connect customers to their networks by deploying a port connection within or near to the customer's premises. Each port can accommodate several permanent virtual circuits. As a customer increases its usage of services, the customer will obtain additional available transmission capacity, on the same installed port.

     Number of dedicated data and Internet customers. The number of customers represents the number of billable customers for data or Internet services.

     Employees. The number of employees excludes third-party contractor employees and agents.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors", "Special Note Regarding Forward Looking Statements" and elsewhere in this prospectus.

OVERVIEW

     BASIS OF PRESENTATION. Our financial statements reflect operations for the period from inception (October 13, 1999) through December 31, 1999 and include the results of operations of Netstream beginning on December 8, 1999, the effective date of that acquisition. Our interim unaudited financial statements reflect operations for the three-month period ended March 31, 2000. Because our historical financial information is limited, in order to provide potential investors a more meaningful presentation of trends in our results of operations and to facilitate comparisons, the following discussion and analysis considers the pro forma results of operations of AT&T Latin America and Netstream for 1999 as though the companies had been combined as of the beginning of the period, compared against Netstream's historical financial results for 1998. All historical results were derived from the audited financial statements and interim unaudited financial statements for respective periods included herein.

     AT&T LATIN AMERICA. We were incorporated in October 1999 by AT&T Corp. to be a leading provider of broadband communications services to business customers in our designated region. The countries in which we may operate include the countries in South America and the Caribbean, plus Panama, but excluding Venezuela and Cuba. Our focus is on providing high-capacity and value-added data, Internet, voice, video conferencing and electronic commerce services to business customers.

     NETSTREAM. Prior to the FirstCom merger, we conducted substantially all of our business activities through our Brazilian subsidiary, Netstream, which we acquired in December 1999. Except for $50 million cash proceeds that we received in December 1999 as a capital contribution from our shareholders and a substantial amount of goodwill arising from the acquisition of Netstream, the assets and liabilities of Netstream constituted substantially all of our assets on a consolidated basis prior to the FirstCom merger.

     Throughout 1998 and until its acquisition in December 1999, Netstream was operated as a part of Promon Ltda., a leading engineering and construction group based in Brazil. The historical financial information of Netstream presented in this prospectus is derived from periods during which it did not operate independently of Promon. Therefore, this financial information may not necessarily reflect the results of operations or the financial condition of Netstream which would have resulted had it been an independent company during the reporting periods presented.

     AT&T Corp. acquired Netstream for $320 million in cash, and then contributed its entire equity interest in Netstream and $10 million in cash to us in exchange for shares of our Class B common stock. Immediately after the Netstream acquisition, SL Participacoes, an affiliate of Promon Ltda., contributed $40 million in cash to us in exchange for shares of our Class A common stock, representing a 10% interest in our company.

     Netstream began construction of its first network located in Rio de Janeiro in August 1998 and began commercial operations in Rio de Janeiro in November 1998. As of March 31, 2000, Netstream had installed 335 route kilometers of fiber optic network, had connected 601 buildings in Sao Paulo, Rio de Janeiro and Belo Horizonte, Brazil and served 623 users.

     FIRSTCOM.  We completed our merger with FirstCom in [            ] 2000. In
the merger, the holders of FirstCom common shares received one share of our Class A common stock in exchange for each common share of FirstCom. Holders of FirstCom Series A convertible preferred shares received one share of our Series A convertible preferred stock in exchange for each Series A convertible preferred share of FirstCom.

     Until November 1996, FirstCom was a development stage company whose activities primarily consisted of the acquisition of licenses, concessions and rights-of-way in selected Latin American communications markets. Since that time, FirstCom has focused on the development and operation of high-capacity fiber optic networks in Latin American business centers. FirstCom provides broadband communications services mainly to business customers in Santiago, Chile; Lima/Callao, Peru; and Bogota and Cali, Colombia. FirstCom targets primarily business customers, communications carriers and high volume users by offering a wide range of high bandwidth integrated services including data, voice, video, audio and Internet access.

     AT&T ARGENTINA. We completed the acquisition of AT&T Argentina (formerly named Keytech LD S.A.) in June 2000. AT&T Argentina is a development stage broadband communications company in Argentina with a limited amount of assets, consisting mainly of signal transmission equipment. Today it serves a small number of customers by reselling services from other communications providers. AT&T Argentina has licenses that authorize it or will authorize it by November 2000, to provide domestic and international long distance services, local telephone services, value-added services and a range of data services. AT&T Argentina also has rights to use the 1910-1930 MHz wireless spectrum for fixed links beginning in November 2000 in nine of Argentina's largest cities.

     Under the terms of our stock purchase agreement for AT&T Argentina, we acquired all of the capital stock of AT&T Argentina in exchange for 1,178,689 shares of our Class A common stock, plus $5 million in cash. The parties placed 550,000 of those shares in escrow. These shares will be released to AT&T Argentina's selling stockholders over six years to the extent they are not used to satisfy indemnity obligations of the selling stockholders to us. We will also make up to $1.5 million of contingent purchase price payments to the selling stockholders one year after the acquisition.

     EXPECTED OPERATING RESULTS. The revenues from services provided over our networks prior to the FirstCom merger were not material. We expect that the operating and net losses and negative cash flows from our business will increase in the near future as we expand and develop our networks and customer base. The more rapidly we expand our communications business, the greater our near term operating losses and capital expenditures will be. There can be no assurance that we will achieve or sustain profitability or positive cash flows from operating activities in the near future as we develop our communications networks.

     Especially for larger users, and as competition increases for advanced communication services, we expect that we may be required to renegotiate the pricing of our services from time to time to remain competitive with other communications service providers. Lower prices for communications services could have a material adverse effect on us if they cannot be offset by increases in our customer base, increases in overall usage of our networks, increases in the provision of higher value-added services to customers, or some combination of these offsetting factors. We believe that competition and price erosion will be important factors in the development of communications markets in the countries where we operate.

     INFLATION AND EXCHANGE RATES. Inflation and exchange rate variations may have substantial effects on our results of operations and financial condition. Historically, the effects of inflation in many Latin American countries, including Chile, Peru and Colombia, have been offset in part by a devaluation of the local currency relative to the U.S. dollar. However, the devaluation of each country's currency may itself have an adverse effect on our business, results of operations and financial condition.

     To date, we have not had significant foreign currency exposure. We generally intend to be paid for our services in U.S. dollars or in local currencies with a pricing adjustment that is structured to protect us against the risk of fluctuations in exchange rates. However, Brazil restricts the use of commercial contracts denominated in foreign currency or indexed to the value of foreign currency. Our customer contracts in Brazil generally provide for payment in local currency for all services and are generally indexed to various Brazilian inflation indicators. Our customer contracts in the other countries where we operate provide for payment in local currency for voice services and in U.S. dollars for services other than voice, except for Chile where payment for services other than voice is made in UFs, a Chilean inflation-adjusted unit.

     We have not entered into foreign currency hedging transactions. In the future, if our third party currency exposure increases, we may enter into hedging transactions in order to mitigate any related financial exposure.

However, a portion of our sales to customers will be denominated in local currencies, and substantial or continued devaluation in such currencies relative to the U.S. dollar could have a negative effect on the ability of our customers to absorb the costs of devaluation. This could result in our customers seeking to renegotiate their contracts with us or, failing satisfactory renegotiation, defaulting on these contracts.

     From time to time, Latin American countries have experienced shortages in foreign currency reserves and imposed restrictions on expatriation of local earnings and conversion of local currencies into U.S. dollars. Also, currency devaluations in one country may have adverse effects in another country, as in late 1994 and 1995 when several Latin American countries were adversely impacted by the devaluation of the Mexican peso. Any devaluation of local currencies in the country where we operate, or restrictions on the expatriation of earnings or capital from such countries, could have a material adverse effect on our business, results of operations and financial condition.

RESULTS OF OPERATIONS

  AT&T LATIN AMERICA

     NET REVENUES. On a pro forma basis, assuming the acquisition of Netstream had occurred on January 1, 1999, net revenues for 1999 were $2.0 million. Netstream did not recognize any revenues for the eleven months ended December 31, 1998. Revenue in 1999 was derived primarily from the provision of data and Internet services in Sao Paulo and Rio de Janeiro. Net revenues of AT&T Latin America were $802,000 for its two and one half months of operations in 1999. We expect to have increased revenues in 2000 as we add customers and deliver more services over our network, and because 2000 will have a full year of operations that includes revenues from FirstCom's operations following the merger. For the first three months of 2000, AT&T Latin America's revenues increased to $4.3 million reflecting the signing of new customers.

     We believe that Internet and data services will account for over 60% of our revenue in 2000, after giving effect to the FirstCom merger and the AT&T Argentina acquisition as if they had occurred on January 1, 2000. This percentage may decrease thereafter as we initiate voice services in Brazil and Argentina. However, we contemplate that over the long term a majority of our revenues will continue to come from Internet and data services.

     We believe that Brazil will account for approximately 25% of our revenues for 2000 with the balance of our revenues coming from operations in Chile, Peru and Colombia. We do not expect to have material revenues from Argentina during 2000 due to its start up nature.

     We also believe that growth in our revenue in the short and medium term will be relatively greater, in percentage terms, in Brazil and in Argentina, than revenue growth in Chile, Colombia and Peru, principally because:

      -- our operations in Brazil and Argentina are at an earlier stage of development than our operations in Chile, Colombia and Peru, and therefore will build upon a relatively lower initial revenue base in what are the two largest markets in which we have operations; and

      -- our metropolitan networks are in the development stage in Brazil and Argentina and do not yet generate material revenues from customers.

     COST OF REVENUES. Cost of revenues was $6.0 million on a pro forma basis in 1999. In 1998, Netstream had no operations and did not recognize any costs of revenue. Cost of revenues consists of leased line costs, maintenance costs and network and operating system costs, including labor. We expect that, until utilization of existing and planned facilities increases, costs of revenues will increase both in absolute terms and as a percentage of revenue as service is provided in additional cities. During the first quarter of 2000, AT&T Latin America's cost of revenues was $6.9 million.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses were $9.2 million in 1999 on a pro forma basis. In 1998, Netstream's selling, general and administrative expenses were $3.4 million. Netstream incurred these costs in 1998, notwithstanding the lack of revenues during that year, because it was engaged in activities to prepare for the launch of operations. Selling, general and administrative expenses are comprised primarily of marketing, sales commissions, office space (including rent and lease expenses) and indirect labor expenses. During the first quarter of 2000, AT&T Latin America's selling, general and administrative expenses were $4.2 million.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization was $1.7 million and $23.3 million on a pro forma basis in 1999, including an estimate of the calculation of goodwill as required by U.S. GAAP. In 1998, Netstream did not recognize any depreciation and amortization expense because it had not started operations. We expect that depreciation and amortization will increase significantly in 2000 and upcoming periods as we continue to invest in the installation and expansion of our networks. During the first quarter of 2000, depreciation and amortization reached $6.2 million.

     INTEREST EXPENSE. AT&T Latin America did not have any interest expense in 1999. On a pro forma basis, AT&T Latin America also did not have material interest expense in 1999, because Netstream's debt to Promon Ltda., indicated in the Netstream historical financial information, was eliminated in the acquisition of Netstream. Interest expense includes capital lease expense. AT&T Latin America did not show material interest expense in the first quarter of 2000. We expect that interest expense will increase significantly during 2000 and future periods as we obtain debt financing from AT&T Corp., from equipment vendors and perhaps from the capital markets to expand our business. See--"Liquidity and Capital Resources".

     NET LOSS. Net loss was $36.7 million in 1999 on a pro forma basis as expenses related to the development of AT&T Latin America's networks exceeded revenues. For the eleven months ended December 31, 1998, Netstream had a net loss of $3.4 million. AT&T Latin America's actual net loss for 1999 was $4.1 million. During 1999, the increase in net loss compared to 1998 was due to significantly higher depreciation and amortization expenses during 1999, which were not offset by revenues. This trend continued in the first quarter of 2000, in which AT&T Latin America recorded a net loss of $11.2 million.

  FIRSTCOM

     THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

     REVENUES. Consistent with 1999, during the first three months of 2000 the majority of FirstCom's revenues were derived from its operations in Chile. However, as a result of the October 1998 acquisition of FirstCom Internet in Chile (formerly known as RDC), the February 1999 acquisition of FirstCom Colombia and the completion of the asynchronous transfer mode/Internet protocol networks in Chile and Peru, long distance revenues dropped from 73% of total revenues for the three months ended March 31, 1999 to 57% of total revenues for the three months ended March 31, 2000.

     FirstCom's revenues were $11.8 million for the three months ended March 31, 2000 as compared to $8.3 million for the three months ended March 31, 1999. Long distance revenues increased to $6.7 million for the three months ended March 31, 2000, from $6.0 million for the three months ended March 31, 1999. These revenues were generated through the sale of approximately 37.1 million and 26.6 million minutes for the three months ending March 31, 2000 and 1999, respectively, resulting in an average revenue per minute of approximately $0.18 and $0.23, respectively. The increased long distance revenue was primarily attributable to the initiation of long distance services in Peru. The decrease in the revenue per minute is due to an increased mix of domestic long distance traffic and decreases in tariffs for wholesale long distance traffic. Internet and data service revenue increased significantly from $2.3 million for the three months ended March 31, 1999 to $5.1 million for the three months ended March 31, 2000. This increase was attributable to the acquisition of FirstCom Colombia and FirstCom Internet in Chile and the initiation of Internet and data services over FirstCom's asynchronous transfer mode/Internet protocol network in Peru and Chile.

     The following table details FirstCom's revenue mix by country:

                                                                THREE MONTHS ENDED
                                                              ----------------------
                                                              MARCH 31,    MARCH 31,
                                                                2000         1999
                                                              ---------    ---------
Chile.......................................................      57%          86%
Colombia....................................................      19%          13%
Peru........................................................      24%           1%
                                                                 ---          ---
                                                                 100%         100%
                                                                 ===          ===

     COST OF REVENUES. For the three months ended March 31, 2000, cost of revenues related principally to long distance services and included access charges paid to local exchange carriers and transmission payments to other carriers. Cost of revenues also include payments for rights of way related to FirstCom's fiber optic networks and license royalty payments related to telecommunication services in Peru and Colombia.

     FirstCom's cost of revenues was $5.3 million for the three months ended March 31, 2000 as compared to $6.0 million for the three months ended March 31, 1999. Additionally, FirstCom's gross margin increased from 27% for the three months ended March 31, 1999 to 55% for the year ended March 31, 2000. The increase in gross margin and decrease in cost of revenues is attributable to the significant growth in the higher margin data and Internet services.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses consist principally of salaries, wages and related liabilities, advertising and marketing costs, professional fees related to legal, recruiting and accounting, and travel. We expect selling, general and administrative expenses to increase over time as we continue to expand our operations.

     FirstCom's selling, general and administrative expenses were $10.1 million for the three months ended March 31, 2000 as compared to $4.3 million for the three months ended March 31, 1999. This increase was primarily attributable to the hiring of additional personnel related to the growth of the Peruvian and Chilean operations, the acquisition of FirstCom Colombia and increased marketing efforts in Chile and Peru. At March 31, 2000 the Company and its subsidiaries had 740 employees compared to 500 at March 31, 1999.

     NON-CASH COMPENSATION AND CONSULTING. The expense of $57,000 and $82,000 for the three months ended March 31, 2000 and 1999, respectively, represents the fair value of options granted to consultants for services provided during such periods.

     MERGER COSTS. Merger costs of $6.1 million for the three months ended March 31, 2000 represents incremental expenses incurred in connection with the pending merger transaction among FirstCom and AT&T Latin America. Included in these merger costs are approximately $5.2 million of non-cash expense related to the accelerated vesting of un-vested stock options for certain former employees.

     DEPRECIATION AND AMORTIZATION. FirstCom depreciates its telecommunications networks and intangible assets on a straight line basis over their estimated useful lives. We believe that depreciation and amortization expense will continue to increase with the expansion of operations.

     FirstCom's depreciation and amortization was $2.9 million for the three months ended March 31, 2000 as compared to $893,000 for the three months ended March 31, 1999. This increase was primarily attributable to increased investment in FirstCom's telecommunications networks and the placement in service of such assets.

     INTEREST EXPENSE. FirstCom's interest expense relates to its outstanding notes, bank debt, promissory notes, and vendor financing. Interest expense has been reduced for amounts capitalized related to FirstCom's construction of its fiber optic networks. Interest costs reported with respect to FirstCom's notes include amortization of deferred financing costs and original issue discount related to detachable warrants.

     FirstCom's interest expense was $5.9 million for the three months ended March 31, 2000 as compared to $4.5 million for the three months ended March 31, 1999. This increase in interest expense is due to the decrease in capitalized interest. Given the substantial completion of FirstCom's fiber optic networks during the three months ended March 31, 2000, FirstCom did not capitalize any interest costs. However, during the three months ended March 31, 1999, FirstCom capitalized $1.5 million of interest costs related to FirstCom's fiber optic network that was then under construction.

     INTEREST INCOME AND OTHER. FirstCom's interest income relates to cash and cash equivalents, restricted cash, and restricted investments.

     FirstCom's interest income and other was $392,000 for the three months ended March 31, 2000 as compared to $800,000 for the three months ended March 31, 1999. This decrease was primarily attributable to a reduction in restricted cash and investments.

     INCOME TAXES. Although FirstCom was subject to federal, state and foreign income taxes with the exception of its Colombian operations, it incurred no liability for such taxes for the periods under review due to net operating losses incurred. Under certain circumstances, these net operating losses could be used to offset future taxable income. FirstCom's net deferred tax assets, which result primarily from the future benefit of these net operating losses, are fully offset by a valuation allowance for the same amount because of the uncertainty surrounding the future realization of these net operating loss carryforwards. However, as FirstCom expands its fiber optic networks in Chile, Peru and Colombia, FirstCom expects to generate taxable income. Certain deferred tax benefits could expire prior to the time FirstCom generates taxable income.

     FirstCom's income tax expense for the three months ended March 31, 2000 was $17,000. This expense related to FirstCom's operations in Colombia.

     YEAR ENDED DECEMBER 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     REVENUES. FirstCom's revenues were $38.4 million for the year ended December 31, 1999 as compared to $18.1 million for the year ended December 31, 1998. Long distance revenues were $24.3 million for the year ended December 31, 1999 and $16.4 million for the year ended December 31, 1998. These revenues were generated through the sale of approximately 113.3 million and 55.9 million minutes for the year ending December 31, 1999 and 1998, respectively, resulting in an average revenue per minute of approximately $0.22 and $0.29, respectively. The increased long distance revenue was primarily attributable to the marketing and promotional campaigns that started in mid-1998 and continued through 1999, and the initiation of long distance services in Peru. The decrease in the revenue per minute was due to an increased mix of domestic long distance traffic.

     Consistent with 1998, during 1999 the majority of FirstCom's revenues were derived from its operations in Chile. However, as a result of the acquisitions of FirstCom Internet, FirstCom Colombia and the completion of the asynchronous transfer mode/Internet protocol networks in Chile and Peru, long distance revenues decreased from 91% of total revenues for year ended December 31, 1998 to 63% of total revenues for the year ended December 31, 1999.

     Internet and data service revenue increased significantly from $1.7 million for the year ended December 31, 1998 to $14.0 million for the year ended December 31, 1999. This increase was attributable to the acquisition of FirstCom Colombia and FirstCom Internet in Chile and also to the initiation of Internet and data services over FirstCom's asynchronous transfer mode/Internet protocol network in Peru and Chile.

     COST OF REVENUES. For the year ended December 31, 1999, cost of revenues related principally to long distance services and included access charges paid to local exchange carriers and transmission payments to other carriers. Cost of revenues also included payments for rights of way related to FirstCom's fiber optic networks and license royalty payments related to telecommunication services in Peru and Colombia.

     FirstCom's cost of revenues was $22.0 million for the year ended December 1, 1999 as compared to $14.1 million for the year ended December 31, 1998. This increase was primarily attributable to the increased long distance revenue and proportionate increased cost of providing long distance services. FirstCom's gross margin increased from 22% for the year ended December 31, 1998 to 43% for the year ended December 31, 1999. This increase was attributable to a slight decrease in long distance margins offset by significant growth in the higher margin data and Internet services.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. FirstCom's selling, general and administrative expenses were $25.7 million for the year ended December 31, 1999 as compared to $12.3 million for the year ended December 31, 1998. This increase was primarily attributable to the hiring of additional personnel related to the growth of the Peruvian and Chilean operations, the acquisition of FirstCom Colombia and FirstCom Internet and increased marketing efforts in Chile and Peru. At December 31, 1999 FirstCom and its subsidiaries had 664 employees compared to 330 at December 31, 1998.

     The significant components of selling, general and administrative expenses were as follows:

                                                               1999       1998
                                                              -------    ------
                                                               (IN THOUSANDS)
Compensation................................................  $14,100    $5,775
Professional Fees...........................................    1,367     1,753
Marketing...................................................    3,661     1,664
Bad Debt....................................................      961       943
Travel......................................................      509       288
Other.......................................................    5,100     1,870

     NON-CASH COMPENSATION AND CONSULTING. This expense for the years ended December 31, 1999 and 1998 represents the fair value of options granted to consultants for services performed during 1998 and 1999. These services were performed beginning in October 1998 through 1999, thus accounting for the increase in expense from $175,000 for the year ended December 31, 1998 to $353,000 for the year ended December 31, 1999.

     MERGER COSTS. Merger costs of $1.0 million for the year ended December 31, 1999 represent incremental professional fees paid in connection with the then pending merger with AT&T Latin America.

     DEPRECIATION AND AMORTIZATION. FirstCom's depreciation and amortization was $10.2 million for the year ended December 31, 1999 as compared to $2.2 million for the year ended December 31, 1998. This increase was primarily attributable to increased investment in FirstCom's telecommunications networks.

     INTEREST EXPENSE. FirstCom's interest expense was $22.6 million for the year ended December 31, 1999 as compared to $19.6 million for the year ended December 31, 1998. Capitalization of interest costs in connection with FirstCom's construction of its fiber optic networks decreased from $3.0 million for the year ended December 31, 1998 to $1.5 million for the year ended December 31, 1999 and were offset by increased interest expense related to bank debt and promissory notes relating to the acquisition of FirstCom Colombia.

     INTEREST INCOME AND OTHER. FirstCom's interest income and other was $2.2 million for the year ended December 31, 1999 as compared to $4.9 million for the year ended December 31, 1998. This decrease was primarily attributable to a reduction in restricted cash and investments.

     INCOME TAXES. FirstCom's income tax expense for the year ended December 31, 1999 was $170,000. This expense related to FirstCom's operations in Colombia. In 1998, FirstCom reported net operating losses and therefore did not incur any income tax liability.

     YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     During December 1997, FirstCom acquired FirstCom Long Distance S.A. (formerly Iusatel Chile S.A.). FirstCom's comparative operating results during 1998 were significantly affected by this acquisition as discussed in more detail below.

     REVENUES. During 1998 substantially all of FirstCom's revenues were derived from its operations in Chile. During 1998 FirstCom Chile contributed approximately 99% of total revenues.

     FirstCom's revenues were $18.1 million for the year ended December 31, 1998 compared to $1.1 million for the year ended December 31, 1997. FirstCom Chile generated long distance revenues during 1998 of approximately $16.4 million through the sale of approximately 55.9 million minutes, resulting in average revenue per minute of approximately $0.29. All of the long distance revenues were generated by FirstCom

Long Distance S.A. which was acquired by FirstCom in December 1997. These long distance revenues were generated from pick per call and contracted customers and long distance traffic exchange with other carriers.

     FirstCom Chile's data revenue during 1998 of $1.7 million consisted primarily of equipment sales and system integration services. As a result of the October 1998 acquisition of FirstCom Internet, FirstCom earned approximately $670,000 of internet services revenue during the fourth quarter of 1998.

     COST OF REVENUES. FirstCom's cost of revenues in 1998 resulted primarily from its operations in Chile. Costs of revenues include both the cost of services provided and the cost of equipment sold. During 1998 cost of revenues related principally to FirstCom Chile's long distance services and included access charges paid to local exchange carriers and transmission payments to other carriers. Costs of revenues also include payments for rights of way related to FirstCom's fiber optic networks.

     FirstCom's cost of revenues was $14.1 million for the year ended December 31, 1998 as compared to $1.2 million for the year ended December 31, 1997. This increase was primarily attributable to the increase in long distance revenue.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. FirstCom's selling, general and administrative expenses were $12.3 million for the year ended December 31, 1998 as compared to $4.7 million for the year ended December 31, 1997. This increase was primarily attributable to FirstCom Chile and the hiring of additional personnel related to the anticipated growth of the Peruvian and Chilean operations. At December 31, 1998 FirstCom had 330 employees compared to 130 at December 31, 1997. The significant components of selling, general and administrative expenses were as follows:

                                                               1998      1997
                                                              ------    ------
                                                               (IN THOUSANDS)
Compensation................................................  $5,775    $2,775
Professional Fees...........................................   1,753       728
Marketing...................................................   1,664        --
Bad Debt....................................................     943        --
Travel......................................................     288       254
Other.......................................................   1,870       921

     NON-CASH COMPENSATION AND CONSULTING. This expense of $4.6 million during September 1997 was directly attributable to the intrinsic value of shares of FirstCom's common stock and stock options issued to certain officers and former directors of FirstCom. There were no similar transactions or expenses during 1998. The $175,000 of expense recognized during 1998 related to the fair market value of stock options granted to a consultant for services performed during 1998.

     DEPRECIATION AND AMORTIZATION. FirstCom's depreciation and amortization was $2.2 million for the year ended December 31, 1998 as compared to $1.2 million for the year ended December 31, 1997. This increase was primarily attributable to certain assets purchased in the acquisition of FirstCom Long Distance.

     INTEREST EXPENSE. FirstCom's interest expense was $19.6 million for the year ended December 31, 1998 as compared to $6.5 million for the year ended December 31, 1997. This increase was due to the notes that were issued on October 21, 1997. Of the total interest costs incurred by FirstCom for the year ended December 31, 1998 and 1997, $3.0 million and $712,000, respectively, of such costs were capitalized in connection with FirstCom's construction of its fiber optic network.

     INTEREST INCOME AND OTHER. FirstCom's interest income and other was $4.9 million for the year ended December 31, 1998 as compared to $1.2 million for the year ended December 31, 1997. This increase was primarily attributable to interest income earned on FirstCom's restricted cash and investments.

     INCOME TAXES. In 1998 and 1997 FirstCom reported net operating losses and therefore incurred no income tax liability.

LIQUIDITY AND CAPITAL RESOURCES

     AT&T Latin America, FirstCom and Netstream have had significant operating losses and negative cash flow from their respective operations since their inception. We expect to incur significant operating losses and have negative cash flow from operations for the next several years as we expand our existing communications networks and develop new networks and services. We will, therefore, need to engage in substantial capital-raising activities.

     We estimate that we will have cash requirements of approximately $725 million during 2000 and the first half of 2001. We and FirstCom spent $40 million of that amount through March 31, 2000. We expect to spend the remaining amount to develop and expand communications networks and services and fund working capital needs, operating losses and debt service obligations. We expect that our funding needs to implement our growth strategy will continue at a somewhat higher level from mid-2001 through the end of 2002. As of March 31, 2000, we had not made any contractual commitments for capital expenditures and had approximately $1.7 million in debt service obligations (including obligations under capital leases) for the remainder of 2000 for debt outstanding at that date. We expect that capital expenditures and debt service obligations will increase in the future in connection with the cash requirements described above.

     We expect to receive $[     ] million of net proceeds from this offering
and to use $[     ] million to fund our cash requirements described above. To fund our remaining cash requirements, we need to raise funds in addition to cash on hand, amounts available under the credit facility provided by AT&T Corp. and committed vendor financing. We expect to raise the additional amounts needed principally through new vendor financing. We may also issue debt or make additional equity offerings in the future, depending on prevailing market conditions. We are not sure we will be able to raise sufficient funds on acceptable terms or at all. Our inability to raise sufficient funds could affect our ability to meet our debt service and other obligations and would affect our ability to carry out our growth strategy. If we do not complete this offering or obtain additional financing by the end of the third quarter of 2000, we will have to postpone most of our capital expenditures until financing is obtained. This would detract from our time to market and our ability to pursue our growth strategy.

     Our cash needs in the next several years will be affected by several factors. Among them are:

      --   the amount of cash generated by our business operations;

      --   whether we change our plans for building and expanding our networks;
           and

      -- whether we use cash, issue common stock or increase our debt to complete acquisitions and ventures, such as the possible collaboration with AT&T Global Network Services, beyond those currently anticipated.

     The following chart summarizes AT&T Latin America's and FirstCom's sources of funds that were available as of March 31, 2000:

                    SOURCE                            ENTITY              AMOUNT
----------------------------------------------  ------------------    --------------
                                                                      (IN THOUSANDS)
Cash and short-term investments at March 31,
  2000........................................  AT&T Latin America       $ 30,915
Cash (including restricted cash) at March 31,
  2000........................................  FirstCom                   26,996
Cash contribution from AT&T Corp. and SL
  Participacoes(1)............................  AT&T Latin America         20,000
Credit Facility from subsidiary of AT&T
  Corp.(2)....................................  AT&T Latin America        100,000
Equipment financing facilities(3).............  FirstCom                   32,700
Bank credit facility(4).......................  FirstCom                    6,700
Working capital revolving credit
  facility(5).................................  FirstCom                    1,400
                                                                         --------
     Total....................................                           $218,711
                                                                         ========

------------
Notes:

(1) As a condition to the FirstCom merger, we received a total of $70 million in cash equity contributions from our shareholders. AT&T Corp. and SL Participacoes contributed a total of $50 million in December 1999 in connection with the Netstream acquisition. In June 2000, AT&T Corp. and an affiliate of Promon Ltda. contributed an additional $20 million in cash to AT&T Latin America pro rata in proportion to their respective shareholdings.

(2) Pursuant to the FirstCom merger agreement, a subsidiary of AT&T Corp. has provided AT&T Latin America with a $100 million credit facility. That facility has a two-year maturity, and bears interest at a floating rate per annum based on 90-day LIBOR, plus 3.75%, payable quarterly.

(3) FirstCom has equipment financing facilities of $29,500 principal amount from Cisco Systems Capital Corporation and $10,000 principal amount from Nortel Networks. The purpose of these facilities is to finance the purchase of network equipment from Cisco and Nortel. As of March 31, 2000, $6,800 had been used under the Cisco facility and no amount had been used under the Nortel facility. The purchased equipment is collateral for amounts outstanding under these facilities. The Cisco facility bears interest at a rate per annum of LIBOR plus 5.5%, payable quarterly. The Nortel facility bears interest at a rate per annum of LIBOR plus 4.0%, payable quarterly. Amounts used under the Cisco and the Nortel facilities are subject to mandatory prepayment upon a change of control of FirstCom such as the merger. We expect we will be able either to negotiate a waiver of these provisions or to replace these facilities with new facilities after the merger.

(4) Effective February 25, 2000, subsidiaries of FirstCom entered into a short-term $10 million bank credit facility, collateralized by certain telecommunications equipment. The terms of that facility are:

     (i) annual interest rate of the 90-day LIBOR plus 6%, or the U.S. prime rate, plus 5%;

     (ii)  principal maturity date of January 2, 2001; and

     (iii) interest payments on the outstanding principal balance due beginning April 2000.

    This facility was mandatorily prepayable in the event of a change of control of FirstCom, such as the FirstCom merger. As of March 31, 2000, $3,300 had been used.

(5) During December 1999, one of FirstCom's Chilean subsidiaries obtained a $1,400 working capital revolving credit facility from a local bank. No amount had been used under the facility as of March 31, 2000. This facility is denominated in UF's, a Chilean inflation-adjusted unit used as a reference in financing and commercial transactions in Chile. The facility bears interest at a per annum rate based on the Chilean bank rate, plus 4.0%.

     As permitted under the FirstCom merger agreement, we required FirstCom to make a tender offer for its outstanding 14% senior notes due 2007. As of June 30, 2000, there was $150,000,000 in aggregate principal amount of the notes outstanding. As part of that tender offer, FirstCom is seeking the consent of holders of at least a majority in principal amount of the outstanding notes to specified amendments to the covenants of FirstCom relating to the notes. We intend to finance the tender offer by issuing to a wholly-owned subsidiary of AT&T Corp. our non-voting, non-convertible and non-participating 15% Series B preferred stock. The preferred stock will be redeemable at our option or the option of the holder at any time after the fourth anniversary of its issuance.

     In connection with the AT&T Argentina acquisition, we paid $5 million to the selling stockholders and issued to them 1,178,689 shares of our Class A common stock.

     Prior to its acquisition, Netstream's debt consisted of intercompany borrowings from Promon Ltda. and its affiliates. Those borrowings, which were $29,400 as of September 30, 1999, increased up to the date of the acquisition as Promon Ltda. continued to finance construction of networks and operating losses. At the closing of the acquisition in early December 1999, approximately $45,000 of intercompany indebtedness that Netstream owed to Promon was repaid as a part of the purchase price of Netstream. Netstream no longer has any outstanding debt to Promon or its affiliates.

NET OPERATING LOSS CARRYFORWARDS

     At December 31, 1999 FirstCom had net tax operating carryforwards of approximately $59,000 for U.S. income tax purposes and approximately $46,900 for foreign income tax purposes. The U.S. carryforwards are available to offset future taxable income, if any, and expire for U.S. income tax purposes in the years 2007 through 2019, subject to limitation under Section 382 of the Internal Revenue Code. The foreign net operating loss carryforwards related to Peru, of $15,300 expire in the years 2000 through 2003 and to Chile, of $31,500, do not expire.

EFFECTS OF NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. We have adopted this statement effective January 1, 2000. The statement requires the recognition of all derivatives on our consolidated balance sheet at fair value. The adoption of this statement did not have a significant effect on our results of operations or financial position.

                               INDUSTRY OVERVIEW

     Liberalization of the global communications industry and technological change have resulted in an increasingly data-intensive business environment. In Latin America, regulatory, technological, marketing and competitive trends have created opportunities in the convergence of voice and data communications markets. Liberalization of the communications industry in Latin America is also leading to expanded opportunities in the local communications services market. We believe there is significant unmet demand for advanced communications services, including:

      --   reliable, high capacity data circuits;

      --   Internet access;

      --   private local area networks; and

      --   domestic and international long distance.

     We believe that deregulation of the communications sector in many Latin American countries, coupled with technological innovation, will lead to market developments similar to those that have occurred in the United States. These developments would include an increase in traffic volume and the entry of new communications service providers. In Latin America the regulatory and market environments differ from country to country and differ from those in the United States.

     We believe that demand for broadband transmission capacity will continue to increase as customers require increased capability to handle complex data, Internet, voice and video communications and that our high-speed data networks and Internet platform are well suited to satisfy these requirements. In Latin America, many incumbents and other communications carriers continue to use older technologies for parts of their networks which were designed primarily for voice services. However, many are using fiber optic technology to expand their networks.

THE LATIN AMERICAN TELECOMMUNICATIONS MARKET

     Latin America represents a large potential telecommunications market. Our targeted Latin American markets have a combined:

      --   estimated population of approximately 281 million people;

      -- estimated growth in average gross domestic product per capita of over 4.6% per annum between 1999 and 2004;

      -- estimated growth in telephone lines of approximately 6.8% per annum between 1999 and 2004; and

     The table below sets forth population and gross domestic product per capita for 1999 for our targeted Latin American countries, according to industry sources:

                                                                       GROSS
                   COUNTRY OF                        POPULATION       DOMESTIC
                    OPERATION                        (MILLIONS)    PRODUCT/CAPITA
-------------------------------------------------    ----------    --------------
Argentina........................................        35            $7,750
Brazil...........................................       164             3,149
Chile............................................        15             4,590
Colombia.........................................        42             2,130
Peru.............................................        25             2,250
                                                        ---            ------
Total/Average....................................       281            $3,575
                                                        ===            ======

INDUSTRY TRENDS

     Recent growth in the Latin American communications industry, and particularly in broadband communications services, has been shaped by a number of underlying trends, including those listed below. We believe that these trends are likely to cause this growth to continue.

      -- MARKET LIBERALIZATION. Privatization and the related breakup of monopolies in the Latin American telecommunications market has resulted in increased competition for substantially all products and services. Governments within the region are increasingly demonstrating a pro-competition approach to the market. In addition, Argentina, Brazil, Chile, Colombia and Peru are each signatories to the World Trade Organization Agreement on Basic Telecommunications Services, which mandates liberalization. Competition has facilitated the development and availability of more advanced telecommunications services to the Latin American business market, and generally reduced prices, which has in turn increased demand.

      -- GLOBALIZATION OF CORPORATIONS. As corporations in more developed markets expand into Latin American markets, we believe that the need for private network services and broadband capacity between and within the major cities in these markets will grow. In addition, as Latin American companies become more global, we believe that their need for broadband connections will increase and their adoption of bandwidth intensive applications is likely to accelerate.

      -- INCREASED DEVELOPMENT OF TECHNOLOGICALLY ADVANCED COMMUNICATIONS INFRASTRUCTURE. Historically, Latin American markets have depended upon the communications infrastructure of incumbent operators, which typically does not permit the transmission of large amounts of data traffic. Due to the poor transmission quality of the regional telecommunications infrastructure, Latin American business customers have been slower to adopt data intensive applications than similar customers in more developed markets. We believe that the demand for broadband services will increase as the communications infrastructure improves and the use of data intensive applications becomes more feasible and economical in more markets in Latin America.

      -- INCREASING WORLDWIDE USE OF THE INTERNET. We believe that the Latin American market has lagged the United States market in using Internet-related services. We believe as Internet use increases, corporations will accelerate their adoption of new technologies and applications, thereby increasing demand for broadband services. According to the International Telecommunications Union, the number of Internet users in Latin America increased almost 14-fold between 1995 and 1999, from approximately 540,000 to over 9 million. According to industry sources, the number of Internet dial-up accounts in our target markets should increase by 41% per annum from approximately 3.4 million in 1999 to approximately 18.7 million in 2004.

       ARGENTINA

     COUNTRY OVERVIEW. Argentina, a new market for us following completion of our acquisition of AT&T Argentina, is the third largest country in South America with an estimated population of approximately 35 million as of December 1999. Greater Buenos Aires, the country's primary economic center, has a population of approximately 13.9 million. From 1994 through 1999, real gross domestic product increased by an average annual growth rate of approximately 2.8%.

     MARKET OVERVIEW. Argentina has one of the most developed communications markets in Latin America due, in part, to its early privatization efforts. According to Pyramid Research, Argentina's telephone subscribers grew from an estimated 6.8 million as of year end 1997 to an estimated 7.6 million in 1999. As is generally the case throughout Latin America, Argentina has a relatively low penetration, or usage, rate per 100 inhabitants of approximately 21.2 lines in service as of the end of 1999. We believe that Argentina's continued growth in demand for communication services primarily will be influenced by the full liberalization of the market in November 2000 and by demand from business customers for broadband communications services.

BRAZIL

     COUNTRY OVERVIEW. Brazil is the largest country in South America with an estimated population of approximately 164 million as of December 1999. Sao Paulo, its largest city, has a population of approximately 10 million. From 1994 through 1999, real gross domestic product increased by an average annual growth rate of approximately 2.8%.

     MARKET OVERVIEW. One of the stated goals of the Brazilian government in privatizing Brazil's former local and long distance incumbent, Telebras, in 1998 was to expand significantly the national communications network and improve service quality. According to Pyramid Research, Brazil's total number of lines in service has increased since the privatization of Telebras from approximately
17.0 million in 1997 to approximately 25.7 million in 1999. However, Brazil continues to have a relatively low penetration rate per 100 inhabitants of approximately 15.7 lines in service as of the end of 1999. We believe that continued growth in demand from communication services in Brazil will be influenced by the level of growth of the Brazilian economy, demand from business customers for broadband communications services, foreign investment and international trade and the continued expansion of the Brazilian communications infrastructure.

CHILE

     COUNTRY OVERVIEW. Chile is a highly urbanized country, with an estimated population of approximately 15 million as of December 1999. Santiago, the capital of Chile and a major international economic center, has a population of approximately 5.1 million. The Chilean government has implemented a strategy to encourage foreign investment in Chile. It has privatized and deregulated many industries, including transportation, energy and communications. From 1994 through 1999, real gross domestic product increased by an average annual rate of 5.6%. Inflation has been significantly reduced, falling from 15.4% per annum in 1992 to 3.3% per annum in 1999.

     MARKET OVERVIEW. As the first Latin American communications market to begin to deregulate, Chile's communications sector has grown substantially. According to Pyramid Research, Chile's lines in service have increased from approximately 2.7 million in 1997 to approximately 3.4 million in 1999, indicating a penetration rate of approximately 23 per 100 inhabitants.

COLOMBIA

     COUNTRY OVERVIEW. Colombia is the second largest country in South America with an estimated population of approximately 42 million. Bogota, the capital of Colombia, has a population of approximately 6.3 million. Cali and Medellin, the two next largest cities in Colombia, have populations of approximately 1.6 million and 2.2 million, respectively. From 1994 through 1999, gross domestic product grew at an average annual rate of 1.9%. Inflation continuously dropped each year from 22.8% per annum in 1994 to 10.9% per annum in 1999.

     MARKET OVERVIEW. As Colombia continues to deregulate its communications market, the country has continued to experience significant growth in communications revenue and telephone density. With new competitors entering the local market, local operators are marketing aggressively to obtain subscribers. According to Pyramid Research, total lines in service in Colombia has increased from approximately 5.4 million in 1997 to approximately 7.4 million in 1999, indicating a penetration rate of approximately 18 per 100 inhabitants.

PERU

     COUNTRY OVERVIEW. Peru is the fourth largest country in South America with an estimated population of 25 million at December 1999. Lima, the capital of Peru and the major economic center in Peru, has a population of approximately
6.3 million. In 1990, the Peruvian government embarked on a series of economic and political measures to curtail inflation and restore economic stability. From 1994 through 1999, gross domestic product increased by an average annual growth rate of 5.5%. During the same period, inflation decreased from 15.4% per annum in 1994 to 3.7% per annum in 1999.

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     MARKET OVERVIEW.  Demand for telephone service in Peru has historically been unmet due to lack of investment, high prices, poor service and long waiting periods for service. One of the stated goals of privatizing Peru's former local and long distance incumbent, Telefonica del Peru, was to expand significantly the national communications network and improve service quality. The number of lines in service has increased since the privatization from approximately 1.1 million in 1995 to approximately 1.6 million in 1999. Notwithstanding the significant recent growth in lines in service, Peru continues to have a relatively low penetration rate of 6.5 lines in service per 100 inhabitants as of the end of 1999. We believe that continued growth in demand for communication services in Peru will be influenced by the growth of the Peruvian economy, foreign investment and international trade, the continued expansion of the communications network and the re-balancing of tariffs. We consider Peru's communications market to be an excellent environment for the growth of our business due the relatively small number of competitors.

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                                    BUSINESS

AT&T LATIN AMERICA

     We provide broadband communications services to major metropolitan business markets in Argentina, Brazil, Chile, Colombia and Peru. Broadband communications services are delivered over high speed, high capacity transmission systems. Our objective is to be a leading provider of broadband communications services to business customers in the countries in South America and the Caribbean, plus Panama, but excluding Venezuela and Cuba. Our communications services integrate data, Internet, local and long distance voice, video and electronic commerce services. We focus on business customers with growing and diverse broadband communications needs, including multinational corporations, financial services companies, media and content providers, technology companies, government entities, Internet service providers and communications carriers, as well as small and medium size businesses. We deliver our services through our own technologically advanced networks, which interconnect with existing networks owned by third parties.

     Our business had the following operating characteristics as of March 31, 2000:

      --   2,684 network route kilometers;

      --   86,436 total fiber kilometers;

      --   2,241 buildings connected to our networks;

      -- 70,786 voice grade equivalent circuits, a measure of transmission capacity; and

      --   4,902 permanent virtual circuits sold.

     Our networks use the asynchronous transfer mode format, a technology which enables us to accommodate many different information systems and permits transmission of a mix of voice, data and video. Our networks also utilize a common Internet protocol-based platform. Internet protocol is an inter-networking standard that enables communication across the large collection of networks constituting the Internet regardless of the hardware or software used.

COMPETITIVE STRENGTHS

     We believe that we distinguish ourselves from our competition through several competitive strengths, including:

      -- TECHNOLOGICALLY ADVANCED NETWORKS. We believe that we have a competitive advantage in attracting our target business customers because we own and control technologically advanced networks. Our fiber optic networks enable us to offer a wide range of reliable, high quality services at competitive prices through a single customer connection. Our networks are able to carry a variety of data, Internet, voice, video conferencing and electronic commerce traffic over a secure, common Internet protocol-based platform. Moreover, unlike incumbent carriers, we do not have older network systems designed primarily for voice services.

      -- AT&T BRAND. We believe that the AT&T brand is well known in our target markets in Latin America and represents high quality, reliable service and good value to customers in these markets. Offering services under the AT&T brand will be a competitive advantage in attracting customers and we believe will shorten our sales cycle, accelerate market penetration and increase our market share.

      -- RELATIONSHIP WITH AT&T CORP. AND CONCERT. We benefit from our relationship with AT&T Corp. and its affiliates, including Concert, the joint venture between AT&T Corp. and British Telecommunications plc. We expect that this relationship will:

        --   give us access to AT&T Corp.'s worldwide customer base;

        -- give us access to Concert's cross-border transport facilities, including undersea cable systems and satellite capacity, enabling us to offer customers the ability to connect to locations outside of our region; and
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      --   enable us to provide our customers with a wide range of services of
           AT&T Corp., AT&T Global Network Services and Concert.

           We believe that our unique relationship with AT&T Corp. provides an advantage in competing with other providers of communications services.

      -- LOCAL PRESENCE IN MULTIPLE HIGH-GROWTH LATIN AMERICAN COMMUNICATIONS MARKETS. We operate in most of the important metropolitan areas in our region where there are concentrations of our target business customers. Those areas are:

         --   Sao Paulo, Rio de Janeiro and Belo Horizonte, Brazil;

         --   Santiago, Chile;

         --   Bogota and Cali, Colombia; and

         --   Lima, Peru.

        We plan to expand our network coverage to other major cities in our region. Historically, these markets have depended upon the communications infrastructures of incumbent operators, which typically do not permit the transmission of large amounts of data traffic.

        Recent privatizations and the related breakup of monopolies in many of these markets has resulted in increased competition for the types of products and services we offer. We believe that, as an early entrant into the broadband communications market in Latin America, we will be well positioned to benefit from the growth we anticipate in demand for broadband communications services from business customers.

      -- MANAGEMENT EXPERIENCE. We have a strong management team with significant experience in the communications industry in Latin America and proven entrepreneurial skills. We also expect to benefit from access to technical and business personnel at AT&T Corp. and its affiliates, and members of AT&T Corp.'s management will serve on our board of directors.

GROWTH STRATEGY

     Our objective is to be a leading provider of broadband communications services to business customers in major Latin American markets. To achieve this objective, we intend to:

      -- FOCUS ON HIGH-DEMAND BUSINESS CUSTOMERS IN MAJOR LATIN AMERICAN METROPOLITAN AREAS. We plan to focus mainly on the needs of business customers, especially those with high demand for data, Internet and other broadband communications services. We will primarily offer our services in major Latin American metropolitan areas with concentrations of this type of customer. As part of this focus, we will continue to deploy our network facilities, construct new networks and connect additional commercial buildings in these markets.

      -- OFFER ADVANCED DATA AND INTERNET SERVICE OFFERINGS THROUGH OUR OWN NETWORKS AND FACILITIES. We believe our high speed networks and advanced Internet protocol-based platform will enable us to respond to increasing demand from business customers for advanced data, Internet and electronic commerce services.

      -- OFFER A PORTFOLIO OF ADVANCED BUSINESS COMMUNICATIONS SERVICES. We will offer a flexible and integrated portfolio of data, Internet, voice, video conferencing and electronic commerce services

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           through a single connection to the customer. Once we have established an initial relationship with a customer, we will seek to expand the scope and range of services we provide to the customer. We believe that this will result in increased revenue and enhanced customer loyalty while using relatively limited additional capital investment per customer. We plan to expand our portfolio of value added services, such as web hosting, managed network and electronic commerce services. Web hosting involves providing or managing equipment to operate an Internet web site.

      -- CAPITALIZE ON RELATIONSHIPS WITH AT&T CORP. AND CONCERT. We intend to benefit from AT&T Corp.'s worldwide customer base and the ability of AT&T Corp. and its affiliates, including Concert and AT&T Global Network Services, to connect customers throughout the world. We plan to supply services in our region to AT&T Corp., Concert and AT&T Global Network Services and plan to distribute the services of Concert and AT&T Global Network Services to our own customer base.

      -- PROVIDE CONSISTENT AND SUPERIOR SERVICE LEVELS. We will offer a similar portfolio of AT&T-branded services in each country in our region. This will allow customers operating in several markets to receive a consistent level of service and quality. We also plan to deploy an integrated operations support system and implement a coordinated customer care system and philosophy across product and country lines. The operations support system will be designed to link all key functional areas to enable us to provide superior customer service. The key functional areas include provisioning, technical support, customer care and billing. Sales and customer service personnel will be able to access the operations support system 24 hours per day, seven days per week, and will promptly resolve customer related operational, support or billing issues. We believe that superior service quality and customer service can be a significant competitive advantage.

      -- PURSUE RAPID GROWTH THROUGH CONTINUED NETWORK CONSTRUCTION, AS WELL AS STRATEGIC ALLIANCES AND ACQUISITIONS. We plan to invest substantial amounts of capital to expand our networks and construct additional networks in our region. This will include expanding our existing networks in Brazil and constructing new networks in additional cities in Brazil and in Buenos Aires and other cities in Argentina. We plan to expand FirstCom's existing networks in Chile, Colombia and Peru, and to construct new networks in Buenos Aires and other cities in Argentina. In addition, we believe that, as in Europe and the United States, the Latin American communications industry will experience increased consolidation, with single-market providers combining or aligning with pan-regional operations. We will pursue acquisitions and alliances consistent with our growth strategy.

NETWORKS

     Our broadband communications networks provide links to customers within a given metropolitan area and the ability to connect to points outside that area. We deploy our network facilities to reach larger office buildings, office parks and other high concentrations of business access lines and potential business customers. By doing so, we seek to use capital efficiently to reach a maximum number of customers and prospects.

     We will continue to deploy and expand our networks in the central financial and business districts of major metropolitan areas in the countries where we operate. We also intend to extend our metropolitan networks to reach nearby concentrations of industrial and multinational corporate customers. We plan to connect our metropolitan area networks to one another by constructing, purchasing, swapping or signing long-term leases for fiber optic links.

     In each city, our broadband communications networks consist of the following components:

      -- a network management center, operating on a 24-hour/7-day basis, where we monitor the functioning of the network and traffic patterns;

      -- primary, or backbone, rings of minimum 144-strand fiber optic cable, each connected to the network management center, which extend through the main areas or avenues served by the network and carry the most traffic;

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      --   numerous secondary rings of 36 or 72-strand fiber optic cable, each connected to the primary rings, which extend the network along additional streets and to other locations where the individual buildings served are located;

      -- for each building served, an access cable of 2 to 24-strand fiber optic cable connecting central transmission equipment in the building to the secondary ring in the street; and

      -- for each customer in a building, a fiber optic, coaxial or copper cable connecting the building's central transmission equipment unit to one or more customer units.

     Our metropolitan networks enable us to provide our advanced communications services through a single customer connection. Although the major carriers in the countries where we operate are installing updated transmission equipment, we expect that the networks of these companies, which have traditionally focused on voice communications, will predominantly consist of earlier-generation digital and analog transmission equipment in the future.

     Our networks have the following advantages over older systems:

      -- the ability to carry distinct types of traffic (e.g., data, voice, video, multimedia) over the network using a single transmission system;

      -- cost efficiency, due to the reduced amount of hardware required to transmit diverse traffic;

      -- high-speed routing of traffic through the network, due to fewer capacity "bottlenecks";

      -- high network and service reliability through the use of network designs that allow the automatic re-routing of transmissions in case of problems;

      -- high degree of control, flexibility and manageability of the networks, allowing for more sophisticated central management; and

      --   high levels of transmission quality.

     Our network's architecture is compatible with older transmission standards used in public networks in the countries where we operate. Traffic can be passed readily between and among our networks, other local private networks and public national networks. These technological advantages, together with the high bandwidth of our metropolitan area networks, permit us to offer the following service benefits to our customers:

      -- an integrated package of data, voice, video and audio services, as well as basic communications and transmission services, from a single provider;

      -- high speed data transmission and, within each metropolitan area, an ability to increase bandwidth easily;

      -- an ability to accommodate flexibly the requirements of very large networks, such as dial-up networks used by Internet service providers and other complex networks used by financial institutions, multinational corporations, universities and government entities;

      -- a high degree of transmission quality, with negligible error rate and "lost" traffic;

      -- through sophisticated central network management systems, an ability to continuously monitor and optimize a customer's traffic patterns, as well as to allow the customer to monitor network performance, even across interconnections with other carriers' networks;

      -- maximum availability of the customer's internal and external networks and externally transmitted data--through features that allow the networks to re-route automatically any transmission over the network that is held up by faulty equipment or line damage; and

      --   flexibility to upgrade rapidly transmission speed and bandwidth.

     We arranged to interconnect our networks in the countries where we operate with the networks of the respective incumbent carriers. Terminal equipment is located in either our premises or the premises of other

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companies. These arrangements permit us to satisfy rapidly any customer orders for services outside our metropolitan area networks.

     Our communications equipment vendors actively participate in planning and developing electronic equipment for use in our networks. We currently obtain asynchronous transfer mode equipment and Internet protocol-based routers from Cisco, transmission equipment principally from Nokia and voice switching equipment from Siemens. Asynchronous transfer mode equipment uses technology that enables it to accommodate many different information systems and permits transmission of a mix of voice, data and video. Internet protocol-based routers use an inter-networking standard that enables communication across the large collection of networks constituting the Internet, regardless of the hardware or software used. We are in the process of analyzing additional suppliers in order to diversify our supplier base. Because we use existing communications technology rather than developing new technology, our research and development expenditures are not material.

     The dates we commenced business in each of the locations in which we do business are set forth in the table below:

                    COUNTRIES AND CITIES                      DATE COMMENCED
------------------------------------------------------------  --------------
Argentina (Buenos Aires)....................................  June 2000
Brazil (Sao Paulo, Rio de Janeiro, Belo Horizonte and
  Barueri/Alphaville).......................................  November 1998
Chile (Santiago)............................................  July 1994
Colombia (Bogota and Cali)..................................  February 1999
Peru (Lima/Callao)..........................................  May 1998

     Selected operating statistics as of December 31, 1999 and March 31, 2000 for each of the countries where we operate are set forth under "Selected Operating Information."

SERVICES

     We believe that customers in our target markets demand high quality, cost effective communications services with simplified interfaces. We also believe that larger and more sophisticated customers expect us to anticipate their communications requirements and provide customized solutions. By offering an integrated package of advanced as well as basic services, we believe we can access a larger market, enhance customer retention, achieve higher margins and reduce the cost of acquiring new customers.

     Our integrated portfolio of services in the countries in which we operate falls into several principal categories, which are described below:

      -- DATA SERVICES. Our data services include basic connection services, such as point-to-point dedicated private lines, and private multipoint network services, which consist of offering and managing communications links among a number of locations, as wide area network services. The basic infrastructure, plus supporting services (available or being deployed) allows us to implement different communications applications to support a wide range of customers' needs. The availability of bandwidth and reliability of the services allow customers to support additional value-added services, such as video conferencing.

      -- INTERNET AND INTERNET PROTOCOL-BASED SERVICES. Our Internet services consist of dial-up and dedicated access services offered primarily to businesses, as well as wholesale Internet services offered to Internet service providers. Our integrated package of wholesale Internet services allow Internet service providers to purchase and lease their entire access infrastructure from us. The customer access infrastructure of Internet service providers typically consists of a combination of transmission lines, modems, traffic management equipment and software.

      -- VOICE SERVICES. Our voice services include a range of services that allow us to provide high quality, reliable voice communications. Services range from the provisioning of office or campus services, to building a complete voice network covering multiple locations. Through interfaces with other private networks and with public networks, customers can place and receive calls originating and terminating from outside our networks.

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     SERVICES TO OTHER CARRIERS.  We provide "last mile" services to other carriers seeking to reach customers on our networks.

CUSTOMERS

     ARGENTINA. We will seek to develop operations in Argentina through our recently acquired subsidiary, AT&T Argentina (formerly named Keytech LD S.A.). We plan to target data intensive users of communications services, including small, medium and large businesses, regional and global multinational corporations, government entities, internet service providers and other communications carriers, in the major urban centers. These urban centers primarily include Buenos Aires, Rosario, Cordoba and Mendoza as well as other cities including Mar del Plata, Bahia Blanca, Neuquen and Tucuman.

     AT&T Argentina is a development stage company and, to date, has not had a material number of customers.

     BRAZIL. Our customer base in Brazil has grown rapidly since Netstream began commercial operations there in November 1998. As of March 31, 2000, our Brazilian operations had attracted 600 customers.

     Our customers in Brazil include:

      --   the stock exchanges of Sao Paulo (Bovespa) and Rio de Janeiro (BVRJ);

      -- numerous Brazilian and international banks, brokers, insurance companies and other financial institutions including AGF, Banco Cidade, Banco Santander, Bank of America, Barclay's Capital, BCN--Banco de Credito Nacional, JP Morgan and Unibanco;

      -- information and consulting businesses, including Andima, Bloomberg, Deloitte Consulting and Reuters;

      --   Internet service providers, including AmChamNet, AOL Brasil and
           PSINet;

      --   global and regional multinational corporations;

      --   several international and domestic communications carriers; and

      --   many medium-size and smaller-size business and professional entities.

     Our customer contracts in Brazil generally provide for payment in local currency and are generally indexed to various Brazilian inflation indicators. The revenues of our customers are also generally denominated in local currency.

     CHILE. For data and Internet services, we currently have more than 894 business customers in Chile. We also provide domestic and international long distance services to approximately 17,745 business customers and more than 18,033 residential customers through annual service contracts. In addition, we provide casual dialing services to approximately 130,000 non-subscribed users. We also provide routing services to a number of other long distance carriers, including Entel.

     Our customers in Chile include:

      --   The Santiago World Trade Center;

      -- banking institutions, including Chase Manhattan Bank and Banco de Credito e Inversiones;

      --   communications carriers, including GlobalNet and Entel; and

      -- educational institutions, such as Pontificia Universidad Catolica de Chile.

     COLOMBIA. We currently service approximately 260 customers in Colombia. We offer and market to our current and potential customers services which include asynchronous transfer mode services (Internet, ethernet, fast ethernet, video, voice, and token ring), local area network to local area network interconnection and frame relay services. Frame relay services are delivered using the frame relay transfer mode designed for the transmission of data over digital networks in packets of varying lengths. Prices charged to customers vary

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in accordance with the customers' requirements based on the number of locations, type of services, transmission rates, and length of service contracts.

     Our customers in Colombia include:

      -- numerous banking institutions, including Banco de la Republica, Ascredibanco and Banco Santander;

      -- Deposito Central de Valores, the depositary of debt securities issued in Colombia;

      -- several communications carriers, including Global One, Telecom Colombia and Telefonica Data; and

      --   information and consulting businesses, including Bloomberg.

     PERU. We provide data and Internet services to more than 773 customers in Peru. We seek to enter into contracts with new customers for a term of at least two years. Prices charged to customers vary in accordance with the customer's requirements based on the number of locations, type of services, transmission rates, and length of service contracts. In November 1999, we also began to offer domestic and international long distance services. As of December 31, 1999, we had more than 6,500 customers in Peru contracted for long distance service. We also began to provide routing services to a number of other long distance carriers.

     Our customers in Peru include:

      --   numerous banking institutions, including Interbank and Asbanc;

      -- retailers, such as Santa Isabel S.A., a supermarket chain, and Saga Falabella S.A., a department store;

      --   multinational corporations, such as Nestle Peru; and

      --   Internet service providers, including Red Privada Virtual (QNET).

SALES, MARKETING AND CUSTOMER SERVICE

     We seek to build collaborative, long-term relationships with our customers by offering to them a broad portfolio of communications services, by continuously monitoring and identifying their changing communications needs and by leveraging one or more of our services into a partnership with the customer in which we become the single source provider of all of the customer's communications needs. We believe that, in addition to providing our customers with a good value, our sales and marketing approach allows us to integrate our services into bundled packages that improve gross margins by encouraging customers to use a greater number of, and more advanced, services.

     We have a sales force of approximately 124 professionals that are supported by our technical engineering and network center staff. Our sales force is trained to emphasize our customer-focused sales and service efforts, including our 24 hour/365 day customer service center. Our sales and marketing professionals answer customer calls directly, rather than requiring customers to use an automated queried message system. We provide customer assistance, at all hours, in either Portuguese or English in Brazil and in Spanish in the other countries. We also actively solicit customers' reaction in order to understand their preferences and to enhance their overall satisfaction with us.

     We have also developed and installed customer-focused software designed to provide integrated communications services. This software permits us to present our customers with one fully integrated monthly billing statement for local, long distance, international, voice mail, paging and Internet access, and will also permit us to include additional services, when available. We believe that our customer-focused software platform is an important element in the marketing of our communications services and gives us a competitive advantage in the marketplace.

     We compensate sales people by a combination of salary and incentive bonus. Our sales force prioritizes target users not only by their size and potential usage of advanced communications services, but also by their proximity to our existing network. Our current commission structure rewards sales to existing customers and new customers in buildings already connected to the network, as well as customers in target buildings within a short distance of the existing network.

     Our sales force is supported by experienced technical engineering personnel whose objective is to organize the efficient delivery of communications solutions to each customer. The technical staff's role includes the proper coordination of vendor service components, customer site preparation and installation, testing, delivery
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and maintenance of the service solution for the customer. All of our engineering personnel have local market experience and are receiving additional training from AT&T Corp.

COMPETITION

     ARGENTINA. We believe that our principal competitors in Argentina will be Telecom Soluciones S.A. and Advance Telecomunicaciones S.A., which are data transmission companies controlled by Telecom Argentina S.A. and Telefonica de Argentina S.A. Telecom Argentina and Telefonica de Argentina are the incumbents in northern and southern Argentina, respectively. AT&T Argentina, which we acquired in June 2000, is not yet fully operational and its market share is not significant. Telecom Soluciones and Advance Telecomunicaciones use the infrastructure of their incumbent owners to deliver services to their customers. We anticipate increased competition from both the incumbent operators, as well as new market entrants, once Argentina's communications market is liberalized in November 2000.

     BRAZIL. Brazil's communications market is dominated by the incumbent carriers, which are former Telebras operating companies, including Embratel and the three local carriers, Telefonica, TeleCentroSul and TeleNorteLeste. Telefonica (formerly TeleSP), the largest of the local carriers, is controlled by Telefonica de Espana S.A. Embratel, which has operated historically as Brazil's long distance carrier, is controlled by a consortium led by Worldcom. Netstream started operations in 1998, and does not yet have a significant market share. Emerging competitors in the Internet and data services markets include MetoRed, Impsat and Diginet.

     In the privatization of the Telebras operating companies in 1998, the Brazilian government divided Telebras' local wireline communications business into three incumbent local carriers, each serving a different geographic area. The Brazilian government then sold at auction "mirror" licenses to provide communications services over public switched networks in each of the three areas of Brazil served by the incumbent local carriers. A public switched network is a network available to all users and not dedicated to a particular user. The auction of the mirror licenses produced three "mirror companies," named Vesper, Global Village Telecom and Intelig. Each of the mirror companies is able to offer the same public switched local services as the incumbent carrier serving the same geographic area. Although the mirror companies are constructing modern communications networks, we believe that they are focused mainly on competing with the incumbent local carriers by increasing market share in basic telephone services.

     Following the July 1998 deregulation of local and domestic and international long distance, competition in these services increased due to the arrival of new entrants, including communications carriers that also provide services in other countries. We believe that the incumbent communications service providers have established customer relationships, as well as other capabilities and resources to expand their current service offerings. The existing service providers include local carriers, wireless telephone operators, providers of data services, cable television network operators and operators of existing private network infrastructure, such as utilities and railroads.

     CHILE. Chile's communications market is extremely competitive. Chile opened its local and long distance markets to competition in 1994, with the only constraint being a four-year long distance market share cap imposed on Chile's former local services monopoly, Compania de Telecomunicaciones de Chile. Currently, five communications groups provide both local and long distance services. Three of them also provide data services. There are three other licensed providers of local telephone services and four other licensed providers of domestic and international long distance services. We believe that our main competitors in Chile in data and Internet services and in long distance and local services, Compania de Telecomunicaciones de Chile and Entel, have significantly greater market share than FirstCom, which entered in the market in 1996.

     COLOMBIA. Colombia's communications market has been dominated by the incumbent long distance operator, TELECOM (Empresa Nacional de Telecomunicaciones). However, TELECOM has limited local network presence compared with Empresa de Telecomunicaciones de Santafe de Bogota, Empresas Publicas de Medellin and EMCATEL, in Bogota, Medellin and Cali, respectively.

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     There are several companies that provide value-added services to corporate customers, although their traditional focus has been domestic satellite-based services. In the metropolitan areas, specifically in Bogota, there appears to be a limited number of high-speed communication service providers. However, there has been increased competition in Bogota from Emtelco and Teledatos in the provision of connection from customers' locations to the principal networks over which communications travel.

     We believe that our main competitors in Colombia in data and Internet services are TELECOM and Impsat. In long distance and local services, we believe that our main competitors are TELECOM, Empresa de Telecomunicaciones de Santafe de Bogota and Empresas Publicas de Medellin. FirstCom, which entered the market in 1999, when it acquired Teleductos S.A., a last mile facilities provider, has a significantly smaller share of these markets.

     We compete in the Colombian telecommunications market by providing customers a competitively priced, modern service offering consisting of local access and Internet data services. We also compete on the basis of our network quality, customer responsiveness, and reputation for innovation. We believe that we are well-positioned to take advantage of the unsatisfied demand for advanced communications services due to Colombia's limited-capacity communications infrastructure and the increasing demand for such services from business customers.

     PERU. Telefonica del Peru dominates Peru's communications market. Telefonica del Peru was formed by the merger in 1994 of the former local telephone service incumbent, Compania Peruana de Telefonos, and ENTEL, the former long distance telephone service incumbent. Telefonica del Peru is owned by Telefonica de Espana S.A. BellSouth, which formerly operated as Tele2000, is also an important competitor. Bellsouth provides cellular, public pay phone and cable television services in Lima and other Peruvian cities. BellSouth also owns and operate a small fiber optic loop over which it offers frame relay services. FirstCom has a relatively small market share, having entered into the market in 1998.

     Following the August 1998 deregulation of local and domestic and international long distance telephony, competition in these services is arising from a variety of new entrants. They include communications carriers that provide services in other countries as well as companies currently providing services in other industries previously liberalized in Peru. In addition to the public switched long distance concession granted to FirstCom, other entities, including BellSouth, have been granted such a concession. We believe that we are well-positioned to take advantage of the unsatisfied demand for advanced communications services due to Peru's limited-capacity communications infrastructure and the increasing demand for such services from business customers.

REGULATION AND LICENSES

     ARGENTINA. The Argentine government's liberalization of the telecommunications sector began in 1989 with the restructuring of ENTEL (Empresa Nacional de Telecomunicaciones), the state-owned monopoly telecommunications operator, into two regional telecommunications service providers. Two consortia purchased these regional providers: Telecom Argentina (Telecom Italia and France Telecom) which operates in the northern region of Argentina and Telefonica de Argentina (Telefonica de Espana and financial partners) which operates in the southern region of the country. The exclusivity in basic telephone services enjoyed by the incumbents ended in 1999 when two consortia headed by Movicom (Compania de Radio Comunicaciones Moviles S.A. (a BellSouth affiliate)) and CTI (Compania de Telefonos del Interior S.A. (a GTE Mobile Communication International affiliate)) respectively, were authorized to offer nationwide local and long distance services.

     In March 1998, the Argentine government announced a liberalization plan for the telecommunications market, which will result in the full liberalization of services by November 2000. The following companies have been granted licenses for the provision of local and long distance telephone services and are presently allowed to offer those services: AT&T Argentina (which we acquired in June 2000), Impsat S.A. and Comsat S.A. Techtel S.A., MetroRED S.A. and Diveo S.A. have been granted licenses for the provision of local and long distance telephone services beginning in November 2000.

     The Argentine data sector was not included in the exclusivity granted to the incumbents. Any telecommunications provider may apply for licenses to provide data services. At least eight companies,

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including Telefonica de Argentina, Telecom Soluciones, AT&T Argentina and
Impsat, have recognized the opportunity and the growth potential of this market and have initiated operations using terrestrial and satellite-based access platforms.

     BRAZIL. Telecommunications and postal services in Brazil are regulated by the Ministry of Communications pursuant to the Telecommunications Law of 1962, as amended. Brazil's telecommunications laws were significantly revised in September 1997 when the Brazilian legislature enacted the General Telecommunications Law. This law authorized the creation of ANATEL, which is an independent agency that regulates all aspects of telecommunications services, except radio and television broadcasting, including the granting of licenses under the General Telecommunications Law.

     On May 12, 1998, ANATEL granted Promon Ltda. two nation-wide unlimited term non-exclusive licenses: a Specialized Circuit Service License and a Specialized Network Service License. Both licenses were transferred from Promon to Netstream on June 7, 1999. These licenses permit the construction of the network infrastructure and the development of fixed point-to-point and point-to-multipoint systems to provide corporate voice, data and video communications services using terrestrial links to closed user groups. In Brazil, "closed user group" is a natural person, legal entity or group of natural persons or legal entities performing a "specific activity," such as, for example, an automotive manufacturer and its dealer network. The licenses do not permit us to provide services open to public correspondence, which means that we--like other alternative service providers in Brazil--are not permitted to deliver traffic originating off-network to other points off-network. However, we are able to originate and terminate traffic going to, or coming from points that are not on our network. We believe that our licenses permit us to provide our integrated portfolio of advanced and basic services to our business customers in Brazil.

     The Brazilian telecommunication market is currently in a transition from a regulated duopoly in fixed switched public telephone services and cellular telecommunications services to full liberalization and competition. Until December 31, 2001, only the former Telebras companies and respective mirror companies may provide fixed switched public telephone services. Restrictions as to the number of providers of fixed switched public telephone services are scheduled to cease as of January 1, 2002. ANATEL has not yet publicized specific legal, technical and financial requirements for the issuance of future fixed switched public telephone service authorizations after 2001. However, we expect that these requirements may set high standards and that companies already operating in the Brazilian market, such as us, will be in a better position to satisfy these standards than a telecommunications carrier that is organized after full liberalization of the market.

     CHILE. The Ley General de Telecomunicaciones, Law No. 18.168 (1982) and various decrees issued by the Ministry of Transportation and Telecommunications and other Chilean governmental authorities constitute the legal and regulatory framework for providing services in Chile.

     In 1994, the Chilean telecommunications law was amended to promote greater competition in the communications sector and to establish a framework for a multicarrier dialing system. The most significant amendments were:

      -- in the case of local telephone carriers, only their affiliates or other related companies, rather than the local telephone carriers themselves, can now provide public long distance services; and

      -- the establishment of all carriers' maximum market shares in the domestic long distance market for a four-year period and in the international long distance market for three years, each period measured from the inception of the multicarrier dialing system. Companies that carry traffic above these units will be subject to substantial financial penalties and the Chilean Undersecretary of Telecommunications may suspend their service.

     The Chilean telecommunications law also requires providers of public telephone services to conform to a multicarrier system in which end-users, rather than local telephone carriers, will determine on a call-by-call or contractual basis the long distance carrier they want to use. In addition, long distance carriers are authorized to establish direct connections to end users through their own networks.

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

     The Chilean telecommunications law provides for substantial fines, the suspension of service and other penalties for violations of the multicarrier dialing system. The routing of calls by a local telephone company to a long distance carrier other than the carrier selected by the end user or the obstruction or delay of an interconnection between the local telephone carrier and any long distance carrier would constitute violations, and the local telephone carrier may be required to indemnify the provider of long distance services for any such violations.

     COLOMBIA. The principal components of Colombia's regulation of communications services include Decree 1990 issued in 1990, Law 142 enacted in 1994 and various other decrees issued by Colombian governmental authorities. These laws and the governmental authorities that regulate the communications industry constitute the legal and regulatory framework for providing services in Colombia.

     The Ministry of Communications regulates certain areas of the communications sector, including the administration, regulation and control of radioelectric spectrum and frequencies and the physical infrastructure in Colombia. Law 142 was issued to develop policies and regulations related to certain public services and includes the regulation of local and long distance public switched fixed telephone services, both national and international. Law 142 created the Superintendency of Public Services and the Commission for the Regulation of Telecommunications. The Superintendency oversees the management and performance of utilities and has the power to impose sanctions for non-compliance with regulations. The Commission performs the regulatory function within the communications industry with the stated purpose of promoting competition and improving efficiency and quality of service.

     Colombian law also obligates all network operators to make their networks available for interconnection with other networks.

     PERU. The principal features of Peruvian regulation of communications services include the General Telecommunications Law, the General Regulation to the Telecommunications Law and the Regulation for the Organization for Supervision of Private Investments in Telecommunications.

     The Peruvian telecommunications law sets out the basic framework for the provision and regulation of communications services, and has the stated objective of providing a competitive market in communications. The law grants the Peruvian government the ability to oversee communications services through the Ministry of Transportation, Communications, Housing and Construction. The Ministry has the authority to:

      -- grant, renew and cancel concessions, authorizations, permits and licenses;

      --   approve communications policy;

      -- manage the electric spectrum and approve the assignment of frequencies; and

      -- discontinue the rendering of value added services offered by concessionaires when such services cause any damage or harm to the public communications network.

EMPLOYEES

     As of March 31, 2000, we had a total of 917 employees.

     We believe that our future success depends in large part on our continued ability to attract and retain highly skilled and qualified personnel. We believe that we offer prospective employees competitive compensation and benefits as well as the opportunity to work with advanced technology in a high-growth company. However, we cannot assure you that we will be able to attract and retain an adequate number of qualified employees to meet our hiring objectives. As is the case throughout the countries where we operate, we also regularly use the services of contract technicians for the installation and maintenance of our network. We have no unionized employees and believe that our relations with our employees are good.

LEGAL MATTERS

     Neither we nor any of our subsidiaries is a party to any material legal proceedings.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists the persons who serve as our directors and executive officers, their ages and their positions.

                NAME                   AGE                           POSITION
                ----                   ---                           --------
Patricio E. Northland................  45    Chairman of the Board, President and Chief Executive
                                             Officer
John A. Haigh........................  46    Director
Edward M. Dwyer......................  44    Director
Timothy A. Murray....................  43    Director
John C. Petrillo.....................  51    Director
Gary R. Weis.........................  53    Director
Carlos A. Andre......................  38    Chief Executive Officer--Brazil
Thomas Canfield......................  44    General Counsel and Secretary
Carlos Fernandez.....................  43    Chief Executive Officer--Chile
Carlos Ferrer........................  35    Chief Executive Officer--Colombia
Jose Gandullia.......................  55    Chief Executive Officer--Peru
Rodrigo Garcia.......................  35    Vice President--Network Services
Edgardo J. Lertora...................  56    Vice President--Corporate Communications and Brand
                                             Strategy
Marco A. Northland...................  42    Vice President--Product and Business Services
Jay A. Pierce........................  41    Vice President--Sales and Customer Care
Jorge M. Rodriguez...................  31    Vice President--Corporate Operations
Alejandro Osvaldo Rossi..............  39    Chief Executive Officer--Argentina
Marie Santana........................  49    Vice President--Human Resources
Fernando Vicuna......................  45    Chief Information Officer

     Each director will hold office until his or her successor has been duly elected and qualified, or until his or her death, resignation or removal.

     The following is biographical information for our directors and executive officers:

     Patricio E. Northland has been our Chairman of the board of directors and Chief Executive Officer since the FirstCom merger. Mr. Northland has over sixteen years of experience as an international communications executive and entrepreneur. Mr. Northland was Chairman of the board of directors, President and Chief Executive Officer of FirstCom from November 1996 until the FirstCom merger. Born in Chile, Mr. Northland is a U.S. citizen. In 1991, Mr. Northland founded AmericaTel corporation, a Miami-based international communications carrier providing satellite-based voice, data and fax communications services to corporate customers throughout Latin America. Prior to his involvement with AmericaTel, Mr. Northland held key management positions with PanamSat and IntelSat. In 1996, Mr. Northland sold his interest in AmericaTel to Entel.

     John A. Haigh was named a director of AT&T Latin America in December 1999. Since May 1999, Mr. Haigh has been President of the International Ventures Organization for AT&T Corp., which includes AT&T Corp.'s entire portfolio of international in-country ventures. Beginning in July 1996, when he first joined AT&T Corp., Mr. Haigh was Vice President of Corporate Strategy and Business Development. From 1991 through 1996, Mr. Haigh provided consulting services to AT&T Corp. as a consultant at Mercer Management Consulting, where he had worked since 1983, in areas such as corporate and communications services strategy.

     Edward M. Dwyer was named a director of AT&T Latin America in May 2000. Mr. Dwyer became Treasurer of AT&T Corp. in May 1997. He had been Chief Financial Officer of AT&T Capital Corp. since November 1989.

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

     Timothy L. Murray was named a director of AT&T Latin America in May 2000. Since February 2000, Mr. Murray has been a Senior Vice President, Business Operations, of AT&T Corp. He previously was Vice President of AT&T Business Network Services from December 1996 and Vice President of AT&T Corp., Middle Market Sales starting in December 1994. Prior to that, he was a Marketing Vice President of AT&T Corp.

     John C. Petrillo was named a director of AT&T Latin America in June 2000. Mr. Petrillo has held various positions with AT&T Corp. since 1993, most recently as Executive Vice President of Corporate Strategy and Business Development, in which capacity he is responsible for overall business strategy and the development of AT&T Corp.'s online service and electronic messaging businesses.

     Gary R. Weis was named a director of AT&T Latin America in May 2000. Since May 1999, he has been Senior Vice President of AT&T Business Services, Global Operations. Prior to joining AT&T Corp., Mr. Weis was at IBM, where he was a General Manager responsible for global services and network services since 1994.

     Carlos A. Andre has been the chief executive officer of AT&T Latin America--Brazil since May 2000. Previously, from June 1995, Mr. Andre was at Oracle do Brasil Sistemas Ltda. where he started as a Sales Director and later became Chief Executive Officer. In August 1992, he helped launch Brazilian operations for Novell. Prior to joining Novell, Mr. Andre helped found Unilog, a company that develops, sells and implements human resources, logistic and administration software.

     Thomas C. Canfield has been our General Counsel and Secretary since the FirstCom merger. Mr. Canfield became General Counsel of FirstCom in May 2000. Prior to joining FirstCom, Mr. Canfield was counsel in the New York office of Debevoise & Plimpton where he practiced for nine years in the area of international business transactions, particularly in Latin America.

     Carlos Fernandez has been Chief Executive Officer of AT&T Latin America--Chile since the FirstCom merger. Prior to the merger, he was chief executive officer of FirstCom Chile S.A. since March 1998. Prior to joining FirstCom, Mr. Fernandez had over seventeen years of experience as an international communications executive with IBM Chile. From 1981 to 1997, Mr. Fernandez held various positions, including, director of IBM Chile, corporate and business affairs manager and commercial manager.

     Carlos Ferrer has been Chief Executive Officer of AT&T Latin America--Colombia since the FirstCom merger. Prior to the merger, he was Chief Executive Officer--Colombia of FirstCom since August 1999. From August 1995 to July 1999, Mr. Ferrer worked as Chief Operating Officer for Emtelco S.A. Prior to joining Emtelco, Mr. Ferrer held key positions at Celsa and Empresas Publicas de Medellin.

     Jose Gandullia has been Chief Executive Officer of AT&T Latin America--Peru since the FirstCom merger. Prior to the merger, he was Chief Executive Officer of FirstCom--Peru since April 1999 and its Chief Financial Officer from October 1998 to April 1999. Prior to joining FirstCom, Mr. Gandullia served as General Manager of Los Portales Consorcio Hotelero, S.A. From 1991 to 1997, he served as Executive Director of Kong Corporate Group in Guatemala. Mr. Gandullia has 20 years of experience in international communications, having held management positions in the United States, Venezuela, Mexico, Peru and Central America.

     Rodrigo Garcia has been our Vice President of Network Services since the FirstCom merger. Prior to the FirstCom merger, he was Vice-President--Engineering of FirstCom and an Engineering and Development Director of FirstCom Networks, S.A., a subsidiary of FirstCom Chile S.A. He was a technical manager for Hewster Chile S.A., now known as FirstCom Networks S.A, since 1992. Prior to joining FirstCom, Mr. Garcia served as telecommunications advisor to the Department of Interior of Chile and network administrator for the Presidency of the Republic of Chile.

     Edgardo J. Lertora has been our Vice President of Corporate Communications and Brand Strategy since the FirstCom merger. Mr. Lertora has over 25 years of experience in sales, marketing, communications and public affairs throughout Latin America, Asia and Africa. In 1992, Mr. Lertora joined AT&T Corp. as Public Relations and Marketing Communications--Vice President for Latin America and Africa. Prior to his joining AT&T Corp., Mr. Lertora held an executive management position at DuPont.

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

     Marco A. Northland has been our Vice President of Product Marketing and Business Development since the FirstCom merger. Prior to the FirstCom merger, he was Vice-President of Product Marketing and Business Development of FirstCom since June 1999. He previously was Vice-President--Internet Services and Business Development and acting Chief Executive Officer of FirstCom's Colombian operations. In 1997, Mr. Northland founded @Phone, S.A., a start up telecommunications/Internet company based in Lima, Peru. Prior to founding @Phone, Mr. Northland was Vice President of Marketing, Sales and Business Development of AmericaTel from 1991. Mr. Northland has also held executive positions with Panamsat and Hughes Network Systems. Mr. Marco A. Northland is the brother of Mr. Patricio E. Northland.

     Jay A. Pierce has been our Vice President of Sales and Customer Care since the merger. Prior to the FirstCom merger, he was Senior Vice President of Sales for FirstCom since March 2000. Prior to joining FirstCom, Mr. Pierce held various positions at Johnson & Johnson Professional Group Latin America. He had been a Vice President/General Manager there since 1998 and previously served as a Managing Director.

     Jorge M. Rodriguez has been our Vice President of Corporate Operations since March 2000. From January 1999 to February 2000, Mr. Rodriguez was the Revenue Integrity Director of AT&T Corp. Prior to that, he held various management positions at AT&T Corp., where he worked for more than ten years, including as Director of Business Planning and Operations from November 1996 to January 1998 and National Sales and Marketing Manager from October 1995 to October 1996.

     Alejandro O. Rossi is Chief Executive Officer of AT&T Argentina S.A. (formerly named Keytech LD). He had been Chief Executive Officer of Keytech LD prior to its acquisition by AT&T Latin America. Prior to joining Keytech LD, Mr. Rossi was an assistant General Manager at ING Barings from March 1996 to April 1998. From October 1993 to February 1996, he was a Vice President, Investment Banking at Goldman Sachs.

     Marie Santana has been our Vice President of Human Resources since the FirstCom merger. Prior to the FirstCom merger, she was Vice President of Human Resources for International Operations for AT&T Corp. since July 1999. From April 1996 to 1999, she served as Vice-President for International Human Resources for the Caribbean, Latin America, Brazil, Mexico, Canada and U.S.-based international employees for AT&T Corp. Prior to that, after having held various other human resources management positions with AT&T Corp., Ms. Santana was Director of Global Human Resources for AT&T Corp. in Mexico from December 1994 to April 1996.

     Fernando Vicuna has been our Chief Information Officer since the FirstCom merger. Prior to the FirstCom merger, he was Chief Information Officer at FirstCom since January 2000. Prior to joining FirstCom, Mr. Vicuna had served as Sales Manager and Technology Advisor to management at Telco since 1994.

BOARD COMMITTEES

     The three disinterested directors on AT&T Latin America's board will also serve on an audit committee and designated board members will also serve on a compensation committee.

EMPLOYMENT AGREEMENTS

     Mr. Northland executed a five-year employment agreement (automatically renewable thereafter in one year increments) with us that became effective upon the completion of the FirstCom merger. Under this agreement, Mr. Northland is entitled to receive:

      --   an annual base salary of $510,000;

      -- an annual performance bonus that may range from 0% to 200% of base salary (with a target bonus of 100% of base salary), that will be determined based upon the satisfaction of performance criteria to be established by the compensation committee of our board of directors; and

      -- a retention bonus of $500,000 payable on each six-month period after the closing date up to the third anniversary of Mr. Northland's initial employment with us.

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

     The employment agreement also entitles Mr. Northland to participate in a deferred compensation plan to be adopted by us and in employee benefit plans and programs that are no less favorable than the plans and programs FirstCom currently provides.

     If Mr. Northland's employment is terminated by us other than for "cause," or if Mr. Northland terminates his employment for "good reason," he will be entitled to severance of two times his annual base salary and annual bonus as well as a pro rata annual bonus for the year in which his employment terminated. In addition his retention bonus will be immediately payable and all options and restricted shares will vest.

     Pursuant to the employment agreement, we will indemnify Mr. Northland for certain proceedings brought against him by reason of the fact that he is or was our director, officer or employee or served as such (at the request of us) with respect to another company. In addition, Mr. Northland agreed not to compete against us during his employment and thereafter for two years.

     If we undergo a change of control, the retention bonus will be immediately payable and the options and restricted shares will immediately vest in full. If the benefits to which Mr. Northland is entitled are subject to an excise tax (pursuant to section 4999 of the Internal Revenue Code), and the benefits subject to the excise tax exceed 110% of the amount of benefits that could be paid that would not give rise to the excise tax, then he will be entitled to a "gross-up" payment in an amount sufficient to make him whole after the imposition of the excise tax.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

     On December 31, 1999, we had officers but no employees. None of our officers received any compensation for services rendered to us. We had no retirement, incentive, bonus, stock-based or other employee benefit plans. On December 31, 1999, no person who will serve as a director or an executive officer had received any compensation for services rendered to us.

LONG-TERM INCENTIVE PLAN

     Following the FirstCom merger, we expect that our board of directors will adopt and subsequently submit to its stockholders for their approval a long-term incentive plan. The purpose of the plan will be to encourage eligible participants to acquire a proprietary and vested interest in our growth and, to generate an increased incentive to contribute to our future success and prosperity through meaningful ownership of our Class A common stock. This should enhance our value for the benefit of all stockholders, and enhance our ability to attract and retain individuals of exceptional managerial talent. The terms of the plan have not been finalized but material provisions of the intended plan are summarized below.

     TYPES OF AWARDS.  The plan will provide for the award of:

      -- stock options, including incentive stock options within the meaning of Section 422 of the Internal Revenue Code;

      --   stock appreciation rights;

      --   restricted stock and restricted units;

      --   performance stock and performance units;

      --   deferred stock units;

      --   cash performance bonuses; and

      -- other awards as the compensation committee of the board of directors may from time to time determine.

     ELIGIBILITY. Any of our directors, officers or employees or any of our affiliates, including any prospective employee, and any consultant or contractor to us or any of our affiliates selected by the compensation committee will be eligible for awards. The number of participants in the plan will vary from year to year.

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

     SHARES SUBJECT TO THE LONG TERM INCENTIVE PLAN. Initially, approximately 15% of our total outstanding shares of Class A common stock upon completion of the FirstCom merger will be authorized to be issued under the plan. On each January 1st of the fifth year through the tenth year in which the plan is in effect, the number of shares authorized to be issued under the plan will be increased by 3% of the total outstanding shares on December 31 of the prior year. If shares subject to an award under the plan are no longer subject to that award as a result of forfeiture or if an award otherwise terminates without a payment being made to the participant in the form of Class A common stock, the shares will again be available for future award under the plan. If a participant tenders shares to exercise any award, or if we withhold shares to pay withholding taxes, only the net number of shares issued to the participant will be counted against the number of shares reserved for awards under the plan. If there is a change in the number or kind of outstanding shares of Class A common stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Class A common stock, the compensation committee will make appropriate adjustments to the type and number of shares covered by awards then outstanding under the plan, the exercise or reference price of outstanding awards and the shares that remain available for award under the plan.

     LIMITATIONS ON AWARDS. The maximum number of shares of our Class A common stock with respect to which we may grant awards to any one person in a calendar year will be 3,000,000. The maximum cash award that we may award to any individual in a calendar year will be $2,000,000.

     ADMINISTRATION. The compensation committee will administer the plan. It will be authorized to delegate its authority except to the extent that it relates to the compensation of our chief executive officer, our four other most highly compensated executive officers or any other individual whose compensation the board of directors or compensation committee believes may become subject to
Section 162(m) of the Internal Revenue Code. The compensation committee will have the authority to construe, interpret and implement the plan and any agreements evidencing any awards under the plan, and to prescribe, amend and rescind rules and regulations relating to the plan. The determination of the compensation committee on all matters relating to the plan or any award agreement will be final and binding.

     STOCK OPTIONS. The compensation committee will be authorized to grant options to purchase shares of common stock that are either "qualified," which includes those awards that satisfy the requirements of Section 422 of the Internal Revenue Code for incentive stock options, or "nonqualified," which includes those awards that are not intended to satisfy the requirements of
Section 422 of the Internal Revenue Code. These awards will be subject to such terms and conditions, if any, as the compensation committee deems appropriate. Under the terms of the intended plan, the exercise price of the options will, unless the compensation committee determines otherwise, not be less than the fair market value of the common stock at the time of grant. The options will generally have a term of ten years, unless the compensation committee specifies a shorter term, and will vest and become exercisable at such times and subject to such conditions as the compensation committee will determine.

     We may authorize the compensation committee to permit a participant to deliver shares of Class A common stock to exercise an option. The compensation committee may provide that, if a participant does so when the market value of the common stock exceeds the exercise price of the option, he or she will be automatically granted new "reload options" for the number of shares delivered to exercise the option. Reload options will be subject to the same terms and conditions as the related option except that the exercise price will be the fair market value on the date the reload option is granted and such reload options will not be exercisable for six months.

     STOCK APPRECIATION RIGHTS. The compensation committee will be authorized to grant stock appreciation rights either alone or in addition to other awards granted under the intended plan. These awards will be subject to such terms and conditions, if any, as the compensation committee deems appropriate. Under the terms of the intended plan, the reference price of a stock appreciation right will, unless the compensation committee determines otherwise, not be less than the fair market value of the stock on the date of grant. Upon exercise of a stock appreciation right, a participant will receive an amount in cash, its equivalent or stock that is equal to the fair market value on the date of exercise over the reference price. Stock appreciation rights will generally have a term of ten years, unless the compensation committee specifies a shorter term, and will vest and

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

become exercisable at such times and subject to such conditions as the compensation committee will determine.

     RESTRICTED STOCK AND RESTRICTED UNITS. The compensation committee will be authorized to award restricted stock and restricted units. For purposes of the intended plan, restricted stock will be an award of common stock and a restricted unit will be a contractual right to receive common stock or cash based on the fair market value of common stock. These awards will be subject to such terms and conditions, if any, as the compensation committee deems appropriate. Restricted stock and restricted units will generally become vested and nonforfeitable and the restriction period will lapse at such times and subject to such conditions as the compensation committee will determine.

     PERFORMANCE STOCK AND PERFORMANCE UNITS. The compensation committee will also be authorized to award performance stock and performance units. For purposes of the intended plan, performance stock will be an award of common stock and a performance unit will be a contractual right to receive common stock or cash based on fair market value of common stock. These awards will be contingent upon the attainment, in whole or in part, of certain performance objectives over a period to be determined by the compensation committee. The performance objectives may include cash generation targets, profits, revenue and market share targets, profitability targets as measured through return ratios, shareholder returns and economic value added or other similar measure of profit. The performance objectives may be measured on an absolute basis versus predetermined targets, a relative basis versus peer companies or an external index. With regard to a particular performance period, the compensation committee will have the discretion, subject to the plan's terms, to determine the terms and conditions of awards, including the performance objectives to be achieved during the performance measurement period and the determination of whether and to what degree the specified objectives have been attained.

     DEFERRED STOCK. The compensation committee will also be authorized to award deferred stock units, which confer upon a participant the right to receive shares of common stock at the end of a specified deferral period. In addition, a participant in the plan may elect to receive deferred stock units in lieu of annual compensation and/or annual bonus, and the committee may grant to each individual who makes such an election supplemental deferred stock units. The committee will determine when deferred stock units will vest.

     CASH PERFORMANCE BONUS. The compensation committee will also be authorized to award short-term or long-term cash performance bonuses to our chief executive officer, our four other most highly compensated executive officers or any other individual whose compensation the board of directors or compensation committee believes may become subject to Section 162(m) of the Internal Revenue Code. These awards may be contingent upon the attainment, in whole or in part, of certain performance objectives over a period to be determined by the compensation committee. The performance objectives may include cash generation targets, profits, revenue and market share targets, profitability targets as measured through return ratios, shareholder returns and economic value added or similar measure of economic profit. The performance objectives may be measured on an absolute basis versus predetermined targets, a relative basis versus peer companies or an external index. With regard to a particular performance period, the compensation committee will have the discretion, subject to the plan's terms, to determine the terms and conditions of awards, including the performance objectives to be achieved during the performance measurement period and the determination of whether and to what degree the specified objectives have been attained. If a participant's employment terminates because of death, disability, early retirement (with the compensation committee's consent) or normal retirement, he or she will be entitled to a prorated portion of the annual bonus for that part of the year that he or she was still employed by the company.

     DIVIDEND EQUIVALENTS. The compensation committee will determine whether participants will be entitled to receive either currently or at a future date, dividends or other distributions paid with respect to awards and, if and to the extent determined by the compensation committee, either will be credited with or receive currently an amount equal to dividends paid with respect to the corresponding number of shares covered by awards.

     NONTRANSFERABILITY OF AWARDS. Awards under the plan will generally not be assignable or transferable other than by will or by the laws of descent and distribution, and all awards and rights will be exercisable
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

during the life of the participant only by the participant or his or her legal representative. The compensation committee may, upon such terms and conditions as it determines appropriate, permit transfers to the participant's family members or to entities of which the participant or his or her family members are the sole beneficiaries or owners.

     STATUS OF PARTICIPANTS. The participants in the plan will be our unsecured general creditors and any of our affiliates. Unless otherwise provided in an award agreement, a participant will have no rights as a stockholder with respect to any shares covered by any award until the underlying shares are delivered. An award will not confer on a participant any right to continued employment. Unless otherwise required by law or determined by the compensation committee, awards under the plan will not be taken into account for purposes of any other compensation or benefit plan or arrangement of us and any of our affiliates.

     TAX WITHHOLDING. We and any of our affiliates will be entitled to withhold from any payment any required withholding or other tax, and may require that the participant provide sufficient funds to us and any of our affiliates to satisfy any required withholding tax obligations before any delivery of shares or other payment to the participant. The compensation committee may permit a participant to satisfy any required withholding tax obligations by delivering shares of common stock previously owned by the participant or by withholding a number of shares of common stock otherwise deliverable to the participant, in each case having a fair market value at the time equal to the amount of the required withholding taxes, and upon such other terms and conditions as the compensation committee determines appropriate.

     TERM AND AMENDMENT. The intended plan will have a ten year term. The board of directors or the compensation committee will be authorized to amend, suspend or terminate the plan. The expiration of the term of the plan, or any amendment, suspension or termination will not adversely affect any outstanding award held by a participant without the consent of the participant.

     FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the material U.S. federal income tax consequences that may arise with respect to awards under the intended plan.

     The grant of an option will give rise to no tax consequences for the participant or for us or any of our affiliates. Upon exercising an option, other than an incentive stock option, the participant will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise, and we and any of our affiliates generally will be entitled to a tax deduction in the same amount. A participant generally will not recognize taxable income upon exercising an incentive stock option and we and any of our affiliates will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the applicable periods specified in the Internal Revenue Code.

     With respect to other awards, upon the payment of cash or the issuance of shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant will generally recognize ordinary income equal to the cash or the fair market value of shares or other property delivered. We and any of our affiliates will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

     CHANGE OF CONTROL. Under the terms of the intended plan, if there is a change of control, all awards that are not then vested or for which the restrictions have not yet lapsed will, unless otherwise determined by the compensation committee, either vest and any restrictions or limitations will lapse or be assumed or replaced by the acquiring entity. If the awards are assumed by the acquiring entity and the participant's employment is terminated within 18 months after the change of control, the awards will immediately vest and any restrictions or limitations will lapse. For these purposes, a "change of control" means the occurrence of any of the following events:

      -- the members of our board of directors at the beginning of any two year period, referred to as incumbent directors, cease for any reason other than death or disability to constitute at least a majority of the board of directors, provided that any director whose election, or nomination for election by the company's stockholders, was approved by a vote of at least a majority of the members of the board of directors then still in office who were Incumbent Directors, other than as a result of a
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

           proxy contest, or any agreement arising out of an actual or threatened proxy contest, will be treated as an Incumbent Director;

      -- any person, excluding AT&T Corp., us, any of our or their affiliates or any of our or their employee benefit plans, becomes the "beneficial owner" (as defined in Rule 13(d)(3) or 14(d)(2) under the Securities Exchange Act) of our securities representing more than the greater of 35% of the combined voting power of our company's then outstanding securities or the percentage share then held by AT&T Corp. or its affiliates; or

      -- provided such transaction is consummated, our stockholders approve a definitive agreement for the merger or other business combination of us with or into another corporation (other than AT&T Corp., or any of its affiliates), or the sale or other disposition of all or substantially all of our assets to any other entity (other than AT&T Corp. or any of its affiliates), a majority of the directors of which were not our directors immediately prior to the merger and in which our stockholders immediately prior to the effective date of such merger own a percentage of the voting power in such corporation that is less than one-half of the percentage of the voting power they owned in us immediately prior to such transaction.

     STOCKHOLDER APPROVAL. AT&T Corp. informed us that it will vote to approve the long-term incentive plan.

     As of July 31, 2000, we had agreed to grant options to purchase approximately 1,417,500 shares of our Class A common stock under the long-term incentive plan to our current and future employees and those of our subsidiaries.

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

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REGIONAL VEHICLE AGREEMENT WITH AT&T CORP.

     We entered into a "regional vehicle agreement" with AT&T Corp. at the time of the FirstCom merger. The regional vehicle agreement is an exhibit to the registration statement of which this prospectus is a part. This section describes the material terms of the regional vehicle agreement and related provisions of our certificate of incorporation.

Purpose The parties to the FirstCom merger agreement contemplate that we will serve as AT&T Corp.'s strategic vehicle for in-country investments in our region to provide high-speed broadband connections and designated communications services to business customers, to the extent set forth in the regional vehicle agreement. The parties defined the overall scope and nature of our operations in the regional vehicle agreement as well as in our certificate of incorporation.

Scope The regional vehicle agreement and the certificate of incorporation define:

                              --   where in Latin America we may operate;

                              -- what communications services we may provide and in some cases, to whom those services may be provided; and

                              -- the conditions under which AT&T Corp. and its affiliates may compete with us.

Other Commercial
Arrangements                 The regional vehicle agreement also addresses
                             commercial arrangements between AT&T Corp. and its affiliates and ventures, on the one hand, and ourselves, on the other hand. These affiliates and ventures include AT&T Global Network Services and the Concert global venture between AT&T Corp. and British Telecommunications plc.

Term The regional vehicle agreement has an indefinite term and in general will terminate only by mutual agreement of ourselves and AT&T Corp. However, AT&T Corp. may terminate the regional vehicle agreement at any time after the termination of the service mark license agreement with AT&T Corp.

     OUR REGION. Our certificate of incorporation permits us to operate only in the countries of South America and the Caribbean, plus Panama but excluding Cuba. In addition, the regional vehicle agreement restricts us from operating in Venezuela.

     OUR SERVICES. Our certificate of incorporation limits our business to the provision of telecommunications services. The regional vehicle agreement and our certificate of incorporation permit us to provide the services described in this prospectus under "Business--Growth Strategy" and "Business--AT&T Latin America".

     The following is a description of the services we are permitted to provide as well as limitations on our services:

     PERMITTED SERVICES.  We may provide the following services:

      --   long distance;

      --   1-800/toll-free;

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

      --   local voice delivered through fixed lines;

      --   Internet access;

      --   e-commerce or electronic commerce;

      --   fixed wireless for connection to networks;

      --   video conferencing services;

      -- web hosting, which involves providing or managing equipment to operate an Internet web site;

      -- voice over Internet Protocol, which involves the transmission of voice over an inter-networking standard that enables communication across the Internet regardless of the hardware or software used;

      -- AT&T calling card services, and AT&T Direct(R) services, which allow callers to access AT&T networks from points throughout the world;

      -- dedicated line services, which involve the leasing of network lines expressly for connecting two or more users. These dedicated lines establish a permanent circuit dedicated solely to the use of the particular customer;

      -- switched digital services, which allow users to establish end-to-end digital connections over shared facilities on an as-needed basis, similar in concept to making a telephone call; and

      -- virtual network services, which involve the connection of customer networks to an operator's network to create an overall capability for voice and data services that acts functionally like a network owned or operated exclusively by that customer.

     We may also provide data services using the following protocols for transmitting data over a communications network:

      -- packet X.25, an older protocol designed for transmitting data files in pieces or "packets" over analog communications networks that were originally designed for voice traffic;

      -- frame relay, a newer protocol designed for transmission of data over digital networks in packets of varying length; and

      -- asynchronous transfer mode, an even newer protocol, designed for transmitting data in fixed-size packets or "cells" to enable networks to accommodate many different transmission systems and permit transmission of a mix of voice, data and video.

     PROHIBITED SERVICES. The regional vehicle agreement limits our ability to provide some services. We may not provide:

      --   mobile wireless/personal communications services;

      -- cable telephone or cable services, which include telephone, data and video services, as well as Internet access, delivered through networks typically used to deliver cable television; or

      -- cross-border transport services between two or more countries to international carriers and select services involving the arrangement, management and delivery of termination of international communications traffic.

     In addition, we may not provide solutions services, such as outsourcing professional services and systems integration. Outsourcing professional services include:

      -- providing professional services relating to network architecture validation, implementation, operations and life cycle management, which include confirming that a network's design works efficiently, installing and testing network equipment and managing the need for change to the network;

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

      -- business process consulting and migration planning and implementation, which include planning to ensure that a customer's network properly supports the customer's objectives and planning for and implementing changes to that network; and

      -- ownership and acquisition of assets from and on behalf of customers related to providing outsourcing professional services.

     Systems integration involves:

      -- advising clients how best to use information technology to achieve their ends and to re-engineer business processes to make organizations work more effectively;

      -- specifying, designing or building integrated business systems for or on behalf of clients;

      --   managing the change to those systems for or on behalf of clients;

      -- supporting, maintaining, enhancing, operating or further developing those systems for or on behalf of clients, providing program or project management and integration of customer-defined individual customer solutions; and

      -- providing other related services required or requested by clients in connection with the services listed above.

     Systems integration services do not include the underlying capability to provide services.

     MANAGED NETWORK SERVICES. Although we may not provide solutions services, we may provide managed network services to companies other than multi-national corporations reserved for Concert by AT&T Corp. and British Telecom. Managed network services include providing:

      -- services to a customer that consist solely of providing and maintaining the elements of a customer's wide area communications network, which is a network connecting two or more customer sites, each of which may operate an internal local area network;

      -- services to the extent relating to a customer's wide area communications network, directly related planning, design, installation, maintenance and ongoing support functions; and

      -- equipment on the customers' premises at the interface between a wide area communications network and the remainder of the customer's networking environment insofar as that equipment facilitates:

         -- the maintenance of the customer's wide area communication services;

         -- the recording of performance data with respect to the customer's wide area communications services;

         -- the provisioning of new wide area communications services to the customer or changes in the parameters of these services; or

         -- the integration of multiple wide area communications services, excluding in the case of the first two items listed in this paragraph any such service or equipment that materially extends services beyond the interface described above further into the customer's non-wide communications network.

     We do not believe that this restriction on our providing managed network services to multinational customers reserved for Concert will materially affect our ability to implement our growth strategy. We plan to generate revenues by supplying our services to Concert for resale to those customers in connection with Concert's provision of managed network services to its customers.

     To the extent we provide services under the AT&T Latin America brand or other AT&T Corp. brands, there are service limitations in the service mark license agreement with AT&T Corp., which are described below.

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

     COMPETITION BY AT&T CORP. The regional vehicle agreement limits the ability of AT&T Corp. and its subsidiaries to compete with us. It also places obligations on AT&T Corp. if it acquires our competitors with specific characteristics, as described below.

     The limitations on competition and the obligations of AT&T Corp. relating to the acquisition of competitors discussed below do not apply to Concert or companies related to the AT&T Global Network Services companies, AT&T Corp.'s Liberty Media group or AT&T Corp.'s acquisition of MediaOne or to any person in which any of those companies has an equity interest.

     In addition, restrictions relating to competition with us do not apply to:

      -- services using assets owned or controlled by the AT&T Global Network Services companies; or

      -- services provided by AT&T Corp. or its subsidiaries in connection with providing managed network services or outsourcing professional services.

Outsourcing professional services include the provision of professional services relating to network architecture validation, implementation, operations and life cycle management. These services include business process consulting, migration planning and implementation, but not managed network services. Outsourcing professional services also include the ownership and acquisition of assets from and on behalf of customers related to the provision of outsourcing professional services.

     COMPETITIVE SERVICES. Except as described above, AT&T Corp. and its existing subsidiaries may not offer customers a number of services in our region unless they are obtained from us. These services include:

      --   long distance;

      --   1-800/toll-free;

      --   local voice delivered through fixed lines;

      --   Internet access;

      -- dedicated line services, which involve the leasing of network lines expressly for connecting two or more users. These dedicated lines establish a permanent circuit dedicated solely to the use of the particular customer;

      -- switched digital services, which allow users to establish end-to-end digital connections over shared facilities on an as-needed basis, similar in concept to making a telephone call; and

      -- virtual network services, which involve a connection of customer networks to an operator's network to create an overall capability for voice and data services that acts functionally like a network owned or operated exclusively by that customer.

     These services also include data services using the following protocols for transmitting data over a communications network:

      -- packet X.25, an older protocol designed for transmitting data files in pieces or "packets" over analog communications networks that were originally designed for voice traffic;

      -- frame relay, a newer protocol designed for transmission of data over digital in packets of varying length; and

      -- asynchronous transfer mode, an even newer protocol designed for transmission of data in fixed-size packets or "cells" that enable networks to accommodate many different transmission systems and permit transmission of a mix of voice, data and video.

     REGIONAL ACQUISITIONS. AT&T Corp. and its subsidiaries may acquire our competitors. However, except as described below, if that competitor earned more than half of its revenues in the previous fiscal year in our

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

region of operations from the services described under the heading "Competitive Services" on page 82, AT&T Corp. or its relevant subsidiary would be required either to:

      --   cause that competitor to cease offering those services; or

      -- offer to sell to us for cash at fair market value the portion of the competitor's business that primarily relates to those services in our region of operations.

     That offer must be made within either eighteen or thirty months of the acquisition of the competitor, depending on how much of the competitor's business is derived from AT&T Latin America's region. No offer to purchase is required if it would:

      -- violate any law or a pre-existing contractual obligation of the competitor;

      -- violate a contract that is binding on any material assets of the competitor;

      -- result in a tax on an AT&T Corp. entity that is material in relation to the price paid for that portion of the business; or

      -- in the good faith determination of the board of directors of the relevant AT&T Corp. entity, violate its fiduciary duties to minority shareholders of the relevant company.

If we do not accept such an offer for a competitive business, the acquired competitor may compete with us.

OUR RELATIONSHIP WITH CONCERT AND RELATED RESTRICTIONS ON OUR BUSINESS

     The regional vehicle agreement outlines some of the ways the parties expect us to interact with AT&T Corp.'s Concert global venture with British Telecommunications. We intend to supply services to Concert and Concert's customers and to distribute Concert's services to our own customers.

     The Concert global venture focuses on cross-border transport of communications services to large business customers and to other carriers. We believe that our business and Concert's business complement one another, because we will focus on providing services within a particular country, rather than providing services between countries.

     We plan to offer customers a portfolio of communications services that meet their end-to-end needs, including cross-border services. However, we will generally not provide those cross-border services over our own networks. Instead, we will purchase the cross-border components of the services we offer customers from other providers, such as Concert. The regional vehicle agreement also contemplates the following arrangements:

Supplying Services to
Concert We expect to be a preferred supplier of our in-country communications services to Concert in accordance with the agreements between AT&T Corp. and British Telecommunications governing the Concert joint venture. We are currently discussing with Concert the nature and extent of this preferred supplier relationship.

Distributing Concert
Services AT&T Corp. will request that Concert appoint us as a distributor of Concert's services in our region. The regional vehicle agreement requires that we purchase from Concert our requirements for select services involving the arrangement, management and delivery of termination of international communications traffic, if Concert provides those services on commercially reasonable terms. We must also purchase from Concert select communications services between or among two or more countries that are provided or targeted to businesses and to their employees as such, on commercially reasonable terms. We are currently discussing with Concert the nature and extent of these purchasing arrangements.

     RESTRICTIONS ON OUR BUSINESS RELATED TO CONCERT. Additional restrictions on our business would apply if we and our subsidiaries receive more than an aggregate of $150 million revenues in any year from providing
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

services over cross-border networks in which we have an equity interest. The maximum revenue figure represents an amount of this type of revenues significantly higher than our growth strategy contemplates to generate from these services. That is because we do not expect that the cross-border networks in which we will have an equity interest will be material.

     The additional restrictions that would be placed on us if our cross-border revenues exceed $150 million would prohibit us from offering, selling or distributing to multinational corporations reserved for Concert by AT&T Corp. and British Telecommunications, except through Concert, communication services, which consist of:

      -- those services and applications, including enhanced services and applications, that involve the transmission of voice, data, sound, music, still and moving image or video and other elements by fixed media, or radio or other wave signal;

      -- any similar or substitute service available or offered from time to time; and

      -- the business of developing, designing or offering content-based applications.

     The additional restrictions would also prohibit us from:

      -- offering, distributing or providing to any customers select communications services between countries that are provided or targeted to businesses and to their employees in their capacity as employees, except through Concert; and

      -- owning, operating, leasing or managing facilities predominantly used to provide services between or among two or more countries.

COMMERCIAL ARRANGEMENTS WITH AT&T GLOBAL NETWORK SERVICES AND AT&T CORP.

     The regional vehicle agreement contemplates the following arrangements with AT&T Global Network Services:

Supplying Services to the
AT&T
Global Network Services
Companies                    We will be a preferred supplier of our services to
                             the AT&T Global Network Services companies.
                             Preferred supplier means that the AT&T Global
                             Network Services companies will purchase services from us in preference to other parties that are not preferred suppliers of the AT&T Global Network
                             Services companies. We must, however, be able to provide the services on terms and conditions and standards at least as favorable regarding price, quality and service as the AT&T Global Network
                             Services companies could obtain in an arm's length transaction.

Distributing Services of
the
AT&T Global Network
Services
Companies                    Promptly after the merger, AT&T Corp. will cause
                             the appropriate AT&T Global Network Services companies to discuss possible arrangements for us to distribute their services in our region. Except as described below, we will be an exclusive distributor of AT&T Global Network Services in at least one country in our region. However, as a distributor we must be able to meet the performance and service level requirements of AT&T Global
                             Network Services. Any distribution arrangements may not affect the ability of (1) any person to comply with obligations under agreements relating to AT&T
                             Corp.'s purchase of the global network from IBM or
                             (2) any other AT&T Corp. affiliate to:

                              --   distribute AT&T Global Network Services
                                   directly to customers in our region;

                              -- have its employees market or sell AT&T Global Network Services to

                              --   customers in our region; or

                              -- appoint remarketers or global value added resellers of AT&T Global Network Services

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

     POSSIBLE INTEGRATION OF OPERATIONS. We recently entered into a non-binding memorandum of understanding with AT&T Corp. and FirstCom relating to possible collaboration among ourselves, AT&T Global Network Services--Latin America and AT&T Corp.'s Solutions division in Latin America. Under the memorandum of understanding, the parties have formed a collaboration committee. The collaboration committee will consider the desirability of AT&T Global Network Services -- Latin America and other AT&T Corp. subsidiaries transferring assets, contracts and licenses in our region to us. The collaboration committee also will consider bringing over AT&T Global Network Services -- Latin America personnel to us. It also will consider the possibility of management services arrangements and supply and other commercial contracts among the companies relating to any transferred assets or contracts.

     No agreement on any of these matters has been reached. Any transactions would be subject to the negotiation of definitive agreements, approval by the relevant boards of directors, including ours, and receipt of governmental or regulatory approvals.

     SUPPLYING SERVICES TO AT&T CORP. AND ITS OTHER SUBSIDIARIES. We will be a preferred supplier of the services described under the heading "Competitive Services" on page 82 in our region to AT&T Corp. and its wholly owned subsidiaries, except to the extent those companies are required to purchase services from Concert. Preferred supplier means that the purchaser will purchase the relevant services from us instead of other parties that are not their preferred suppliers. We must, however, be able to provide the services on terms and conditions and standards at least as favorable regarding price, quality and service as the particular AT&T Corp. entity could obtain in an arm's length transaction.

SERVICE MARK LICENSE AGREEMENT WITH AT&T CORP.

     AT&T Corp. has entered into a service mark license agreement with us that will become effective when the merger is completed. The form of the service mark license agreement is an exhibit to the registration statement of which this prospectus forms a part.

     SERVICE MARKS. AT&T Corp. will license service marks, including "AT&T" and the AT&T with a fanciful globe design mark, to us for our use in the provision of our services in our region. A list of these service marks is attached to the service mark license agreement. We may also use the "AT&T" mark as part of our trade and corporate names so long as at least half of the licensed services--namely, those grossing the highest revenue--meet service specifications provided by AT&T Corp. We may sublicense the marks to entities we control that meet service specifications and assume all our obligations under the service mark license agreement other than the obligation to pay a brand fee. We may not use any mark other than a mark licensed by AT&T Corp. for the services described under the heading "Services" above without AT&T Corp.'s consent.

     BRAND FEE. During the term of the service mark license agreement, we will pay a fee to AT&T Corp. every six months equal to the greater of $2.5 million and a designated percentage of our gross revenues. Initially the designated percentage of gross revenues will be 4%. This percentage will decrease to 3.25% in the third year of the initial term and to 2.5% in the final two years of the initial term. AT&T Corp. has agreed to spend this fee to monitor use of the licensed marks by us in our region and to provide a communications director and other staff employed by AT&T Corp. who will manage and monitor the licensed marks in conjunction with one of our officers.

     TERM; TERMINATION. The initial term of the license will be for five years from the date of completion of the merger. The agreement will automatically renew for an additional five years if we are not in material default or breach of the license agreement. AT&T Corp. may terminate the license prior to the end of its term if AT&T Corp. no longer owns shares having voting control of our company or if we misuse the marks or otherwise materially breach our obligations under the service mark license agreement and are not able to correct the breach in a timely fashion.

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CREDIT FACILITY

     A subsidiary of AT&T Corp. has provided a revolving credit facility of up to $100 million principal amount to us having the following material terms:

      -- an annual interest rate equal to the 90-day London Inter-Bank Offered Rate, or LIBOR, plus 3.75%, payable quarterly;

      -- mandatory prepayment by the borrower out of any proceeds from issuances of either debt or equity in the capital markets or through bank financings;

      --   final maturity two years after closing of the FirstCom merger;

      -- restrictions on permitted capital expenditures, debt, liens and disposal of assets by the borrower; and

      -- at the AT&T Corp. subsidiary's request, security in shares of our operating subsidiaries and their assets.

OUR SHAREHOLDERS' AGREEMENT WITH SL PARTICIPACOES

     We are party to a shareholders' agreement with SL Participacoes, an affiliate of Promon, which owns 10% of our currently outstanding capital stock, in the form of Class A Common shares. The shareholders' agreement includes the following terms:

     REGISTRATION RIGHTS. SL Participacoes may require us on one occasion to register the shares of Class A common stock owned by SL Participacoes and its permitted transferees after the completion of this offering. SL Participacoes and its permitted transferees also have unlimited "piggyback" registration rights, permitting them to include their Class A shares in registration statements filed by us. These "piggyback" registration rights do not apply in connection with this offering or the offering of other securities solely for our account, a business combination transaction, issuances under employee benefit plans or exchange offer or an offer solely to existing stockholders or employees. We must pay the costs associated with all of these registrations. The exercise of these registration rights is subject to notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of an offering.

     During the 60-day period beginning December 30, 2001, SL Participacoes and its permitted transferees that are affiliates of Promon may require AT&T Corp. or its designee to purchase the Class A shares purchased by SL Participacoes in December 1999 at a price per share equal to the original purchase price paid, adjusted for stock splits, stock dividends, recapitalizations and similar transactions, plus accrued interest at an interest rate equal to the 12-month London Inter-Bank Offered Rate.

OUR SHAREHOLDERS' AGREEMENT WITH FORMER AT&T ARGENTINA SHAREHOLDERS

     We entered into a shareholders' agreement with the former shareholders of AT&T Argentina (formerly named Keytech LD S.A.) in connection with the acquisition of AT&T Argentina. That shareholders' agreement includes the following terms:

     REGISTRATION RIGHTS. Under the shareholders agreement, the former AT&T Argentina shareholders may require us on one occasion to register the shares of Class A common stock owned by the former shareholders of AT&T Argentina and their permitted transferees after the completion of this offering. Those shareholders and their respective permitted transferees will also have unlimited "piggyback" registration rights, permitting them to include their Class A shares in registration statements filed by us. These "piggyback" rights do not apply to this offering or to any other offering of securities solely for our account, a business combination transaction, issuances under employee benefit plans or exchange offer or an offer solely to existing stockholders or employees. We must pay the costs associated with all of these registrations. The exercise of these registration rights is subject to notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of an offering.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of [               ] both on an actual
basis and after giving effect to this offering, information regarding the beneficial ownership of our common stock by:

      -- each person that is known by us to own beneficially more than five percent of our outstanding shares;

      -- each of our directors and named executive officers who own our shares; and

      --   all current directors and executive officers as a group.

     The table also sets forth the voting power for each of these persons and
groups as of [               ] an actual basis and after giving effect to this
offering. With respect to the percentage of voting power set forth in the following table:

      -- each holder of Class A common stock is entitled to one vote per share; and

      -- each holder of Class B common stock is entitled to ten votes per share.

                                                                                                                       EXPECTED
                                                                                                                         POST-
                                                                  PRE-OFFERING      EXPECTED      EXPECTED POST-       OFFERING
                                                PRE-OFFERING       PERCENTAGE        POST-           OFFERING         PERCENTAGE
                             PRE-OFFERING       PERCENTAGE OF          OF           OFFERING       PERCENTAGE OF          OF
                               NUMBER OF           SHARES         TOTAL VOTING     NUMBER OF          SHARES         TOTAL VOTING
                                SHARES          BENEFICIALLY       POWER ON A        SHARES        BENEFICIALLY       POWER ON A
   NAME AND ADDRESS OF       BENEFICIALLY          OWNED/         FULLY-DILUTED   BENEFICIALLY        OWNED/         FULLY-DILUTED
    BENEFICIAL OWNER             OWNED        ECONOMIC INTEREST       BASIS          OWNED       ECONOMIC INTEREST       BASIS
-------------------------  -----------------  -----------------   -------------   ------------   -----------------   -------------
AT&T Corp.(1)............  shares of Class B
                             common stock
SL Participacoes(2)......  shares of Class A
                             common stock
Patricio E.
  Northland(3)...........
Other directors and
  executive officers.....
All directors and
  executive officers as a
  group..................

------------
 *  Less than 1%

(1) Includes the shares owned by ATTLA Holding Corp., a wholly-owned subsidiary of AT&T Corp. The address of AT&T Corp. and ATTLA Holding Corp. is 295 North Maple Avenue, Basking Ridge, New Jersey 07920.

(2) The address of SL Participacoes, an affiliate of Promon Ltda., is Avenida Juscelino Kubitschek, 1830, 14o. andar, Torre 4, CEP 04543-900, Sao Paulo SP, Brazil.

(3) Includes [        ] of our shares that may be purchased upon the exercise of outstanding stock options. The address of Mr. Northland is 220 Alhambra Circle, Suite 910, Coral Gables, Florida 33134.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY

     For a description of our $100 million credit facility with a subsidiary of AT&T Corp., see "Certain Relationships and Related Transactions--Credit Facility."

FIRSTCOM 14% SENIOR NOTES DUE 2007

     In connection with the FirstCom merger, we have required FirstCom to complete a tender offer for its outstanding $150 million principal amount 14% Senior Secured Notes due 2007 and, as part of that tender offer, to obtain the consent of holders of at least a majority in principal amount of the outstanding notes to certain amendments to the covenants of FirstCom relating to the notes. We intend to finance the completion of that tender offer though the issuance of our Series B redeemable preferred stock to AT&T Corp. For a description of the terms of the Series B preferred stock, see "Description of Capital Stock--Series B Preferred Stock".

                          DESCRIPTION OF CAPITAL STOCK

     The following is a discussion of the material terms of our Class A common stock and other capital stock. For a more detailed description, see the forms of our amended and restated certificate of incorporation and bylaws attached as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

AUTHORIZED CAPITAL STOCK

     We are authorized to issue 460 million shares of capital stock, consisting of 300 million shares of Class A common stock, par value $.0001 per share, 150 million shares of Class B common stock, par value $0.0001 per share, and 10 million shares of preferred stock, par value $.001 per share.

COMMON STOCK

     VOTING RIGHTS. Holders of our Class A common stock have one vote per share, and holders of Class B common stock have ten votes per share, on all matters to be voted on by stockholders, including the election of directors.

     Generally, except as required by law, all matters to be voted on by stockholders must be approved by a majority of the votes that holders of Class A and Class B shares present in person or represented by proxy are entitled to cast, voting together as a single class, subject to any voting rights granted to holders of any of our preferred stock. Except as otherwise provided by law or in our certificate of incorporation, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our certificate of incorporation need the approval of a majority of the votes entitled to be cast by all holders of Class A and Class B shares voting as a single class. Amendments that would alter or change the relative powers, preferences or special rights of the Class A shares or the Class B shares in an adverse manner, however, also must be approved by a majority of the votes entitled to be cast by the holders of the class so affected, voting as a separate class. Separate class votes are not required for amendments to decrease or increase the authorized shares of any class so long as adequate shares are reserved for issuance upon conversion of the Class B shares or any shares of preferred stock. Stockholders may not act by written consent.

     DIVIDENDS. Holders of our Class A and Class B shares share equally on a per share basis in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends to holders of shares of Class A common stock or Class B common stock consisting of shares of common stock or options or other securities convertible into shares of common stock may be paid only in shares of Class A common stock or options or other securities convertible into Class A common stock.

     We may not split, reclassify, subdivide or combine shares of either class of common stock without at the same time proportionally reclassifying, subdividing or combining shares of the other class.

     ISSUANCE OF SHARES OF CLASS B COMMON STOCK, OPTIONS OR WARRANTS. We may not issue additional shares of Class B common stock, or issue options, rights or warrants to subscribe for additional shares of Class B common stock, except in connection with a pro rata offer to all holders of our common stock of rights to purchase additional shares of the class of common stock held by them. The Class A shares and the Class B shares will be treated equally with respect to any offer we make to holders of common stock of options, rights or warrants to subscribe for any of our other capital stock.

     MERGER OR CONSOLIDATION. In the event of a merger or consolidation, the holders of Class A shares and Class B shares will be entitled to receive the same per share consideration, if any.

     CONVERSION OF CLASS B SHARES. Class B shares are convertible into Class A shares on a share-for-share basis at the option of the holder at any time, or automatically upon transfer to a person or entity which is not a permitted transferee. Permitted transferees include AT&T Corp. and any person or entity in which it owns directly or indirectly 50% or more of the equity securities.

     LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, subject to the rights of any shares of preferred stock, our net assets available for distribution to holders of equity securities will be distributed pro rata to the holders of shares of common stock. The holders of shares of Class A common stock and Class B common stock will be entitled to any of those distributions on an equal basis.

     PREEMPTIVE RIGHTS; REDEMPTION. Holders of our common stock do not have any preemptive rights under the certificate of incorporation, bylaws or Delaware law to subscribe for any additional shares of, or other obligations convertible into or exercisable for shares of, our capital stock in connection with any future issuance by us. No shares of common stock are subject to redemption.

     NASDAQ QUOTATION. Shares of our Class A common stock are quoted on the Nasdaq National Market under the trading symbol "ATTL." Our shares of Class B common stock will not be separately listed or traded.

PREFERRED STOCK

     GENERALLY. Our board of directors, without approval of our stockholders, may issue a number of shares of preferred stock in one or more series that does not together with the shares of existing outstanding preferred stock exceed the amount established by the certificate of incorporation, which currently is 10,000,000 shares. The board of directors may fix the numbers of shares of each series and the designation, powers, preferences and rights and the qualifications, limitations and restrictions of the shares of each series.

     The specific matters that the board of directors may determine include the following:

      --   the designation of each series;

      --   the voting rights, if any, of each series;

      --   the amount of any dividends;

      --   redemption rights, if any, of each series;

      -- the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

      --   rights and terms of any conversion or exchange;

      -- dividend, distribution, redemption or purchase limitations and restrictions relating to other capital stock, if any, while any shares of such series are outstanding;

      -- restrictions on the creation of indebtedness or the issuance of shares of the same series or any other series; and

      -- the ranking of a series compared to other classes or series as to the payment of dividends, the distribution of assets and all other matters.

     SERIES A CONVERTIBLE PREFERRED STOCK. Upon completion of the merger, each outstanding FirstCom Series A convertible preferred share converted into a share of our Series A convertible preferred stock.

     Rights of the holders of our shares of our Series A convertible preferred stock include:

          Conversion. Shares of our Series A convertible preferred stock will be convertible at the option of the holder into one share of Class A common stock, subject to adjustment. The shares of Series A convertible preferred stock will automatically convert at any time after the second anniversary of the merger, provided that the closing trading price of shares of our Class A common stock is greater than $15 for thirty consecutive trading days.

          Dividends. Holders of our Series A convertible preferred stock receive in-kind stock dividends at the annual rate of 15%, payable quarterly until June 30, 2001, and are entitled to receive other dividends paid from time to time to common shareholders and all accrued and unpaid dividends.

          Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up, or specified changes of control, holders of our shares of Series A convertible preferred stock will be entitled to receive $8.00, plus all accrued and unpaid dividends.

          Voting. Holders of shares of Series A convertible preferred stock will be entitled to one vote for each share of our Series A common stock into which the share of Series A convertible preferred stock is convertible. As of the merger, this exchange ratio will be one-for-one and the holders of shares of Series A convertible preferred stock will be entitled to one vote per share.

          Special Required Approval. The certificate of designation for the Series A convertible preferred stock provides that without the approval of 75% of the outstanding shares of Series A convertible preferred stock, voting together as a class, we may not:

         -- amend, repeal, alter or waive our certificate of incorporation or bylaws if it would have a material adverse effect on the rights, preferences or privileges of the Series A convertible preferred stock;

         -- authorize or issue any new or existing capital stock (including securities convertible or exchangeable into capital stock) with superior or on parity preferences or priorities or rights as to dividends, liquidation preference, assets or voting, or preemptive rights;

         -- redeem, purchase or otherwise acquire any of our shares other than the Series A convertible preferred stock; and

         -- authorize or pay dividends or other distributions on any of our shares other than the Series A convertible preferred stock.

          Redemption by AT&T Latin America. We may redeem all of outstanding shares of Series A convertible preferred stock at any time after July 30, 2001 for an amount that would result in the holders of the Series A convertible preferred stock receiving a 25% internal rate of return on their original investment.

          Redemption by Holders. Holders of shares of Series A convertible preferred stock at any time will be able to redeem any portion of their outstanding shares at a price equal to $8.00, plus all accrued and unpaid dividends. There will be no restrictions on the repurchase or redemption of shares of Series A convertible preferred stock during any period in which we do not declare dividends on time.

     15% SERIES B PREFERRED STOCK. In connection with the financing of the FirstCom tender offer and consent solicitation for FirstCom's 14% senior notes due 2007, we issued shares of our 15% Series B preferred stock to a subsidiary of AT&T Corp, which are non-participating and non-convertible.

          Rights of the holders of shares of Series B preferred stock include:

          Dividends. Holders of shares of 15% Series B preferred stock will be entitled to receive dividends at an annual rate of 15%, payable semi-annually.

          Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up, holders of shares of 15% Series B preferred stock are entitled to receive their investment, plus all accrued and unpaid dividends.

          Redemption. The 15% Series B preferred stock is redeemable, at our option or the option of the holder, at any time beginning on the fourth anniversary of the issue date at a redemption price equal to the liquidation value.

          Repurchase upon a change of control. We are obligated to offer to repurchase shares of the 15% Series B preferred stock upon a change of control of our company at a redemption price equal to 101% of the liquidation value.

          Voting. Holders of the 15% Series B preferred stock are generally not entitled to vote on any matter required or permitted to be voted upon by our stockholders. However, in specified circumstances, the holders of 15% Series B preferred stock, voting as a separate class, will be entitled to elect two members of our board of directors. These circumstances are if we:

         -- have not paid cash dividends on the shares of 15% Series B preferred stock for three or more semi-annual dividend periods;

         -- fail to discharge any redemption obligation with respect to the 15% Series B preferred stock;

         -- fail to make an offer to purchase 15% Series B preferred stock following a change of control; or

         -- breach other material provisions of the 15% Series B preferred stock.

          Special Required Approval. The certificate of designation for the 15% Series B preferred stock provides that without the approval of a majority of the outstanding shares of 15% Series B preferred stock, voting together as a class, we may not:

         -- authorize or issue any 15% Series B preferred stock, any stock that is senior or equal in priority to the 15% Series B preferred stock or any security exchangeable or convertible into a stock that does not rank below the 15% Series B preferred stock, or reclassify any security into a stock that does not rank below;

         -- amend, alter or revoke our certificate of incorporation or bylaws if it would modify the rights, preferences or privileges of the 15% Series B preferred stock; or

         -- amend or modify the rights, preferences or privileges of the Series A convertible preferred stock if it would have an adverse effect on the holders of the 15% Series B preferred stock.

PROVISIONS OF AT&T LATIN AMERICA'S CERTIFICATE OF INCORPORATION AND BYLAWS THAT COULD DELAY, DEFER OR PREVENT A CHANGE OF CONTROL

     Some provisions of our certificate of incorporation and bylaws could delay, defer or prevent a change of control that might be otherwise beneficial to a stockholder. These provisions include:

      -- unequal voting rights per share between the shares of Class A common stock and shares of Class B common stock, which are held by AT&T Corp.;

      --   a prohibition on stockholder action by written consent;

      -- advance notice requirements for stockholder proposals for special meetings; and

      -- the authority of the board of directors to issue without shareholder approval shares of preferred stock with such terms as the board may determine.

OTHER PROVISIONS OF AT&T LATIN AMERICA'S CERTIFICATE OF INCORPORATION AND BYLAWS

     BOARD OF DIRECTORS; DISINTERESTED DIRECTORS. We have nine directors, including three disinterested directors. Disinterested directors are people who are not:

      -- directors, officers or employees of AT&T Corp. or any of its affiliates; or

      --   our officers or employees.

The total number of our directors may be increased, but only if approved by:

      -- the existing disinterested directors, if the total number of disinterested directors is fewer than five; or

      -- at least 80% of the disinterested directors, if the total number of disinterested directors is five or more.

     BOARD POLICY. Our board of directors has adopted a policy relating to specified corporate opportunities. This policy provides that AT&T Corp. and its affiliates will only be required to make a corporate opportunity available to us if it:

      -- directly relates to the services that we may provide under the regional vehicle agreement;

      --   directly relates to our region;

      -- can, in the good faith judgment of AT&T Corp., be financed by us without the issuance of additional debt or equity to AT&T Corp. or one of its affiliates; and

      --   has been presented to:

           -- one of our officers or directors, who is not also an officer or director of AT&T Corp. or one of its affiliates;

           -- one of our officers or directors, who is also an officer or director of AT&T Corp. or one of its affiliates, specifically in his or her capacity as our officer or director; or

           -- a senior employee of AT&T Corp., specifically for consideration by us.

     The board policy provides that AT&T Corp. and its affiliates need not present to us any opportunity other than those described above and AT&T Corp. and its affiliates may pursue, or direct to any other person, any opportunity presented to, and not pursued by, our board of directors.

     This board policy may not be amended without the approval of a majority of our disinterested directors.

     TRANSACTIONS WITH AT&T CORP. AFFILIATES. Our bylaws provide that transactions between us and AT&T Corp. or its affiliates will not be void or voidable solely because any directors or officers of AT&T Corp. or the relevant affiliate are present at or participate in our board of directors or committee meeting that approves the transaction or solely because his or their votes are counted for the approval, if:

      -- the material facts about the transaction are disclosed or known to our board of directors or relevant committee and the board of directors or, alternatively, that committee, and a majority of our disinterested directors have approved of it;

      -- the transaction is approved by the holders of a majority of our outstanding shares entitled to vote on the transaction that are not owned by AT&T Corp. or one of its affiliates, other than our controlled subsidiaries, voting together as a single class;

      -- the transaction is approved in accordance with arrangements, standards or guidelines that were approved as set forth above; or

      --   the transaction is fair to us at the time we enter into it.

     Our directors who are not disinterested directors may be counted in determining the quorum for any approvals of our board of directors or its committees that are made in accordance with the requirements listed above. Our shares owned by AT&T Corp. or its affiliates, other than ourselves or our controlled subsidiaries, may be counted in determining quorum for any approvals by our stockholders that are made in accordance with the requirements described above.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, [     ] shares of Class A common stock
will be issued and outstanding, assuming the underwriters do not exercise their option to purchase an additional 5,250,000 shares of Class A common stock. In
addition, [     ] shares of Class A common stock will be issuable upon the conversion of our Series A convertible preferred stock and outstanding options.

     Of the total number of our shares of Class A common stock issued or
issuable as described above, [     ] shares will be eligible for immediate
public resale following the later of their issuance and the completion of this offering, except for any such shares held by our affiliates as defined in Rule 144 under the Securities Act of 1933, as amended. Shares issued to our affiliates may only be sold in compliance with Rule 144 under the Securities Act of 1933, as amended, unless registered under the Securities Act pursuant to demand or piggyback registration rights.

     We, along with our directors and executive officers and certain other stockholders, will agree pursuant to the underwriting agreement and other agreements that we will not sell any Class A common stock without the prior
consent of Morgan Stanley & Co. Incorporated for a period of [   ] days from the
date of this prospectus. Approximately [               ] additional shares will
be available for sale following the expiration of the [  ]-day lock-up period.

     The sale of a substantial number of shares of Class A common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A common stock. In addition, any such sale or perception could make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Salomon Smith Barney, Inc. are acting as representatives, have severally agreed to purchase, and AT&T Latin America has agreed to sell to them, severally, the number of shares of Class A common stock indicated below:

                                                               NUMBER OF
NAME                                                            SHARES
----                                                          -----------
Morgan Stanley & Co. Incorporated...........................
Credit Suisse First Boston Corporation......................
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
J.P. Morgan Securities Inc..................................
Salomon Smith Barney Inc....................................

                                                              -----------
          Total.............................................   35,000,000
                                                              ===========

     The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from AT&T Latin America and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that
represents a concession not in excess of $[     ] a share under the public
offering price. Any underwriter may allow, and such dealers may reallow, a
concession not in excess of $[     ] a share to other underwriters or to certain
dealers. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     AT&T Latin America has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 5,250,000 additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter's name in this preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would
be $[               ], the total underwriters' discounts and commissions would
be $[               ] and total proceeds to AT&T Latin America would be
$[               ].

     The underwriters have informed AT&T Latin America that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     Each of AT&T Latin America and the directors, executive officers and certain other stockholders of AT&T Latin America has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the
underwriters, it will not, during the period ending [     ] days after the date
of this prospectus:

      -- offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock; or

      -- enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock;

whether any transaction described above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise.

The restrictions described in this paragraph do not apply to:

      --  the sale of shares of Class A common stock to the underwriters;

      -- the issuance by AT&T Latin America of shares of Class A common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

      -- transactions by any person other than AT&T Latin America relating to shares of Class A common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

     In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the Class A common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Class A common stock, the underwriters may bid for, and purchase, shares of Class A common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Class A common stock in the offering, if the syndicate repurchases previously distributed Class A common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Class A common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     From time to time, Morgan Stanley & Co. Incorporated has provided, and continues to provide, investment banking services to either AT&T Latin America or its principal shareholder, AT&T Corp.

     AT&T Latin America and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the shares of Class A common stock offered by this prospectus will be passed upon by Debevoise & Plimpton, New York, New York, counsel to AT&T Latin America. Certain legal matters in connection with the Class A common stock offered by this prospectus will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

     The financial statements of AT&T Latin America Corp. as of December 31, 1999 and for the period from inception (October 13, 1999) through December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in accounting and auditing.

     The financial statements of FirstCom Corporation included in this prospectus for the year ended December 31, 1997, have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent certified public accountants, have audited FirstCom's consolidated financial statements for the years ended December 31, 1999 and 1998, as set forth in their report, which is included in this prospectus and elsewhere in the registration statement. FirstCom's consolidated financial statements are so included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young Auditores Independentes S.C., independent auditors, have audited the Netstream Telecom Ltda. financial statements at September 30, 1999 and December 31, 1998, and for the nine months ended September 30, 1999 and the eleven months ended December 31, 1998, as set forth in their report. The Netstream Telecom Ltda. financial statements are included in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young Auditores Independentes S.C.'s report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the SEC for this offering, and this prospectus is part of that registration statement. For further information on us, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

     We file reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on accessing these documents and on the public reference rooms. You may read and copy this information at the following SEC locations:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549
New York Regional Office
7 World Trade Center
Suite 1300
New York, New York 10048
Chicago Regional Office
Citicorp Center
500 West Madison Street
Suite 1400
Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including FirstCom and AT&T Corp., which file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about FirstCom at the offices of the Nasdaq Stock Market, 20 Broad Street, New York, New York 10005.

     The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

                         INDEX TO FINANCIAL STATEMENTS

AT&T LATIN AMERICA CORP
Unaudited Consolidated Balance Sheets as of March 31, 2000
  and December 31, 1999.....................................  F-2
Unaudited Consolidated Statement of Operations for the
  three-month period ended March 31, 2000...................  F-3
Unaudited Consolidated Statements of Shareholders' Equity
  for the three-month period ended March 31, 2000...........  F-4
Unaudited Consolidated Statement of Cash Flows for the
  three-month period ended March 31, 2000...................  F-5
Notes to Unaudited Consolidated Financial Statements........  F-6
Report of Independent Accountants...........................  F-8
Audited Financial Statements
  Consolidated Balance Sheet as of December 31, 1999........  F-9
  Consolidated Statement of Operations for the period from
     October 13, 1999 (date of inception) through December
     31, 1999...............................................  F-10
  Consolidated Statement of Shareholders' Equity for the
     period from October 13, 1999 (date of inception)
     through December 31, 1999..............................  F-11
  Consolidated Statement of Cash Flows for the period from
     October 13, 1999 (date of inception) through December
     31, 1999...............................................  F-12
  Notes to Consolidated Financial Statements................  F-13
NETSTREAM TELECOM LTDA
Report of Independent Auditors..............................  F-19
Audited Financial Statements
  Balance Sheets as of September 30, 1999 and December 31,
     1998...................................................  F-20
  Statements of Operations for the nine months ended
     September 30, 1999 and eleven months ended December 31,
     1998...................................................  F-21
  Statements of Quotaholders' Equity for the nine months
     ended September 30, 1999 and eleven months ended
     December 31, 1998......................................  F-22
  Statements of Cash Flows for the nine months ended
     September 30, 1999 and eleven months ended December 31,
     1998...................................................  F-23
  Notes to Financial Statements.............................  F-24
FIRSTCOM CORPORATION
Report of Independent Certified Public Accountants..........  F-29
Report of Independent Accountants...........................  F-30
Audited Financial Statements
  Consolidated Balance Sheets as of December 31, 1998 and
     1999...................................................  F-31
  Consolidated Statements of Operations for the years ended
     December 31, 1999, 1998, and 1997......................  F-32
  Consolidated Statement of Stockholders Equity/(Deficit)
     for the years ended December 31, 1999, 1998, and
     1997...................................................  F-33
  Consolidated Statement of Cash Flows for the years ended
     December 31, 1999, 1998, and 1997......................  F-35
  Notes to Consolidated Financial Statements................  F-36

                            AT&T LATIN AMERICA CORP.

                     UNAUDITED CONSOLIDATED BALANCE SHEETS
    EXPRESSED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA
                   AS OF MARCH 31, 2000 AND DECEMBER 31, 1999

                                                              MARCH 31,    DECEMBER 31,
                                                                2000           1999
                                                              ---------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    279       $ 24,223
  Account receivable........................................     3,606          1,286
  Prepaid expenses and recoverable taxes....................     3,872          2,109
  Investments...............................................    30,636         27,078
  Other receivables.........................................        30            118
                                                              --------       --------
     Total current assets...................................    38,423         54,814
  Plan and equipment, net...................................    86,051         68,269
  Goodwill and other intangible assets, net.................   259,764        261,345
                                                              --------       --------
     Total assets...........................................  $384,238       $384,428
                                                              --------       --------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt...........................................  $  3,184       $  1,414
  Current portion of obligations under capital leases.......       340            317
  Trade accounts payable....................................     7,281          5,339
  Social charges payable....................................     1,182            865
  Other current liabilities.................................     6,426            161
  Employee bonus............................................     1,990            531
                                                              --------       --------
     Total current liabilities..............................    20,403          8,627
Non-current portion of obligations under capital leases.....       411            383
Deferred tax liability......................................     1,624          1,624
Commitments and contingencies (Note 4)......................        --             --
                                                              --------       --------
     Total liabilities......................................    22,438         10,634
                                                              --------       --------
Shareholders' equity:
  Common stock..............................................        --             --
  Additional paid-in capital................................   376,566        376,566
  Accumulated deficit.......................................   (15,341)        (4,124)
  Accumulated other comprehensive income....................       575          1,352
                                                              --------       --------
     Total shareholders' equity.............................   361,800        373,794
     Total liabilities and shareholders' equity.............  $384,238       $384,428
                                                              --------       --------

The accompanying notes are an integral part of these consolidated financial statements.

                            AT&T LATIN AMERICA CORP.

                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2000
    EXPRESSED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

REVENUE.....................................................    $  4,364
Operating costs and expenses:
  Cost of revenues..........................................       6,921
  Selling, general and administrative.......................       4,232
  Depreciation and amortization.............................       6,160
                                                                --------
     Total operating costs and expenses.....................      17,313
                                                                --------
     Loss from operations...................................     (12,949)
Other interest income.......................................       1,018
Foreign exchange gain, net..................................         714
                                                                --------
     Net loss...............................................    $(11,217)
                                                                --------
Basic and diluted loss per share............................    $(280.43)
                                                                --------
Weighted average shares outstanding.........................      40,000
                                                                --------

The accompanying notes are an integral part of these consolidated financial statements.

                            AT&T LATIN AMERICA CORP.

            UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2000
    EXPRESSED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

                                         COMMON    ADDITIONAL                 ACCUMULATED OTHER       TOTAL
                             NUMBER     STOCK AT    PAID-IN     ACCUMULATED     COMPREHENSIVE     SHAREHOLDERS'
                            OF SHARES     PAR       CAPITAL       DEFICIT          INCOME            EQUITY
                            ---------   --------   ----------   -----------   -----------------   -------------
Balance at December 31,
  1999....................   40,000       $ --      $376,566     $ (4,124)         $1,352           $373,794
Currency translation
  adjustments.............                                                           (777)              (777)
Net loss for the period...                                        (11,217)                           (11,217)
                             ------       ----      --------     --------          ------           --------
Comprehensive net loss....                                        (11,217)           (777)           (11,994)
                             ------       ----      --------     --------          ------           --------
Balance at March 31,
  2000....................   40,000       $ --      $376,566     $(15,341)         $  575           $361,800
                             ------       ----      --------     --------          ------           --------

The accompanying notes are an integral part of these consolidated financial statements.

                            AT&T LATIN AMERICA CORP.

                 UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
                FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2000
    EXPRESSED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

Cash flows from operating activities:
  Net Loss..................................................  $(11,217)
  Adjustments to reconcile net loss cash provided by
     operating activities:
     Depreciation and amortization expense..................     6,160
     Other..................................................      (777)
  Changes in operating assets and liabilities:
     Accounts receivable....................................    (2,320)
     Recoverable taxes......................................    (1,763)
     Other receivables......................................        88
     Trade accounts payable.................................     1,942
     Payroll and related charges............................     1,776
     Other current liabilities..............................     6,266
                                                              --------
       Net cash provided by operating activities............       155
                                                              --------
Cash flows from investing activities:
  Investments in short-term securities......................    (3,558)
  Purchases of property and equipment.......................   (19,853)
  Goodwill and other intangible assets......................    (2,458)
                                                              --------
       Net cash used in investing activities................   (25,869)
                                                              --------
  Cash flows from financing activities:
     Short-term debt........................................     1,770
                                                              --------
       Net cash provided by financing activities............     1,770
                                                              --------
       Net decrease in cash.................................   (23,944)
Cash at beginning of period.................................    24,223
                                                              --------
       Cash at end of period................................  $    279
                                                              --------
Supplemental information on cash disclosures:
  Interest paid.............................................  $     --
                                                              --------
  Taxes paid................................................  $     --
                                                              --------

The accompanying notes are an integral part of these consolidated financial statements.

                            AT&T LATIN AMERICA CORP.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

1.  BASIS OF PRESENTATION

     The unaudited consolidated financial statements included herein have been prepared by AT&T Latin America Corp. ("the Company"). The foregoing statements contain all adjustments, consisting only of normal recurring adjustments which are, in the opinion of the Company's management, necessary to present fairly the consolidated financial position of the Company as of March 31, 2000 and the consolidated results of its operations and its consolidated cash flows for the three-month period ended March 31, 2000. Result of operations for the three months ended March 31, 2000 are not necessarily indicative of the results of operations for the full year.

     Certain information and footnote disclosure normally included in financial statements, prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to the instructions, rules and regulations prescribed by the Securities and Exchange Commission ("the Commission"). Although the Company believes the disclosures provided are adequate to make the information presented not misleading, it strongly recommends that these unaudited condensed consolidated financial statements be read in conjunction with the audited consolidated financial statements and the footnotes for the year ended December 31, 1999.

2.  PLANT AND EQUIPMENT, NET

                                                              MARCH 31,
                        DESCRIPTION                             2000
------------------------------------------------------------  ---------
Switching equipment.........................................   $ 2,576
Transmission equipment......................................    34,085
Cables......................................................     3,271
Underground installation....................................    25,884
Other plant and equipment...................................    12,438
Construction in progress....................................       715
Client network deployment...................................    12,035
                                                               -------
                                                                91,004
     Less accumulated depreciation and amortization.........     4,953
                                                               -------
     Plant and equipment, net...............................   $86,051
                                                               -------

     Depreciation expense related to the plant and property was $2,121 for the three-month period ended March 31, 2000.

3.  ACQUISITION AGREEMENT

     On February 23, 2000, the Company agreed to acquire 100% of Keytech LD, S.A., a development stage broadband communications company based in Argentina. As of December 31, 1999, Keytech's net loss and total assets were approximately $1,554 and $2,322, respectively. The purchase price for Keytech LD is 1,178,689 shares of the Company's Class A common stock (of which 550,000 shares will be placed in escrow to cover indemnity obligations of the seller), plus $5 million in cash. The Company will also pay up to an additional $1.5 million to the Keytech LD shareholders one year after the acquisition if business milestones specified in the stock purchase agreement are accomplished. The Company believes this transaction to be immaterial.

                            AT&T LATIN AMERICA CORP.

4.  COMMITMENTS AND CONTINGENCIES

     In accordance with the legislation in force in Brazil, tax registers related to federal, state and municipal taxes are subject to examination by the respective tax authorities from 5 to 30 years.

     In March 2000, Netstream entered into an import financing loan with Dresdner Bank with principal amount of $1,755 at an interest rate of 0.8% plus LIBOR for one year.

     In the normal course of business, the Company may be subject to proceedings, lawsuits and other claims. Although there can be no assurance that the Company will prevail in every case, management does not believe that the ultimate disposition of known legal contingencies will have a material effect on the Company's financial condition, results of operations or cash flows.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of AT&T Latin America Corp.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of AT&T Latin America Corp. and its subsidiaries (the "Company") at December 31, 1999, and the results of their operations and their cash flows for the period from inception (October 13, 1999) through December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          /s/  PricewaterhouseCoopers LLP

Florham Park, New Jersey
February 25, 2000

                            AT&T LATIN AMERICA CORP.

                           CONSOLIDATED BALANCE SHEET
    EXPRESSED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA
                               DECEMBER 31, 1999

ASSETS
Current assets:
  Cash and cash equivalents (Note 2)........................  $ 24,223
  Account receivable........................................     1,286
  Recoverable taxes.........................................     2,109
  Investments...............................................    27,078
  Other receivables.........................................       118
                                                              --------
     Total current assets...................................    54,814
Plant and equipment, net (Notes 2 and 3)....................    68,269
Goodwill and other intangible assets, net (Notes 2 and 4)...   261,345
                                                              --------
     Total assets...........................................  $384,428
                                                              --------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt...........................................  $  1,414
  Current portion of obligations under capital leases.......       317
  Trade accounts payable....................................     5,339
  Social charges payable....................................       865
  Other current liabilities.................................       161
  Employee bonus............................................       531
                                                              --------
     Total current liabilities..............................     8,627
                                                              --------
Non-current portion of obligations under capital leases.....       383
Deferred tax liability......................................     1,624
Commitments and contingencies (Note 7)......................        --
                                                              --------
     Total liabilities......................................    10,634
                                                              --------
Shareholders' equity:
  Common stock..............................................        --
  Additional paid-in capital................................   376,566
  Accumulated deficit.......................................    (4,124)
  Accumulated other comprehensive income....................     1,352
                                                              --------
     Total shareholders' equity.............................   373,794
     Total liabilities and shareholders' equity.............  $384,428
                                                              ========

The accompanying notes are an integral part of these consolidated financial statements.

                            AT&T LATIN AMERICA CORP.

                      CONSOLIDATED STATEMENT OF OPERATIONS
         OCTOBER 13, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1999 EXPRESSED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

Revenue.....................................................  $    802
Operating costs and expenses:
  Cost of revenues..........................................       865
  Selling, general and administrative.......................     2,164
  Depreciation and amortization.............................     1,707
                                                              --------
     Total operating costs and expenses.....................     4,736
                                                              --------
     Loss from operations...................................    (3,934)
Foreign exchange loss.......................................       190
                                                              --------
     Net Loss...............................................  $ (4,124)
                                                              --------
Basic and diluted loss per share............................  $(103.10)
                                                              --------
Weighted average shares outstanding.........................    40,000
                                                              --------

The accompanying notes are an integral part of these consolidated financial statements.

                            AT&T LATIN AMERICA CORP.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
         OCTOBER 13, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1999 EXPRESSED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

                                                                         ACCUMULATED
                                             ADDITIONAL                     OTHER           TOTAL
                        NUMBER OF   COMMON    PAID-IN     ACCUMULATED   COMPREHENSIVE   SHAREHOLDERS'
                         SHARES     SHARES    CAPITAL       DEFICIT        INCOME          EQUITY
                        ---------   ------   ----------   -----------   -------------   -------------
Original share
  issuance............    1,000       $--     $     --      $    --        $   --         $     --
Additional capital
  increase............   39,000       --       376,566           --            --          376,566
Currency translation
  adjustments.........                                                      1,352            1,352
Net loss for the
  period..............                                       (4,124)                        (4,124)
                         ------       --      --------      -------        ------         --------
Comprehensive net
  loss................                                                                      (2,772)
                         ------       --      --------      -------        ------         --------
Balances at December
  31, 1999............   40,000       $--     $376,566      $(4,124)       $1,352         $373,794
                         ------       --      --------      -------        ------         --------

The accompanying notes are an integral part of these consolidated financial statements.

                            AT&T LATIN AMERICA CORP.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
         OCTOBER 13, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1999 EXPRESSED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

Cash flows from operating activities:
  Net loss..................................................  $  (4,124)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization expense..................      1,707
     Interest, net..........................................         87
  Changes in operating assets and liabilities:
     Accounts receivable....................................       (415)
     Recoverable taxes......................................        (82)
     Other receivables......................................        (11)
     Trade accounts payable.................................      2,777
     Payroll and related charges............................        284
     Other current liabilities..............................       (309)
     Taxes payable..........................................        103
                                                              ---------
       Net cash provided by operating activities............         17
                                                              ---------
Cash flows from investing activities:
  Investments in short-term securities......................    (27,078)
  Purchases of property and equipment.......................     (6,422)
  Acquisition of Netstream, net of cash acquired............   (320,287)
                                                              ---------
       Net cash used in investing activities................   (353,787)
                                                              ---------
Cash flows from financing activities:
  Short-term debt...........................................      1,414
  Capital infusion..........................................    376,566
                                                              ---------
       Net cash provided by financing activities............    377,980
       Net increase in cash.................................     24,210
Cash at inception...........................................         13
       Cash at end of year..................................  $  24,223
                                                              ---------
Supplemental information on cash disclosures:
  Interest paid.............................................  $      --
                                                              ---------
  Taxes paid................................................  $      --
                                                              ---------

The accompanying notes are an integral part of these consolidated financial statements.

                            AT&T LATIN AMERICA CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    EXPRESSED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

1. ORGANIZATION AND BASIS OF PRESENTATION

     AT&T Latin America Corp. ("the Company" or "ATTLA") was incorporated on October 13, 1999, organized under the laws of the State of Delaware. ATTLA is currently a provider of broadband communications services mainly to business and government customers throughout Brazil. However, the Company's target regions also include most countries in South America and the Caribbean.

     Through its operating subsidiary, Netstream Telecom Ltda. ("Netstream"), ATTLA provides data, voice, video conferencing, Internet and electronic commerce services to its Brazilian markets.

     The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the results of Netstream for the period December 8 through December 31, 1999 and any activity in the various holding companies within the ATTLA company structure. (See Note 4, Acquisition and Intangible Assets, for additional information related to the Netstream acquisition.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates, The most significant estimates relate to the useful lives of the property and equipment and intangible assets, including goodwill.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on deposit and securities, held by major financial institutions with favorable credit ratings, with original maturities of three months or less.

PLANT AND EQUIPMENT

     Plant and equipment are stated on the basis of cost. Construction, engineering and labor costs directly related to the development of the Company's networks are capitalized. The Company begins depreciating these costs when the networks become commercially operational. Plant and equipment are depreciated using the straight-line method over estimated useful lives as follows:

Switching equipment.........................................        5
Transmission equipment......................................        7
Cables......................................................       10
Underground installation....................................       25
Other plant and equipment...................................  3 to 10

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill represents the excess of the cost of assets acquired from Netstream over the fair value at the date of acquisition and is being amortized using the straight-line method over 20 years. Amortization expense related to goodwill was $1,073 in 1999.

     Intangible assets, which are recorded at cost, include a contract with America On-Line Brazil and the work force in place. Amortization is provided by the straight-line method over three years. Amortization expense related to the intangible assets was $122 in 1999.

                            AT&T LATIN AMERICA CORP.

INCOME TAX

     The Company is not a separate taxable entity for Federal and state income tax purposes and the results of the Company's operations are included in the Federal and state tax returns of AT&T Corp. and its affiliates. In these financial statements, the Company has provided for income taxes as if it were a separate taxpayer.

     Deferred income taxes have been accounted for under the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes", whereby deferred taxes and liabilities are established for the differences between the financial reporting and income tax basis of assets and liabilities, as well as net operating losses and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

FOREIGN CURRENCY TRANSACTIONS

     The Company accounts for foreign currency transactions in accordance with Financial Accounting Standards Board (FASB) Statement No. 52, "Foreign Currency Translation". The Company and its foreign operating subsidiary's functional currency is the U.S. dollar. Foreign currency transactions are transactions denominated in a currency other than the entity's functional currency. Foreign currency transactions may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid. A change in exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of the transaction. That increase or decrease in expected functional currency cash flows is a foreign currency transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later) that is included in determining net income for the period in which the exchange rate changes.

REVENUE RECOGNITION

     Revenues are recognized as services are provided.

ADVERTISING AND PROMOTIONAL COSTS

     Advertising and promotional costs are expensed as incurred and were $56 for the initial operating period from October 13, through December 31, 1999.

EARNINGS (LOSS) PER SHARE

     Earnings (loss) per share are calculated in accordance with FASB Statement No. 128, "Earnings Per Share".

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash, accounts receivable and accounts payable approximated fair value based on the short maturity of these financial instruments.

                            AT&T LATIN AMERICA CORP.

3. PLANT AND EQUIPMENT, NET

                        DESCRIPTION                           DECEMBER 31, 1999
------------------------------------------------------------  -----------------
Switching equipment.........................................       $ 2,223
Transmission equipment......................................        24,243
Cables......................................................         2,350
Underground installation....................................        19,821
Other plant and equipment...................................        17,311
Construction in Progress....................................         5,368
                                                                   -------
                                                                    71,316
  Less accumulated depreciation and amortization............         3,047
                                                                   -------
     Plant and equipment, net...............................       $68,269
                                                                   =======

     Depreciation expense related to the plant and property was $512 in 1999.

4. ACQUISITION AND INTANGIBLE ASSETS

     On December 8, 1999, AT&T Corp. acquired 100% of the issued and outstanding capital stock of Netstream Telecom Ltda. ("Netstream") pursuant to a cash purchase agreement. Netstream was in the development stage until May 1999, when it began providing service in Brazil's two largest cities, Rio de Janeiro and Sao Paulo. The Company plans to extend services to other Brazilian cities in 2000. Netstream operates under specialized circuit and network services licenses provided by the Brazilian National Telecommunicacoes Agency (Agencia Nacional de Telecomunicacoes or "ANATEL"), which are granted for an indefinite term.

     Netstream was originally formed in February 1998 as a division of Promon Tecnologia S.A. ("Promon"), a Brazilian engineering company. The Netstream division of Promon primarily consisted of certain general and administrative costs incurred in connection with the commencement of operations. Netstream was formed on July 14, 1998 as a wholly owned subsidiary of Promon and the Netstream division of Promon was subsequently transferred. Promon and other affiliated companies provided various financing and management services for Netstream.

     On August 20, 1999, the owners of Netstream entered into a definitive sale agreement with an indirect wholly owned subsidiary of AT&T Corp., for the sale of 100% of the capital of Netstream, including settlement of the due to Promon and other affiliates' outstanding balances, This transaction required approval by ANATEL which was granted on November 12, 1999.

     The Netstream transaction closed on December 8, 1999. ATTLA accounted for the acquisition under the purchase method of accounting for financial reporting purposes. Accordingly, the purchase price of $322,500 has been allocated to the identifiable assets and liabilities based on fair values at the acquisition date. The excess of the purchase price over the value of the identifiable net assets in the amount of $257,600 and $4,900 has been classified as goodwill and other intangibles, respectively. Goodwill is amortized on a straight-line basis over 20 years. The other intangible assets represent the fair value of a contract with America On-Line Brazil of $3,600 and the work force in place of $1,300 that are amortized on a straight-line basis over three years.

     ATTLA evaluates the amortization period and the carrying value of intangibles, including goodwill, on a periodic basis, including evaluating the performance of the underlying business which gave rise to such amount to determine whether events or circumstances warrant revised estimates of useful lives or whether impairment exists. In performing the review of recoverability, ATTLA estimates future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected

                            AT&T LATIN AMERICA CORP.

undiscounted future cash flows is less than the carrying amount, an impairment is recognized based on the difference between the estimated fair value and the carrying value. Management believes that no impairment existed at December 31, 1999.

     The net purchase price was allocated as follows (in thousands):

Working capital, other than cash............................  $ (1,000)
Property and equipment......................................    61,000
Goodwill and other intangibles..............................   262,500
                                                              --------
     Purchase price, net of cash received...................  $322,500
                                                              ========

     The results of operations of ATTLA include the operating results of Netstream for the period from December 8 through December 31, 1999. The pro forma results of operations for the current period as though the companies had been combined at the beginning of the period are as follows:

                                                              UNAUDITED
                                                              ---------
Revenues, net...............................................  $  1,993
Net loss....................................................   (36,961)
Net loss per share..........................................      (924)

5. INCOME TAXES

     As of December 31, 1999, the components of the tax effects of temporary differences that give rise to the deferred income tax assets/(liabilities) are as follows:

                                                              NON-CURRENT
                                                              -----------
Net operating loss carryforwards............................    $ 1,771
Pre-operating expenses deferred for tax purposes............      4,489
Capital leases..............................................         78
Intangible assets...........................................     (1,775)
                                                                -------
                                                                  4,563
Less: valuation allowance...................................     (6,187)
                                                                -------
     Net deferred tax liability.............................    $(1,624)
                                                                =======

     The deferred tax assets have been fully offset by a valuation allowance resulting from the uncertainty surrounding the future realization of the net deferred tax asset.

     Income tax expense for the initial operating period from October 13, 1999 through December 31, 1999 differed from the amounts computed by applying the applicable statutory income tax rate in which the Company operates as a result of the following:

                                                           DECEMBER 31, 1999
                                                           -----------------
Statutory federal tax provision/(benefit)................       $(1,402)
State and local taxes expense............................             3
Non deductible goodwill..................................           364
                                                                -------
Unutilized foreign losses................................       $(1,035)
                                                                -------
Net income tax provision (benefit).......................       $   (12)
                                                                =======

                            AT&T LATIN AMERICA CORP.

     At December 31,1999, the Company has foreign net operating loss carryforwards of approximately $5,366 million. These carryforwards are available to offset up to 30% future taxable income and do not expire.

6.  RELATED PARTY TRANSACTIONS

DUE TO AFFILIATED COMPANIES

     Loans from affiliated companies, which result from the acquisition of plant and equipment and payment of expenses by the affiliates on behalf of the Company, are as follows:

                                                           DECEMBER 31, 1999
                                                           -----------------
SLE Participacoes S.A....................................        $149
                                                                 ----

     Promon and its subsidiaries act as general contractor for the construction and installation of Netstream's broadband network.

     The following amounts were charged to Netstream by Promon and are included in plant and equipment:

                                                           DECEMBER 31, 1999
                                                           -----------------
Engineering services.....................................        $276
Construction management fee..............................          24

     Engineering services and certain general and administrative expenses are charged to Netstream at cost. Construction management fees charged to Netstream are based on rates similar to those charged by Promon to unrelated companies for similar services. General and administrative expenses charged by Promon during the period were immaterial.

7.  COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases certain equipment and facilities under noncancelable lease arrangements. Future minimum payments under capital leases and operating leases with initial terms of one year or more at December 31, 1999 were as follows:

                                                         CAPITAL    OPERATING
                     DECEMBER 31,                        LEASES      LEASES
-------------------------------------------------------  -------    ---------
2000...................................................   $362         8,625
2001...................................................    366           591
2002...................................................     11           504
2003...................................................     --           429
2004...................................................     --           202
                                                          ----       -------
Total minimum lease payments...........................    739       $10,351
                                                                     -------
Less amount representing interest......................    (94)
                                                          ----
  Present value of net minimum lease payments,
     including current maturities of $294..............   $645
                                                          ----

     Operating leases includes $8,024 minimum obligation on fines for interruption on leased line contracts, signed with several telecommunications companies in Brazil. These contracts expire from 1 to 3 years and the fines vary up to 50% of the total payments until the end of the contract.

                            AT&T LATIN AMERICA CORP.

     Plant and equipment includes the following amounts for capitalized leases:

                                                           DECEMBER 31, 1999
                                                           -----------------
Equipment................................................        $ 521
Less allowances for amortization.........................         (128)
                                                                 -----
                                                                 $ 393
                                                                 =====

     Rent expense for the initial operating period from October 13 through December 31, 1999 was $97.

OTHER

     In accordance with the legislation in force in Brazil, tax registers related to federal, state and municipal taxes are subject to examination by the respective tax authorities from 5 to 30 years.

     Commitments for construction or purchase of plant and equipment approximated $1,759 at December 31, 1999.

     In December 1999, Netstream entered into an import financing loan with Dresdner Bank with principal amount of $1,414 at a 7.28% fixed rate interest for one year.

     In the normal course of business, the Company may be subject to proceedings, lawsuits and other claims. Although there can be no assurance that the Company will prevail in every case, management does not believe that the ultimate disposition of known legal contingencies will have a material effect on the Company's financial condition, results of operations or cash flows.

8.  SUBSEQUENT EVENTS

     On February 23, 2000, the Company agreed to acquire 100% of Keytech LD, S.A., a development stage broadband communications company based in Argentina. As of September 30, 1999, Keytech's net loss and total assets were approximately $1,000 and $1,800, respectively. The purchase price for Keytech LD is 1,178,689 shares of the Company's Class A common stock (of which 550,000 shares will be placed in escrow to cover indemnity obligations of the seller), plus $5 million in cash. The Company will also pay up to an additional $1.5 million to the Keytech LD shareholders one year after the acquisition if certain business milestones specified in the stock purchase agreement are accomplished. The Company believes this transaction to be immaterial.

                         REPORT OF INDEPENDENT AUDITORS

The Quotaholders
Netstream Telecom Ltda.

     We have audited the accompanying balance sheets of Netstream Telecom Ltda. as of September 30, 1999 and December 31, 1998, and the related statements of operations, quotaholders' equity, and cash flows for the nine months ended September 30, 1999 and the eleven months ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Netstream Telecom Ltda. at September 30, 1999 and December 31, 1998, and the results of its operations and its cash flows for the nine months ended September 30, 1999 and the eleven months ended December 31, 1998 in conformity with accounting principles generally accepted in the United States of America.

                   Ernst & Young Auditores Independentes S.C.


                            PEDRO L. SIQUEIRA FARAH

                                    Partner


Sao Paulo, Brazil
November 26, 1999

                            NETSTREAM TELECOM LTDA.

                                 BALANCE SHEETS
                    (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1999             1998
                                                              -------------    ------------
ASSETS
Current assets:
  Cash......................................................    $     29         $     2
  Account receivable........................................         284              --
  Recoverable taxes.........................................       1,855              65
  Other receivables.........................................         141             271
                                                                --------         -------
Total current assets........................................       2,309             338
                                                                --------         -------
Plant and equipment, net....................................      47,484          12,212
Recoverable taxes...........................................          --             430
                                                                --------         -------
     Total assets...........................................    $ 49,793         $12,980
                                                                ========         =======
LIABILITIES AND QUOTAHOLDERS' EQUITY
Current liabilities:
  Current portion of obligations under capital leases.......    $    307         $   137
  Trade accounts payable:
     Plant and equipment....................................       1,977              --
     Other..................................................         330             392
  Social charges payable....................................         681             185
  Other current liabilities.................................         744              37
  Due to affiliated companies...............................      29,400          13,267
                                                                --------         -------
Total current liabilities...................................      33,439          14,018
                                                                --------         -------
Non-current liabilities:
  Obligations under capital leases..........................         375             457
                                                                --------         -------
Commitments and contingencies (Note 6)
Quotaholders' equity:
  Capital, par value R $1.00, authorized and outstanding
     quotas--50,000,000 in 1999 and 1,264,127 in 1998.......      26,540           1,082
  Additional paid-in capital................................       2,309             831
  Accumulated deficit.......................................     (15,443)         (3,442)
  Accumulated other comprehensive income....................       2,573              34
                                                                --------         -------
                                                                  15,979          (1,495)
                                                                --------         -------
     Total liabilities and quotaholders' equity.............    $ 49,793         $12,980
                                                                ========         =======

See accompanying notes.

                            NETSTREAM TELECOM LTDA.

                            STATEMENTS OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                   AND ELEVEN MONTHS ENDED DECEMBER 31, 1998
   (EXPRESSED IN THOUSANDS OF U.S. DOLLARS, EXCEPT QUOTA AND PER QUOTA DATA)

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1999             1998
                                                              -------------    ------------
Gross revenue...............................................   $      533       $       --
Sales taxes.................................................         (138)              --
                                                               ----------       ----------
Net revenue.................................................          395               --
                                                               ----------       ----------
Operating costs and expenses:
  Cost of revenues..........................................        1,768               --
  Selling, general and administrative.......................        9,691            3,848
  Depreciation and amortization.............................        1,511               --
                                                               ----------       ----------
                                                                   12,970            3,848
                                                               ----------       ----------
Loss from operations........................................       12,575            3,848
Foreign exchange loss.......................................          254                6
Interest expense............................................           51               --
                                                               ----------       ----------
Loss before income taxes....................................       12,880            3,854
Income tax benefit..........................................          879              412
                                                               ----------       ----------
Net loss....................................................   $   12,001       $    3,442
                                                               ==========       ==========
Basic loss per quota........................................   $     5.13       $     2.72
                                                               ==========       ==========
Weighted average quotas outstanding.........................    2,339,183        1,264,127
                                                               ==========       ==========

See accompanying notes.

                            NETSTREAM TELECOM LTDA.

                       STATEMENTS OF QUOTAHOLDERS' EQUITY
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                   AND ELEVEN MONTHS ENDED DECEMBER 31, 1998
   (EXPRESSED IN THOUSANDS OF U.S. DOLLARS, EXCEPT QUOTA AND PER QUOTA DATA)

                                                                                     ACCUMULATED
                                                         ADDITIONAL                     OTHER           TOTAL
                                  NUMBER OF               PAID-IN     ACCUMULATED   COMPREHENSIVE   QUOTAHOLDERS'
                                    QUOTAS     CAPITAL    CAPITAL       DEFICIT        INCOME           EQUITY
                                  ----------   -------   ----------   -----------   -------------   --------------
ORIGINAL QUOTA ISSUANCE.........  1,264,127    $ 1,082     $   --      $     --            --          $  1,082
Additional capital increase.....         --         --        831            --            --               831
Net loss........................         --         --         --        (3,442)           --            (3,442)
Currency translation
  adjustments...................         --         --         --            --            34                34
                                                                                                       --------
Comprehensive loss..............         --         --         --            --            --            (3,408)
                                  ----------   -------     ------      --------        ------          --------
BALANCE AT DECEMBER 31, 1998....  1,264,127      1,082        831        (3,442)           34            (1,495)
Capital increase on September
  24, 1999......................  48,735,873    25,458         --            --            --            25,458
Additional capital increase.....         --         --      1,478            --            --             1,478
Net loss........................         --         --         --       (12,001)           --           (12,001)
Currency translation
  adjustments...................         --         --         --            --         2,539             2,539
                                                                                                       --------
Comprehensive loss..............         --         --         --            --            --            (9,462)
                                  ----------   -------     ------      --------        ------          --------
BALANCES AT SEPTEMBER 30,
  1999..........................  50,000,000   $26,540     $2,309      $(15,443)       $2,573          $ 15,979
                                  ==========   =======     ======      ========        ======          ========

                            NETSTREAM TELECOM LTDA.

                            STATEMENTS OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                   AND ELEVEN MONTHS ENDED DECEMBER 31, 1998
                    (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1999             1998
                                                              -------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $(12,001)        $(3,442)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization expense..................       1,511              --
     Unrealized foreign exchange loss.......................         235               6
     Expenses contributed by affiliated company.............       1,478             831
  Changes in operating assets and liabilities:..............
     Accounts receivable....................................        (362)             --
     Other current liabilities..............................          37            (278)
     Trade accounts payable.................................         106             403
     Social charges payable.................................         721             190
     Other current liabilities..............................         352              38
     Due to affiliated companies............................       7,950           2,245
                                                                --------         -------
     Net cash provided by (used in) operating activities....          27              (7)
                                                                --------         -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Initial capital contribution..............................          --               9
                                                                --------         -------
     Net cash provided by investing activities..............                           9
                                                                --------         -------
Net increase in cash........................................          27               2
Cash at beginning of period.................................           2              --
                                                                --------         -------
Cash at end of period.......................................    $     29         $     2
                                                                ========         =======
SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING AND FINANCING
  ACTIVITIES
Plant and equipment and recoverable taxes acquired through
  increase in due to affiliated companies...................    $ 51,065         $12,260
                                                                ========         =======
Plant and equipment acquired through capital leases.........         135             524
                                                                ========         =======
Increase in capital through conversion of due to affiliated
  companies balances........................................      25,458           1,073
                                                                ========         =======
Plant and equipment included in current liabilities.........       3,093              --
                                                                ========         =======
Capital lease payment financed through due to affiliated
  companies.................................................    $     46         $    --
                                                                ========         =======

See accompanying notes

                            NETSTREAM TELECOM LTDA.

                         NOTES TO FINANCIAL STATEMENTS
                    (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

1.  ORGANIZATION AND BASIS OF PRESENTATION

     Netstream Telecom Ltda. ("the Company" or "Netstream") is a limited liability company organized under the laws of Brazil. The Company provides broadband telecommunication services to business and government customers in Brazil. The Company was in the development stage until May 1999, when it began providing service in Brazil's two largest cities, Rio de Janeiro and Sao Paulo. The Company plans to extend services to other Brazilian cities, including Belo Horizonte, Brasilia, Campinas, Curitiba, Porto Alegre and Salvador, in 1999 and 2000. The Company operates under specialized circuit and network services licenses provided by the Brazilian National Telecommunications Agency (Agencia Nacional de Telecomunicacoes or "ANATEL"), which are granted for an indefinite term.

     Netstream was originally formed in February 1998 as a division of Promon Tecnologia S.A. ("Promon"), a Brazilian engineering company. The Netstream division of Promon primarily consisted of certain general and administrative costs incurred in connection with the start-up of operations. The Company was formed on July 14, 1998 as a wholly owned subsidiary of Promon and the Netstream division of Promon was subsequently transferred to the Company. Promon and other affiliated companies provide various financing and management services for the Company. See related party transactions Note 5.

     Promon is controlled by Promon Ltda., a limited liability company owned by certain individuals (the "Controlling Owners"), along with minority interests held by the current and former employees of Promon or its other affiliates. Such individuals and current and former employees are referred to herein as the "Owners".

     On August 20, 1999, the Controlling Owners entered into a definitive sale agreement with an indirect wholly owned subsidiary of AT&T Corp. for the sale of 100% of the capital of the Company, including settlement of the due to Promon and other affiliates' outstanding balances. This transaction requires approval by ANATEL. Such approval was granted on November 12, 1999. This transaction is expected to close during December 1999.

     In connection with the sale agreement, SL Participacoes S.A. was created to hold the direct ownership interests of the Owners. On September 24, 1999, the capital of the Company was increased through the conversion of Netstream's liabilities to Promon into 48.7 million quotas. As of September 30, 1999, the Company's capital consisted of 50,000,000 registered quotas of R$1.00 each, of which one quota is held by Promon Ltda. and the remainder are held by SL Participacoes S.A.

     The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the combined results of the Company and the Netstream division of Promon.

     Substantially all transactions of the Company were funded by Promon through the due to affiliates account. The cash flow statement reflects only the cash receipts and disbursements which were effected through Netstream's bank account. Other transactions which were effected through Promon's bank accounts are considered non-cash transactions and are reported as supplemental information to the cash flow statement.

     Additional paid-in-capital of $1,478 and $831 in 1999 and 1998, respectively, represents certain general and administrative costs absorbed by Promon on behalf of the Company, net of the related income tax benefits of $879 and $412 which will be realized by Promon.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a)  Currency translation

     The financial statements have been translated into U.S. dollars from the Company's functional currency, the Brazilian Real, in accordance with Financial Accounting Standards Board (FASB) Statement No. 52,

                            NETSTREAM TELECOM LTDA.

"Foreign Currency Translation." Assets and liabilities have been translated using exchange rates in effect at the balance sheet dates. Statement of operations amounts have been translated using average exchange rates for the reporting periods. Translation gains and losses are included in accumulated other comprehensive income within quotaholders' equity.

     b)  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. Actual results could differ from those estimates.

     c)  Plant and equipment

     Plant and equipment are stated on the basis of cost. Construction, engineering and labor costs directly related to the development of the Company's networks are capitalized. The Company begins depreciating these costs when the networks become commercially operational. Plant and equipment are depreciated using the straight-line method over estimated useful lives as follows:

                                                               YEARS
                                                              -------
Switching equipment.........................................        5
Transmission equipment......................................        7
Cables......................................................       10
Underground installation....................................       25
Other plant and equipment...................................  3 to 10

     d)  Income taxes

     Income and social contribution taxes have been provided using the liability method in accordance with FASB Statement No. 109, "Accounting for Income Taxes."

     e)  Revenue recognition

     Revenues are recognized as services are provided.

     f)  Advertising and promotional costs

     Advertising and promotional costs are expensed as incurred and were $739 and $450 in 1999 and 1998, respectively.

     g)  Earnings (loss) per quota

     Earnings (loss) per quota are calculated in accordance with FASB Statement No. 128, "Earnings Per Share."

     h)  Fair value of financial instruments

     The carrying amount of cash, accounts receivable and accounts payable approximated fair value based on the short maturity of these financial instruments. The fair value of the due to affiliated companies' balances is not estimable as the timing and manner of settlement is uncertain in the absence of the successful completion of the sale agreement referred to in Note 1.

                            NETSTREAM TELECOM LTDA.

3.  PLANT AND EQUIPMENT

                                                        SEPTEMBER 30,    DECEMBER 31,
                     DESCRIPTION                            1999             1998
------------------------------------------------------  -------------    ------------
Switching equipment...................................     $ 2,160         $    --
Transmission equipment................................      17,281              --
Cables................................................       2,053              --
Underground installation..............................      15,772              --
Other plant and equipment.............................      10,470              --
Construction in progress..............................       1,259          12,212
                                                           -------         -------
                                                            48,995          12,212
Less accumulated depreciation and amortization........       1,511              --
                                                           -------         -------
Plant and equipment, net..............................     $47,484         $12,212
                                                           =======         =======

4.  INCOME TAXES

     The Company is subject to income taxes but has not incurred a liability for such taxes due to losses incurred. At September 30, 1999 the Company has tax loss carryforwards of approximately $269. These carryforwards are available to offset up to 30% future taxable income in any given year and do not expire.

     The tax effects of temporary differences that give rise to deferred tax assets are presented below:

                                                        SEPTEMBER 30,    DECEMBER 31,
                                                            1999             1998
                                                        -------------    ------------
Net operating loss carryforwards......................     $    89          $  --
Pre-operating expenses deferred for tax purposes......       2,692            839
Depreciation..........................................         446             --
Capital leases........................................          84             --
                                                           -------          -----
                                                             3,311            839
Less: valuation allowance.............................      (3,311)          (839)
                                                           -------          -----
Net deferred tax asset................................     $    --          $  --
                                                           =======          =====

     The deferred tax assets have been fully offset by a valuation allowance resulting from the uncertainty surrounding the future realization of the net deferred tax asset.

     Income tax expense for the periods ended September 30, 1999 and December 31, 1998 differed from the amounts computed by applying the applicable statutory income tax rate in which the Company operates as a result of the following:

                                                        SEPTEMBER 30,    DECEMBER 31,
                                                            1999             1998
                                                        -------------    ------------
Computed "expected" tax benefit.......................     $ 4,766          $1,271
Effect of increase in social contribution rate........        (515)             --
Increase in valuation allowance.......................      (3,376)           (839)
Other.................................................           4             (20)
                                                           -------          ------
                                                           $   879          $  412
                                                           =======          ======

                            NETSTREAM TELECOM LTDA.

5.  RELATED PARTY TRANSACTIONS

     a)  Due to affiliated companies

     Loans from affiliated companies, which result from the acquisition of plant and equipment and payment of expenses by the affiliates on behalf of the Company, are as follows:

                                                        SEPTEMBER 30,    DECEMBER 31,
                                                            1999             1998
                                                        -------------    ------------
Promon Tecnologia S.A. ...............................     $ 7,204         $    --
Promon Engenharia Ltda. ..............................         663              --
Promon Eletronica Ltda. ..............................      21,384          13,267
SL Participacoes S.A. ................................         149              --
                                                           -------         -------
                                                           $29,400         $13,267
                                                           =======         =======

     Loans from affiliated companies are non interest bearing and are due to be repaid by December 31, 1999. Repayment is expected to occur in connection with the closing of the sale of the Company referred to in Note 1. In the absence of this closing prior to December 31, 1999, the affiliated companies have indicated they will extend the repayment terms of the above balances to December 31, 2000.

     (b)  Plant and equipment acquisitions and operating expenses

     Promon and its subsidiaries act as general contractor for the construction and installation of Netstream's broadband network and also have incurred certain operating expenses on Netstream's behalf.

     The following amounts were charged to Netstream by Promon and are included in plant and equipment and recoverable taxes:

                                                        PERIOD ENDED     PERIOD ENDED
                                                        SEPTEMBER 30,    DECEMBER 31,
                                                            1999             1998
                                                        -------------    ------------
Purchases of property and equipment, including
  value-added taxes...................................     $41,782         $11,819
Engineering services..................................       1,534             441
Construction management fee...........................       7,749              --

     Substantially all of the operating expenses of Netstream were funded through the due to affiliated companies' balances.

     The purchases of property and equipment, including value-added taxes, engineering services and the operating expenses were charged to Netstream at cost. Construction management fees changed to Netstream were based on rates similar to those charged by Promon to unrelated companies for similar services.

     General and administrative expenses include finance, legal, facilities and systems. These expenses were allocated to the Company based on utilization or other methods which management believes to be reasonable.

                            NETSTREAM TELECOM LTDA.

6.  COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company leases certain equipment and facilities under noncancelable lease arrangements. Future minimum payments under capital leases and operating leases with initial terms of one year or more at September 30, 1999 were as follows:

                                                              CAPITAL    OPERATING
        FOR THE 12 MONTH PERIODS ENDED SEPTEMBER 30,          LEASES      LEASES
------------------------------------------------------------  -------    ---------
2000........................................................   $ 331      $  593
2001........................................................     366         567
2002........................................................     103         515
2003........................................................      --         439
2004........................................................      --         265
2005........................................................      --          11
                                                               -----      ------
Total minimum lease payments................................     800      $2,390
                                                                          ======
Less amount representing interest...........................    (118)
                                                               -----
Present value of net minimum lease payments, including
  current maturities of $307................................   $ 682
                                                               =====

     Installments under the capital leases are indexed to the U.S. dollar.

     Plant and equipment includes the following amounts for capitalized leases:

                                                        SEPTEMBER 30,    DECEMBER 31,
                                                            1999             1998
                                                        -------------    ------------
Equipment.............................................      $504             $588
Less allowances for amortization......................       (78)              --
                                                            ----             ----
                                                            $426             $588
                                                            ====             ====

     Rent expense for the periods ended September 30, 1999 and December 31, 1998 was $276 and $123, respectively.

  OTHER

     In accordance with the legislation in force in Brazil, tax registers related to federal, state and municipal taxes are subject to examination by the respective tax authorities for 5 to 30 years.

     Commitments for construction or purchase of plant and equipment approximated $8,552 at September 30, 1999.

     In the normal course of business, the Company may be subject to proceedings, lawsuits and other claims. Although there can be no assurance that the Company will prevail in every case, management does not believe that the ultimate disposition of known legal contingencies will have a material effect on the Company's financial condition, results of operations or cash flows.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
FirstCom Corporation

     We have audited the accompanying consolidated balance sheets of FirstCom Corporation as of December 31, 1999 and 1998 and the related consolidated statements of operations and stockholders' equity(deficit) and cash flows for each of the two years in the period ended December 31, 1999. Our audits also included the financial statement schedule listed in the Index at Item 14. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FirstCom Corporation at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Miami, Florida
February 14, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of FirstCom Corporation

     In our opinion, the consolidated statements of income, of cash flows and of changes in stockholders' equity for the year ended December 31, 1997 present fairly, in all material respects, the results of operations and cash flows of FirstCom Corporation and its subsidiaries for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of FirstCom Corporation for any period subsequent to December 31, 1997.

     As described in Note 4, during 1996 the Company had transactions and relationships with related parties. Because of these relationships, it is possible that the terms of these transactions may not be the same as those that would result from transactions among unrelated parties.

     The Company has restated its financial statements for the years ended December 31, 1997 and 1996 to reflect the effect of revising the price per share of Company common stock issued in connection with the May 1996 acquisition of FirstCom Peru (formerly Resetel S.A.) from $2.25 to $5.99 per share.

                                          /s/ PricewaterhouseCoopers

Miami, Florida
March 2, 1998, except as
to restatement described above
which is as of August 6, 1998

                              FIRSTCOM CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                   THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA

                                                                1999       1998
                                                              --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 12,986   $  8,892
  Restricted cash...........................................       645     22,599
  Restricted investments....................................    20,440     19,670
  Accounts receivable, net of allowance for doubtful
     accounts of $1,134 and $953 in 1999 and 1998,
     respectively...........................................    11,041      6,935
  Prepaid expenses and other current assets.................     2,775        624
                                                              --------   --------
          Total current assets..............................    47,887     58,720
Restricted investments......................................        --     20,021
Property, plant, and equipment, net.........................    92,469     45,901
Intangible assets, net......................................    17,704     15,765
Deferred financing costs and other assets...................    14,050     14,437
                                                              --------   --------
          Total assets......................................  $172,110   $154,884
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Vendor financing, current.................................  $    814   $    254
  Lease obligations, current................................        70        136
  Accounts payable..........................................    12,653      8,238
  Accrued interest..........................................     3,716      3,695
  Other accrued expenses....................................     5,334      1,963
  Deferred income taxes.....................................       302         --
  Other current liabilities.................................     1,325        471
                                                              --------   --------
          Total current liabilities.........................    24,214     14,757
Senior notes, net...........................................   133,197    132,338
Vendor financing............................................     4,050      1,337
Lease obligations, less current portion.....................       142        238
Deferred income taxes.......................................     2,228         --
Other Liabilities...........................................     2,247         --
                                                              --------   --------
          Total liabilities.................................   166,078    148,670
Minority interest...........................................     3,012         --
Redeemable Preferred Stock, $.001 par value, authorized
  10,000,000 shares, issued and outstanding 1,345,507 shares
  as of December 31, 1999...................................    11,720         --
STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $.001 par value, authorized 50,000,000 shares, issued and outstanding 26,858,526 and 19,084,300 shares as
  of December 31, 1999 and 1998, respectively...............        27         19
Additional paid in capital..................................    68,476     31,737
Warrants....................................................    26,737     26,737
Accumulated deficit.........................................   (95,057)   (51,475)
Cumulative translation adjustments..........................      (238)      (238)
                                                              --------   --------
                                                                   (55)     6,780
Shareholder loans...........................................    (8,645)      (606)
                                                              --------   --------
          Total stockholders' equity (deficit)..............    (8,700)     6,174
                                                              --------   --------
          Total liabilities and stockholders' equity
           (deficit)........................................  $172,110   $154,844

See accompanying notes.

                              FIRSTCOM CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            THOUSANDS OF US DOLLARS, EXCEPT SHARE AND PER SHARE DATA

                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1999          1998          1997
                                                          -----------   -----------   -----------
REVENUES:
Long Distance...........................................  $    24,318   $    16,445   $        --
Internet and data.......................................       14,038         1,697         1,130
                                                          -----------   -----------   -----------
                                                               38,356        18,142         1,130
OPERATING EXPENSES:
Cost of revenues:
  Long Distance.........................................       16,361        12,379            --
  Internet and data.....................................        5,644         1,700         1,203
                                                          -----------   -----------   -----------
                                                               22,005        14,079         1,203
Selling, general and administrative.....................       25,698        12,293         4,678
Non-cash compensation and consulting expenses (selling,
  general, and administrative)..........................          353           175         4,640
Depreciation and amortization...........................       10,211         2,237         1,201
Merger expense..........................................        1,008            --            --
                                                          -----------   -----------   -----------
                                                               59,275        28,784        11,722
                                                          -----------   -----------   -----------
Loss from operations....................................      (20,919)      (10,642)      (10,592)
Interest expense........................................      (22,552)      (19,578)       (6,521)
Interest income.........................................        2,286         5,448         1,315
Other income/(expense), net.............................          (84)         (550)          (68)
                                                          -----------   -----------   -----------
Net loss before income taxes and minority interest
  expense...............................................      (41,269)      (25,322)      (15,866)
Income taxes............................................          170            --            --
                                                          -----------   -----------   -----------
Net loss before minority interest expense...............      (41,439)      (25,322)      (15,866)
Minority interest expense...............................           33            --            --
                                                          -----------   -----------   -----------
Net Loss................................................  $   (41,472)  $   (25,322)  $   (15,866)
Net basic and diluted loss per share....................  $     (1.94)  $     (1.33)  $     (0.95)
Weighted average common shares outstanding..............   21,354,012    19,084,300    16,667,719
                                                          -----------   -----------   -----------

See accompanying notes.

                              FIRSTCOM CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY/(DEFICIT)
                   THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA

                                                        COMMON STOCK       ADDITIONAL
                                                    --------------------    PAID-IN
                                                      SHARES     AMOUNTS    CAPITAL     WARRANTS
                                                    ----------   -------   ----------   --------
Balances at January 1, 1997.......................  16,152,518    $ 16      $23,168     $    --
Conversion of debt................................   1,101,782       1        1,993          --
Beneficial conversion feature.....................          --      --          810          --
Reversal of beneficial conversion feature upon
  redemption of debt..............................          --      --         (344)         --
Stock issued to a former director in connection
  with the FirstCom Long Distance acquisition.....     100,000      --          205          --
Stock issued as compensation to officers and
  former directors................................   1,350,000       2        3,756          --
Stock option grants to officers and former
  directors.......................................          --      --          882          --
Conversion of liabilities.........................      80,000      --          240          --
Stock issued for past financial assistance........     300,000      --          852          --
Warrants to purchase common stock.................          --      --           --      26,737
Currency translation adjustment...................          --      --           --          --
Net loss..........................................          --      --           --          --
                                                    ----------    ----      -------     -------
          Total comprehensive net loss............          --      --           --          --
                                                    ----------    ----      -------     -------
Balances at December 31, 1997.....................  19,084,300      19       31,562      26,737
Shareholder loans.................................          --      --           --          --
Stock Option Grants to non-employees..............          --      --          175          --
Net loss and comprehensive net loss...............          --      --           --          --
                                                    ----------    ----      -------     -------
Balances at December 31, 1998.....................  19,084,300      19       31,737      26,737
Exercise of stock options and warrants............   6,374,226       6       23,015          --
Stock options vested..............................          --      --          353          --
Common Stock issued with the acquisition of
  FirstCom Colombia...............................     100,000      --          279          --
Common Stock sold to Executive Officer............     800,000       1        8,559          --
Promissory Note Conversion........................     500,000       1        4,533          --
Forgiveness of Shareholder Loans..................          --      --           --          --
Preferred Stock PIK Dividend......................          --      --           --          --
Accretion of Preferred Stock......................          --      --           --          --
Net Loss and comprehensive net loss...............          --      --           --          --
                                                    ----------    ----      -------     -------
Balances at December 31, 1999.....................  26,858,526    $ 27      $68,476     $26,737
                                                    ----------    ----      -------     -------

                              FIRSTCOM CORPORATION

                   THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA

                                                             CUMULATIVE
                                               ACCUMULATED   TRANSLATION   SHAREHOLDER
                                                 DEFICIT     ADJUSTMENT       LOANS       TOTAL
                                               -----------   -----------   -----------   --------
Balances at January 1, 1997..................   $(10,287)       $ (78)       $    --     $ 12,819
Conversion of debt...........................         --           --             --        1,994
Beneficial conversion feature................         --           --             --          810
Reversal of beneficial conversion feature
  upon redemption of debt....................         --           --             --         (344)
Stock issued to a former director in
  connection with the FirstCom Long Distance
  acquisition................................         --           --             --          205
Stock issued as compensation to officers and
  former directors...........................         --           --             --        3,758
Stock option grants to officers and former
  directors..................................         --           --             --          882
Conversion of liabilities....................         --           --             --          240
Stock issued for past financial assistance...         --           --             --          852
Warrants to purchase common stock............         --           --             --       26,737
Currency translation adjustment..............         --         (160)            --         (160)
Net loss.....................................    (15,866)          --             --      (15,866)
                                                --------        -----        -------     --------
          Total comprehensive net loss.......         --           --             --      (16,026)
                                                --------        -----        -------     --------
Balances at December 31, 1997................    (26,153)        (238)            --       31,927
Shareholder loans............................         --           --           (606)        (606)
Stock Option Grants to non-employees.........         --           --             --          175
Net loss and comprehensive net loss..........    (25,322)          --             --      (25,322)
                                                --------        -----        -------     --------
Balances at December 31, 1998................    (51,475)        (238)          (606)       6,174
Exercise of stock options and warrants.......         --           --             --       23,021
Stock options vested.........................         --           --             --          353
Common Stock issued with the acquisition of
  FirstCom Colombia..........................         --           --             --          279
Common Stock sold to Executive Officer.......         --           --         (8,560)          --
Promissory Note Conversion...................         --           --             --        4,534
Forgiveness of Shareholder Loans.............         --           --            606          606
Preferred Stock PIK Dividend.................       (764)          --             --         (764)
Accretion of Preferred Stock.................     (1,346)          --             --       (1,346)
Interest on Shareholder Loan.................         --           --            (85)         (85)
Net Loss.....................................    (41,472)          --             --      (41,472)
                                                --------        -----        -------     --------
Balances at December 31, 1999................   $(95,057)       $(238)       $(8,645)    $ (8,700)

See accompanying notes.

                              FIRSTCOM CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            THOUSANDS OF US DOLLARS

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(41,472)  $(25,322)  $(15,866)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization expense.....................    10,211      2,237      1,201
  Deferred income taxes.....................................      (448)        --         --
  Amortization of deferred financing costs and original
    issues discounts........................................     1,541      1,279        518
  Accrued income on restricted investments..................    (1,750)    (2,799)      (583)
  Beneficial conversion features on convertible debentures,
    net.....................................................        --         --        466
  Capitalized interest related to network construction......    (1,532)    (2,955)      (712)
  Services exchanged for common stock.......................        --         --        852
  Non-cash compensation and consulting expense..............       853        175      4,640
  Interest converted to equity..............................        --         --         45
  Accrued interest on shareholder loan......................       (85)        --         --
  Changes in operating assets and liabilities:
    Accounts receivable.....................................    (3,364)    (4,291)       (29)
    Prepaid expenses and other current assets...............    (1,527)       645       (258)
    Other assets............................................       590       (203)       (64)
    Accounts payable and accrued expenses...................     5,108      2,560      4,602
    Due to related parties..................................        --       (263)      (179)
    Other current liabilities...............................       434        548       (105)
                                                              --------   --------   --------
  Net cash used in operating activities.....................   (31,941)   (28,389)    (5,472)
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of telecommunications network......................   (33,124)   (34,674)    (2,763)
Reduction of (increase in) restricted cash..................    21,955     38,429    (61,028)
Acquisition of FirstCom Long Distance, net..................        --         --     (5,799)
Acquisition of FirstCom Internet, net.......................        --     (1,528)        --
Acquisition of FirstCom Colombia, net.......................    (4,779)        --         --
                                                              --------   --------   --------
Net cash provided by (used in) investing activities.........   (15,948)     2,227    (69,590)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Reduction of (increase in) restricted investments...........    21,000     21,000    (57,309)
Repayment of convertible debentures.........................        --     (1,550)        --
Shareholder Loans...........................................       606       (606)        --
Net proceeds from vendor financing..........................     2,435      1,591         --
Issuance of Senior Notes....................................        --         --    150,000
Deferred financing costs....................................        --         --     (7,000)
Proceeds from convertible debentures........................        --         --      3,500
Exercise of stock options...................................    23,021         --         --
(Payments under) proceeds from leasing obligations..........      (144)      (317)        84
Net change in bank debt and promissory notes................    (4,545)        --         --
Redeemable preferred stock issued...........................     9,610         --         --
                                                              --------   --------   --------
Net cash provided by financing activities...................    51,983     20,118     89,275
                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents........     4,094     (6,044)    14,213
                                                              --------   --------   --------
Cash and cash equivalents at beginning of year..............     8,892     14,936        723
                                                              --------   --------   --------
Cash and cash equivalents at end of year....................  $ 12,986   $  8,892   $ 14,936
Supplemental Cash Flow Disclosure:
  Cash paid for interest....................................  $ 22,348   $ 21,000   $    545
Supplemental noncash disclosure:
  Promissory notes issued in connection with the acquisition
    of FirstCom Colombia, S.A...............................  $  7,000         --         --
  Amount recorded for common stock issued in acquisition of
    FirstCom Colombia, S.A..................................  $    279         --         --
  Common stock issued in payment of outstanding promissory
    notes...................................................  $  5,000         --         --
  Shareholder loan forgiven.................................  $    606         --         --

  During 1999, 1998 and 1997, the Company capitalized $1,532; $2,955 and $712 of interest costs related to the construction of a fiber optic network.

See accompanying notes.

                              FIRSTCOM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA

1.  ORGANIZATION AND BUSINESS FORMATION

     FirstCom Corporation ("the Company"), is a provider of telecommunications services in Chile, Peru and Colombia. Historically, the Company has developed its operations in Latin America through the acquisition of holding and operating companies that own licenses, concessions or rights-of-way in what the Company believes to be attractive markets. The Company operates in Chile as FirstCom Networks, S.A. ("FirstCom Networks"), FirstCom Long Distance, S.A. ("FirstCom Long Distance"), and FirstCom Internet, S.A. ("FirstCom Internet"), in Peru as FirstCom, S.A. ("FirstCom Peru"), and in Colombia as FirstCom Colombia, S.A. ("FirstCom Colombia", formerly "Teleductos").

     Although separate legal entities, the Company operates its Chilean subsidiaries as one functional entity, providing seamless service delivery of integrated telecommunication solutions to its Chilean customers. Services provided by the Company to businesses in Santiago include: (i) high speed data transmission (ii) domestic and international long distance services, (iii) internet access services on a dial-up and dedicated access basis, as well as related value-added services such as webhosting and corporate e-mail. FirstCom Peru provides integrated telecommunication solutions to its customers, including: (i) high-speed data transmission, (ii) dedicated internet access and
(iii) domestic and international long distance telephony services. FirstCom Colombia provides multinational, national and local businesses with high speed data services and dedicated internet access in the cities of Bogota and Cali, Colombia.

PROPOSED MERGER WITH AT&T LATIN AMERICA CORP.

     On November 1, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with AT&T ("AT&T"), AT&T Latin America Corp. (formerly Kiri Inc.), an indirect wholly-owned subsidiary of AT&T ("AT&T Latin America"), and Frantis, Inc., a Delaware corporation ("Frantis"). The Merger Agreement provides for the merger (the "Merger") of the Company with and into Frantis, which is a direct wholly owned subsidiary of AT&T Latin America Corp.

     Pursuant to the Merger, which is subject to approval of the Company's shareholders, among other conditions, shareholders of the Company will receive
(i) one share of Class A common stock ("Class A Shares") of AT&T Latin America in exchange for each share of common stock of the Company; and (ii) one share of Series A convertible preferred stock of AT&T Latin America in exchange for each share of Series A Preferred Stock, of the Company.

     Upon consummation of the Merger, on a fully-diluted basis, the former shareholders of the Company will own approximately 34% of the common stock of AT&T Latin America in the form of Class A Shares.

     The closing of the Merger Agreement is subject to certain conditions, including, but not limited to, the contribution by the stockholders of AT&T Latin America (other than the stockholders of the Company) to AT&T Latin America of a total of not less than $70 million in cash equity (including the $50 million contributed to date), the provision by AT&T of a $100 million revolving credit facility to AT&T Latin America and, if requested by AT&T, the successful completion of a tender offer for the Company's 14% Notes due 2007. The Company believes it is likely that AT&T will request the Company to initiate a tender offer for the Notes. Further, the Merger is subject to the approval of the Merger by the Company's shareholders and certain regulatory approvals.

     The Merger Agreement contains provisions restricting the conduct of the Company's business until the Merger is closed or the Merger Agreement is terminated. With certain exceptions, these provisions prohibit the Company from, among other things, issuing capital stock, declaring dividends, disposing of a material amount of assets, making material capital expenditures, incurring indebtedness, entering into or amending its organizational documents, in each case without the consent of AT&T.

                              FIRSTCOM CORPORATION

ACQUISITIONS OF BUSINESSES

     During the three years ended December 31, 1999, the Company made the following acquisitions, each of which was accounted for as a purchase. The consolidated financial statements include the operating results from the effective date of acquisition.

  Acquisition of Firstcom Long Distance

     On December 17, 1997, the Company acquired 100% of FirstCom Long Distance's outstanding stock for $5,799 in cash, net of cash acquired. In addition, the Company incurred other direct acquisition costs totaling approximately $300, which includes the fair market value of 100,000 shares of Company Common Stock paid to a former director of the Company for his services in facilitating the transaction.

     The excess purchase price, of approximately $6,200, over the fair value of the net assets acquired has been allocated to FirstCom Long Distance's telephone carrier concession. The Company has accounted for the acquisition of FirstCom Long Distance as if it occurred on December 31, 1997.

  Acquisition of Firstcom Internet

     On October 7, 1998 the Company acquired 99.9% of FirstCom Internet, S.A.'s outstanding stock for $1,528 in cash, net of cash acquired. Goodwill of approximately $1,400 was recorded representing the excess cost over the fair value of net assets acquired in the transaction.

  Acquisition of Firstcom Colombia

     On February 2, 1999, the Company acquired 51% of FirstCom Colombia S.A.'s outstanding stock for a total purchase price of approximately $12,000, consisting of, $4,779 in cash, net of cash acquired, $7,000 in short-term promissory notes, and 100,000 shares of the Company's common stock with a fair value of $279. The promissory notes bear interest at 5% per annum and mature at various dates through February 2000. The excess purchase price over the fair value of the assets acquired of approximately $2,978 was allocated to goodwill and is being amortized over 20 years. Also on February 2, 1999, the Company purchased additional shares from FirstCom Colombia for $3,091, which increased its ownership to 76%. On August 4, 1999 the Company converted the then outstanding $5,000 principal balance of the Promissory Notes into 500,000 shares of the Company's common stock. During November 1999, the Company purchased additional shares from FirstCom Colombia for $3,800. As a result of this purchase the Company's ownership in FirstCom Colombia increased to 86%.

  Other Related Acquisition Disclosures -- Unaudited

     The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition of FirstCom Long Distance, FirstCom Internet and FirstCom Colombia had occurred at the beginning of the periods presented, and do not purport to be indicative of the results that actually would have occurred if the acquisitions had been consummated on those dates or of results which may occur in the future:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      1998
                                                              -------   -------
Revenue.....................................................  $38,756   $25,428
Net loss....................................................  (41,440)  (26,333)
Net loss per share..........................................  $ (1.94)  $ (1.38)

                              FIRSTCOM CORPORATION

     Following is a summary of the intangible assets resulting from the Company's acquisitions:

                                                     DECEMBER 31,         ESTIMATED
                                                  ------------------        USEFUL
                                                   1999       1998           LIFE
                                                  -------    -------   ----------------
Satellite transmission rights...................  $ 1,166    $ 1,166   10 years
Concessions.....................................   13,870     13,870   20 years
Goodwill........................................    5,708      2,730   10-20 years
                                                  -------    -------
                                                   20,744     17,766
Less: accumulated amortization..................   (3,040)    (2,001)
                                                  -------    -------
                                                  $17,704    $15,765
                                                  -------    -------

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED ITEMS

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

FOREIGN CURRENCY TRANSLATION

     Through December 31, 1997, the Company's subsidiaries used the following functional currency: FirstCom Peru-Peruvian sole, FirstCom Networks -Chilean peso. As such, assets and liabilities are translated at end-of-period exchange rates. Income, expense and cash flows are translated at weighted average exchange rates for the period. The resulting currency translation adjustments are accumulated and reported as a component of stockholders' equity.

     As a result of (1) the Company's U.S. dollar denominated senior note financing during October 1997, (2) the acquisition of FirstCom Long Distance on December 17, 1997 and (3) the fact that FirstCom Long Distance and FirstCom Networks operate as one functional entity of which FirstCom Long Distance represents the majority of the operations, effective January 1, 1998 the Company's Chilean subsidiaries began using the U.S. dollar as their functional currency. This change did not have a significant impact on the Company's results of operations.

     Effective January 1, 1998 the Company's Peruvian subsidiary, FirstCom Peru, began using the U.S. dollar as its functional currency. Although, through December 31, 1997 FirstCom Peru incorrectly used the local currency as its functional currency, the impact of using the U.S. Dollar as FirstCom Peru's functional currency on prior periods is not significant. This change did not have a significant impact on the Company's results of operations.

     Included in other expense in 1999 and 1998 is approximately $448 and $500, respectively, of foreign exchange losses resulting from the translation into U.S. dollars of the Company's subsidiaries financial statements.

     In 1999, FirstCom Colombia used the U.S. dollar as its functional currency.

RECLASSIFICATIONS

     Certain amounts in the 1998 consolidated financial statements were reclassified to conform with the 1999 presentation.

                              FIRSTCOM CORPORATION

CONCENTRATIONS OF CREDIT RISK

     The Company's financial instruments that are exposed to concentrations of credit risk are primarily cash and cash equivalents, restricted cash, restricted investments and accounts receivable.

     The Company places its cash and cash equivalents, restricted cash, and restricted investments with high-quality institutions. The majority of accounts receivable are due from commercial telecommunications customers. Credit is extended based on evaluation of the customer's financial condition and generally collateral is not required. Anticipated credit losses are provided for in the consolidated financial statements and have been within management's expectations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximated fair value based on the short maturity of these financial instruments. As of December 31, 1999 and 1998 the carrying amount of debt, excluding the Senior Notes, and capital leases approximated fair value based on the prevailing market rates currently available to the Company for similar financial instruments. The fair value of the Senior Notes at December 31, 1999 was $154,500. As of December 31, 1998 the carrying amount of the Senior Notes approximated fair value.

CASH AND CASH EQUIVALENTS

     The Company considers all certificates of deposit and highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

RESTRICTED CASH AND INVESTMENTS

     Restricted cash represents proceeds from the senior note offering (see Note
3) to be used, in accordance with the terms of the related Indenture Agreement ("Indenture"), primarily for the purchase of telecommunications equipment in Peru and Chile. Restricted investments are U.S. Treasury Notes that are restricted for the repayment of interest on the senior notes, and are stated at amortized cost, which approximated fair value at December 31, 1999. These investments mature at various dates through October 2000. Management designated these investments as held-to-maturity.

PROPERTY, PLANT & EQUIPMENT

     Property, plant, and equipment is recorded at cost and is depreciated using the straight-line method over the estimated useful life of the related assets. Construction, engineering, interest and labor costs directly related to the development of the Company's networks are capitalized. The Company begins depreciating these costs when the networks become commercially operational.

     Property, plant, and equipment consists of:

                                                     DECEMBER 31,
                                                  ------------------   ESTIMATED USEFUL
                                                   1999       1998           LIFE
                                                  -------    -------   ----------------
Telecommunications equipment....................  $94,356    $15,837    5 to 20 years
Telecommunications equipment pending
  installation and construction in progress.....    1,260     27,635          --
Office equipment and furniture..................    8,363      5,104     3 to 7 years
                                                  -------    -------
                                                  103,979     48,576
Less: accumulated depreciation..................  (11,510)    (2,675)
                                                  -------    -------
Property, plant, and equipment, net.............  $92,469    $45,901
                                                  -------    -------

                              FIRSTCOM CORPORATION

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company assesses the carrying amount of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Measurement of any impairment would include a comparison of estimated future cash flows to be generated during the remaining life of each long-lived asset to its net carrying value. When such evaluation results in a deficiency, the asset is written down to its estimated fair value.

ACCOUNTING ESTIMATES

     The preparation of financial statements require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

OTHER ACCRUED EXPENSES

     Other accrued expenses consist of:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1999      1998
                                                              ------    ------
Telecommunication equipment.................................  $   --    $  749
Accrued compensation........................................   4,680     1,214
Other.......................................................     654        --
                                                              ------    ------
                                                              $5,334    $1,963
                                                              ------    ------

COMMON STOCK EXCHANGED FOR OTHER THAN CASH

     Common stock exchanged for services provided by employees and former directors and as inducements to make loans have been recorded as compensation or interest expense and additional paid in capital based on the fair value of the common stock at the date of grant. The grant date fair value of the common stock was based on the NASDAQ trading price.

REVENUE RECOGNITION

     Revenues from telecommunication services are recognized as services are provided. The Company enters into operating agreements with telecommunications carriers in the United States under which international long distance traffic is both delivered to the United States and received in Chile and Peru. The Company has recorded the revenue and cost of revenue related to this exchange of traffic with other carriers on a net basis (see note 7).

ADVERTISING COSTS

     Advertising costs, included in selling, general and administrative expenses, are expensed as incurred and were $3,661, $1,664 and $0 for 1999, 1998 and 1997, respectively.

NET LOSS PER SHARE

     The computation of net loss per share of common stock is computed by dividing net loss for the year by the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 1999, 1998 and 1997 excludes 10.8 million, 16.7 million, and 15.6 million, respectively, of antidilutive stock options and warrants.

                              FIRSTCOM CORPORATION

STOCK BASED COMPENSATION

     The Company accounts for stock-based compensation using the intrinsic value method which requires the recognition of related expense on the grant date when the exercise price of the stock option granted is less than the fair value of the underlying common stock. Additionally, the Company provides pro forma disclosure of net loss and loss per share as if the fair value based method had been applied in measuring compensation expense for stock options granted in 1999 and 1998.

     The policy of the Company has been to grant options at an exercise price equal to the average price of the Company's common stock for the five days preceding the date of the grant. Had compensation costs for the Company's stock option grants been determined based on the fair value at the grant dates of options granted consistent with the fair value based method, the Company's loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                                     1999       1998
                                                                   --------   --------
Net loss............................................  As Reported  $(41,472)  $(25,322)
Net loss............................................  Pro forma    $(55,415)  $(28,031)
Net loss per share..................................  As Reported  $  (1.94)  $  (1.33)
Net loss per share..................................  Pro forma    $  (2.60)  $  (1.47)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions; volatility of 90%, risk-free interest rate of 6.00%, zero dividend yield and expected lives ranging from 3 to 6 years. The weighted average fair value of stock options granted during 1997 (i) with a strike price equivalent to the grant date fair value of the underlying common stock was $2.60, and (ii) with a strike price less than the grant date fair value of the underlying common stock was $2.26. The weighted average fair value of stock options granted during 1998 was $0.81. The weighted average fair value of stock options granted during 1999 was $6.82.

INCOME TAXES

     The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     The Company is subject to federal, state and foreign income taxes. At December 31, 1999 the Company has net tax operating loss carryforwards of approximately $59,000 for U.S. income tax purposes and approximately $46,900 for foreign income tax purposes. These carryforwards are available to offset future taxable income, if any, and expire for U.S. income tax purposes in the years 2007 through 2018. The foreign net operating loss carryforwards related (1) to Peru of $15,300 expire in the years 2000 through 2003 and (2) to Chile of $31,600 do not expire.

                              FIRSTCOM CORPORATION

     The tax effects of temporary differences that give rise to significant portions of the deferred tax asset and liability are presented below:

                                                               1999      1998
                                                              -------   -------
DEFERRED TAX ASSET:
Net operating loss carryforwards............................  $29,059   $16,153
Accounts receivable.........................................      626       469
Accrued Expenses............................................      138        --
Non-cash compensation.......................................      370       372
                                                              -------   -------
                                                               30,193    16,994
Less: valuation allowance...................................  (30,112)  (16,994)
                                                              -------   -------
Net deferred tax asset......................................  $    81   $    --
                                                              -------   -------
DEFERRED TAX LIABILITY:
Property, Plant and Equipment...............................  $(2,611)       --
                                                              -------   -------
Net Deferred Tax Liability..................................  $(2,530)  $    --
                                                              -------   -------

     The following table shows the principal reasons for the difference between the effective income tax rate and the U.S. federal statutory income tax rate:

                                                             1999      1998      1997
                                                           --------   -------   -------
U.S. Federal statutory income tax rate...................        35%       35%       35%
                                                           --------   -------   -------
Federal tax at statutory income tax rate.................  $(14,445)  $(8,863)  $(5,553)
Foreign rate differential................................     1,497     1,569       624
Increase in valuation allowance..........................    13,118     7,294     4,929
                                                           --------   -------   -------
Provision for income taxes...............................       170        --        --
                                                           --------   -------   -------

     1999 income tax expense includes current foreign income taxes of $618 and deferred foreign income taxes of $(448).

     The domestic and foreign components of net loss are as follows:

                                                           1999       1998       1997
                                                         --------   --------   --------
Domestic...............................................  $(26,065)  $(18,613)  $(12,636)
Foreign................................................   (15,407)    (6,709)    (3,230)
                                                         --------   --------   --------
                                                         $(41,472)  $(25,322)  $(15,866)
                                                         --------   --------   --------

     The deferred tax assets have been substantially offset by a valuation allowance resulting from the uncertainty surrounding the future realization of the net operating loss carryforwards.

SEGMENT REPORTING

     Based on its organizational structure, the Company operates in six reportable segments, combined by type of services and geographical areas: long distance and Internet/data in Chile, long distance and Internet/data in Peru, Internet/data in Colombia, and corporate activities. The Company's reportable segments represent business units that primarily offer similar products and services; however, the business units are managed separately due to the geographic dispersion of their operations.

     The Company's chief operating decision maker utilizes revenue information in assessing performance and making overall operating decisions and resource allocations. Communications services are generally provided utilizing the Company's fiber optic networks, which do not make a distinction between the types of services.

                              FIRSTCOM CORPORATION

As a result, the Company does not allocate costs and expenses or assets by segment. Profit and loss information is reported only on a country basis to the chief operating decision maker and the Company's board of directors.

     Revenues, EBITDA (earnings before interest, taxes, depreciation and amortization), and total assets by segment for the years ending December 31, 1999, 1998 and 1997, respectively, are as follows:

                                                           1999       1998       1997
                                                         --------   --------   --------
LONG DISTANCE REVENUES
Chile..................................................  $ 22,959   $ 16,445   $     --
Peru...................................................     1,359          0         --
Colombia...............................................        --         --         --
Corporate..............................................        --         --         --
                                                         --------   --------   --------
                                                         $ 24,318   $ 16,445   $      0
                                                         --------   --------   --------
INTERNET/DATA REVENUES
Chile..................................................  $  5,525   $  1,568   $  1,130
Peru...................................................     1,316        129         --
Colombia...............................................     7,197         --         --
Corporate..............................................        --         --         --
                                                         --------   --------   --------
                                                         $ 14,038   $  1,697   $  1,130
                                                         --------   --------   --------
EBITDA
Chile..................................................  $ (1,385)  $ (2,643)  $ (1,580)
Peru...................................................    (6,347)    (1,738)      (637)
Colombia...............................................     3,779         --         --
Corporate..............................................    (6,755)    (4,024)    (7,174)
                                                         --------   --------   --------
                                                         $(10,708)  $ (8,405)  $ (9,391)
                                                         --------   --------   --------
TOTAL ASSETS
Chile..................................................  $ 50,596   $ 35,055   $ 16,108
Peru...................................................    57,396     28,910     12,551
Colombia...............................................    29,288         --         --
Corporate..............................................    34,830     90,879    148,277
                                                         --------   --------   --------
                                                         $172,110   $154,844   $176,936
                                                         --------   --------   --------

     Following is a reconciliation of EBITDA as, presented above, to loss from operations as presented on the accompanying statement of operations:

                                                           1999       1998       1997
                                                         --------   --------   --------
EBITDA.................................................  $(10,708)  $ (8,405)  $ (9,391)
Less Depreciation and Amortization.....................    10,211      2,237      1,201
Loss from operations...................................  $(20,919)  $(10,642)  $(10,592)
                                                         --------   --------   --------

COMPREHENSIVE INCOME

     During 1997, the Company had a $160 currency translation adjustment, which is included in shareholders' equity. There are no other components of comprehensive loss, other than the Company's net losses, for the years ending December 31, 1998 and 1999.

                              FIRSTCOM CORPORATION

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the FASB issued Statement of Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The Company expects to adopt the new Statement effective January 1, 2000. The Statement will require the recognition of all derivatives on the Company's consolidated balance sheet at fair value. The Company does not anticipate that the adoption of this Statement will have a significant effect on its results of operations or financial position.

3.  CAPITALIZATION

     The Company has had transactions impacting its capitalization during the past three years. The following information, in addition to the disclosures in
Note 4 -- Related Party Transactions and Note 5 -- Stock Options and Warrants, describes the most significant of these transactions.

CREDIT FACILITIES

     During December 1999, one of the Companies Chilean subsidiaries obtained a $1,400 working capital revolving credit facility (the "Working Capital Facility") from a local bank. The Working Capital Facility is denominated in UF's (a published inflation adjusted unit used in financing transaction in Chile) and bears interest at the prevailing market rates at the time of each draw down. As of December 31, 1999, there were no amounts outstanding under the Working Capital Facility.

VENDOR FINANCING

     On November 11, 1998 a subsidiary of the Company entered into a financing arrangement (the "First Vendor Financing") with one of the Company's significant equipment vendors. The terms of the First Vendor Financing are as follows: (i) maximum amount available $10,000 (ii) interest rate of LIBOR plus 5.5%, (iii) the Company may draw on the facility until December 31, 2000, (iv) draws under the facility shall be repaid in 20 consecutive quarterly principal and interest payments and (v) is collateralized by the equipment being financed. On July 28, 1999 the Company increased the maximum amount available under the First Vendor Financing from $10,000 to $29,500. As of December 31, 1999 the Company had $4,864 outstanding under the First Vendor Financing.

     On December 24, 1998 a subsidiary of the Company entered into a financing arrangement (the "Second Vendor Financing") with another one of the Company's significant equipment vendors. The terms of the Second Vendor Financing are as follows: (i) maximum amount available $10,000, (ii) interest rate of Libor plus 4%, (iii) the Company may draw on the facility until December 31, 2000, (iv) draws under the facility shall be repaid in 20 consecutive quarterly principal and interest payments beginning on March 31, 2001, (v) interest only quarterly payments shall be made for each draw from the respective date of funding through December 31, 2000 and (v) is collateralized by the equipment being financed. As of December 31, 1999 the Company had no amounts outstanding under the Second Vendor Financing.

SENIOR NOTE OFFERING

     On October 27, 1997, the Company completed a private offering (the "Senior Note Offering") pursuant to Rule 144A and Regulation S promulgated under the U.S. Securities Act of 1933 of 150,000 Units, consisting of an aggregate of $150,000 aggregate principal amount of 14% Senior Notes due October 27, 2007 ("Senior Notes") and 5,250,000 warrants (the "Unit Warrants") to purchase 5,250,000 shares of Common Stock of the Company at an exercise price of $4.40 per share. In addition, UBS Securities LLC, the initial purchaser of the Units in the Senior Note Offering, was granted 2,250,000 warrants (the "Initial Warrants") to acquire 2,250,000 shares of Common Stock of the Company at an exercise price of $4.40 per share. The

                              FIRSTCOM CORPORATION

Unit Warrants are and the Initial Warrants are currently exercisable and both expire on October 27, 2007. Interest is payable semi-annually beginning on April 1, 1998.

     The fair value of the Unit Warrants which is approximately $18,500 is reflected as an original issue discount on the Senior Notes. Additionally, the Company incurred direct financing costs of approximately $14,900, including the fair value of $7,900 of the Initial Warrants, as determined by an investment bank. The original issue discount and direct financing costs are being amortized to interest expense over ten years using the level yield method with an effective interest rate of 18.9 percent. The fair value of the Unit Warrants and Initial Warrants was determined by an investment banking firm using the Black-Scholes option pricing model with the following assumptions: volatility of 90%, risk-free interest rate of 6.24%, zero dividend yield and an expected life of 10 years.

     The Senior Notes are redeemable on or after October 27, 2002 at the option of the Company, in whole or in part from time to time, at specified redemption prices declining annually to 100% of the principal amount on or after October 27, 2005, plus accrued and unpaid interest. Upon a change in control, the Company is required to make an offer to purchase the Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any. The Senior Notes contain certain restrictive covenants that, among other things, limit the ability of the Company to incur additional debt or issue preferred stock, pay dividends, enter into related party transactions or make certain other restricted payments.

     The net proceeds to the Company from the Senior Note Offering were approximately $142,500, after deducting the underwriting discount and offering expenses. Approximately $57,300 of the proceeds were used to purchase a portfolio of securities that was deposited in escrow for payment of interest on the Senior Notes through October 27, 2000 and, under certain circumstances, as security for repayment of principal of the Senior Notes.

     In addition to the deposit of a portion of the proceeds from the Senior Note Offering to fund interest payments on the Senior Notes through October 2000, the Company deposited $62 million of the proceeds from the Senior Note Offering in a separate account under a trustee's control pending application of such funds by the Company for the payment of: (a) Permitted Expenditures; (b) in the event of a Change in Control of the Company, the Change in Control Payment and (c) in the event of a Special Offer to Purchase, or a Special Mandatory Redemption, the purchase or redemption price in connection therewith.

CONVERTIBLE DEBENTURES

     On February 3, 1997, the Company issued $1,500 aggregate principal amount of 7% Convertible Debentures due February 3, 2000 and warrants to purchase an aggregate 100,000 shares of the Company's Common Stock. Pursuant to the terms of the 7% Convertible Debentures (i) the conversion price was equivalent to the lesser of the fair value of the Company's common stock on the date the debt was issued or 83% of the fair value of the Company's common stock at the date of conversion, (ii) the Company was obligated to register with the SEC all shares of common stock underlying the warrants and debentures, and (iii) the failure to register such shares of common stock by June 30, 1997 would result in an additional weekly interest charge of 0.1 percent on the outstanding principal balance. On May 6, 1997 the Company issued $2,000 aggregate principal amount of 8% Convertible Debentures due April 30, 1998 and warrants to purchase an aggregate 20,000 shares of the Company's Common Stock (collectively the "Convertible Debentures"). Pursuant to the terms of the 8% Convertible Debentures (i) the conversion price was equivalent to the lesser of the fair value of the Company's common stock on the date the debt was issued or 80% of the fair value of the Company's common stock on the date of conversion, (ii) the Company was obligated to register with the SEC all shares of common stock underlying the warrants and debentures, and (iii) the failure to register such shares of common stock by August 6, 1997 would result in an additional cash payment every 30 days thereafter of 3% of the original principal amount.

                              FIRSTCOM CORPORATION

     The Convertible Debentures were issued with beneficial conversion features due to the fact that the holders could convert the debt at any time prior to the maturity at a conversion price less than the conversion date fair value of the Company's common stock. As a result, the Company recorded $810 as interest cost and additional paid in capital related to the value of the beneficial conversion feature in 1997.

     During 1997, the Company issued 1,101,782 shares of Common Stock in connection with the conversion of $1,950 aggregate principal amount of the Convertible Debentures, plus related accrued interest. Effective December 31, 1997 the Company entered into an agreement for early extinguishment of the Company's remaining financial obligations related to the Convertible Debentures for $2,600 in cash. The cash payment was made on January 5 and 8, 1998.

     Such settlement, including the related loss on extinguishment of $255 classified as interest expense, has been accrued for as of December 31, 1997 and related to the following items:

Outstanding principal.......................................  $1,550
Accrued interest............................................     128
Redemption premiums.........................................     335
Penalties...................................................     587
                                                              ------
                                                              $2,600
                                                              ------

     The above redemption premiums and penalties have been included in interest expense in the accompanying statement of operations. As a result of such settlement and redemption of outstanding principal, $344 of paid-in capital related to the beneficial conversion feature was reversed.

PRIVATE ISSUANCES OF COMMON AND PREFERRED STOCK

     During October 1999, Patricio E. Northland, the Company's chairman of the board, president and chief executive officer purchased from the Company 800,000 restricted common shares of the Company and received options to purchase 2.2 million common shares of the Company. The purchase price per share for the restricted common shares, and the exercise price per share of the options, was $10.70. These options vest, subject to Mr. Northland's continued employment, one-ninth on March 1, 2001 and three-ninths on each of March 1, 2002 and 2003, and one-ninth on each of March 1, 2004 and 2005. The restricted shares are subject to repurchase rights by the Company at $10.70 per share; the number of these shares subject to that repurchase right is progressively reduced at the same rate as the rate at which Mr. Northland's 2.2 million options vest. As of December 31, 1999 the Company had a shareholder loan receivable from Mr. Northland related to the 800,000 shares in the amount of $8,645, including accrued interest. During January 2000 this shareholder loan receivable was paid to the Company.

     On June 30, 1999, the Company issued 1,250,000 shares of 15% Convertible Redeemable Preferred Stock (the "Preferred Stock") for an aggregate amount of $10 million. The Preferred Stock is convertible at any time at the option of the holders into the Company's common stock on a one for one basis, subject to adjustment. Beginning June 30, 2001, if the closing price of the Company's common stock, as quoted on the NASDAQ Stock Market, exceeds $15 per share for 30 consecutive trading days, the Preferred Stock must be converted into the Company's common stock. The holders of the Preferred Stock also have certain preemptive, redemption, anti-dilution, tag along and registration rights.

     During September 1997, the Company's Board of Directors authorized the issuance of 850,000 shares of common stock to two officers and the Company recognized related non-cash compensation expense of $2,338.

                              FIRSTCOM CORPORATION

4.  RELATED PARTY TRANSACTIONS

TELECTRONIC S.A. AND MR. HERNAN STREETER

     During the three years ended December 31, 1999, the Company entered into certain transactions with Telectronic S.A. and its founders, Mr. George A. Cargill and Mr. Eleazar Donoso. Mr. Cargill and Mr. Donoso are both Company shareholders. Mr. Cargill has been a director of the Company since 1994.

     During the two years ended December 31, 1997, the Company entered into several transactions with Mr. Hernan Streeter. Mr. Streeter formerly served the Company as its Chief Executive Officer and its Chairman of the Board.

     The Company purchased approximately $104, $52, and $77 of certain telecommunication equipment in 1999, 1998 and 1997, respectively, from Telectronic, S.A.

     On July 24, 1995, Mr. Donoso received 1,425,000 shares of Common Stock (the "Donoso Shares") from the Company in exchange for his ownership interest in Hewster Servicios Intermedio S.A., a company which was acquired by the Company, in a transaction which was exempt from the registration requirements of the Securities Act pursuant to Regulation S and Section 4(2) thereof. On September 14, 1995, Mr. Donoso loaned the Donoso Shares to Laura Investments, Ltd., a company owned and controlled by Mr. Streeter.

     From September 14, 1995 to March 1996, Laura Investments, Ltd. loaned the Company an aggregate amount of $1,632. During March 1996, the Company converted the original principal amount of $1,632 plus accrued interest of $7 into 839,235 shares of Common Stock which were registered in the name of Laura Investments, Ltd. and issued in a transaction which was exempt from the registration requirements of the Securities Act pursuant to Regulation S and Section 4(2) thereof.

     During September 1997, Laura Investments Ltd. agreed to transfer 839,235 shares of the Company's Common Stock to Mr. Donoso in an attempt to satisfy its obligations to Mr. Donoso in connection with the transfer of the Donoso Shares to Laura Investments, Ltd. which occurred on September 14, 1995. However, Mr. Donoso claimed that the Company owed him additional shares of Common Stock in consideration of the initial transaction between Mr. Donoso and Laura Investments Ltd. on September 14, 1995 (or the equivalent monetary consideration). The Company issued 300,000 shares of Common Stock to Mr. Donoso in October 1997 in settlement of all outstanding claims by Mr. Donoso against the Company. The Company recognized interest expense of $852 related to the aggregate fair value of such shares of Common Stock issued to Mr. Donoso. This transaction was exempt from the registration requirements of the Securities Act pursuant to Sections 4(2) and 4(6) thereof.

     During 1997, the Company issued and redeemed $200 of bridge notes from Mr. Cargill. In connection with such bridge notes Mr. Cargill received 20,000 warrants to purchase the Company's common stock at an exercise price of $2.56 per warrant. The fair value, $21, of such warrants (determined using the Black-Scholes option pricing model with the following assumptions: volatility of 90% risk free interest rate of 6.7%, zero dividend yield and expected life of two years) was recorded as original issue discount and subsequently expensed upon repayment of the bridge notes.

     Mr. Streeter was the primary shareholder and General Manager of FirstCom Long Distance, which was acquired by the Company during 1997. Prior to this acquisition, the Company made sales of $162 to FirstCom Long Distance. Pursuant to provisions of the FirstCom Long Distance purchase agreement, the Company paid Mr. Streeter a consulting fee of $120 during 1998.

                              FIRSTCOM CORPORATION

MAROON BELLS CAPITAL PARTNERS ("MBCP")

     During the year ended December 31, 1997, the Company entered into certain transactions with MBCP. Two former directors of the Company, Paul Moore and Phillip Magiera, are principals in MBCP. MBCP provided certain consulting and financial advisory services to the Company during 1997.

     During 1997, the Company made expense reimbursements of $132 to MBCP and its principals.

     During 1997, the Company converted $316, plus accrued interest of $240 of outstanding liabilities to MBCP into 80,000 shares of the Company's Common Stock.

     During October 1997, the Company entered into an agreement with MBCP and its principals, Theodore Swindells, Paul Moore and Phillip Magiera, to compensate them for services rendered to the Company. The services provided by Messrs. Moore and Magiera related to their functions as directors of the Company. Pursuant to such agreement, the Company made a cash payment to MBCP of $500 at the closing of the Senior Note offering and issued to each of Messrs. Moore and Magiera 250,000 shares of Common Stock and options to acquire 250,000 shares of Common Stock at an exercise price of $2.13 per share. The Company recognized non-cash consulting expense related to (i) the grant date fair value of the Common Stock of $1,420 and (ii) the intrinsic value of the stock options of $355. Messrs. Moore and Magiera resigned from the Company's Board of Directors effective as of the date of the agreement.

OTHER RELATED PARTY TRANSACTIONS

     During April 1998 the Company loaned certain officers $606 (the "Shareholder Loans") related to federal and state income tax liabilities arising from shares of the Company's common stock granted to such officers during 1997. The Shareholder Loans (i) bear an annual interest state of 7%, (ii) are due on April 9, 2018 and (iii) are collateralized by 336,600 shares of the Company's common stock.

     During October 1999, the Shareholder Loans, including accrued and unpaid interest were forgiven by the Company. As a result of the forgiveness, during 1999 the Company recorded compensation expense of $606.

     The Company paid approximately $1,012 and $604 in legal fees in 1999 and 1998, respectively, to a law firm having a senior partner who is also a current Director of the Company.

     The Company's Colombian subsidiary, FirstCom Colombia, recorded revenue of approximately $430 related to data transmission services provided to its minority shareholder during 1999.

5.  STOCK OPTIONS AND WARRANTS

     On October 18, 1999, the Company adopted the 1999 Stock Option and Restricted Stock Purchase Plan (the "Plan") which provides for the granting of incentive and non qualified stock options to purchase shares of Common Stock of the Company and the granting of rights to purchase shares of Common Stock on a restricted stock basis to selected employees, officers and directors of the Company and its subsidiaries. The Plan authorizes 3,000,000 shares of Common Stock for issuance upon the exercise of stock options or rights to purchase shares of Common Stock on a restricted stock basis, of which 2,745,000 common shares have been granted as of December 31, 1999. The vesting period of the stock options granted are established by a committee of the Board of Directors (the "Committee"). The options granted vest ratably over a four year period with the vesting beginning on the first anniversary of the date of grant. The exercise price of common stock purchasable under a stock option shall be determined by the Committee at the time of grant but shall not be less than 100% of the fair market value of the underlying stock; nor shall the exercise price be less than par value.

     Under the terms of the Company's currently outstanding stock option agreements, options have a maximum term ranging from five to ten years from the date of the grant. The options vesting period varies

                              FIRSTCOM CORPORATION
from full vesting upon issuance of options to one forty eighth per month to the end of the option term. A summary of the Company's stock option activity is as follows:

                                        1999                    1998                   1997
                               ----------------------   --------------------   --------------------
                                             WEIGHTED               WEIGHTED               WEIGHTED
                                             AVERAGE                AVERAGE                AVERAGE
                                             EXERCISE               EXERCISE               EXERCISE
                                 SHARES       PRICE      SHARES      PRICE      SHARES      PRICE
                               -----------   --------   ---------   --------   ---------   --------
Outstanding at beginning of
  year.......................    8,499,584    $2.54     7,295,000    $2.73     3,625,000    $2.31
  Granted....................    3,917,000     9.32     1,708,334     1.61     3,670,000     3.15
  Exercised..................   (1,526,685)    2.15            --       --            --       --
  Cancelled..................     (546,399)    2.10      (503,750)    1.38            --       --
Outstanding at end of year...   10,343,500    $5.19     8,499,584    $2.55     7,295,000    $2.73
Options exercisable at
  year-end...................    6,197,391    $3.08     6,335,918    $2.54     4,970,365    $2.50

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                 --------------------------------------------------
                                           WEIGHTED     ---------------------------------------
                               WEIGHTED     AVERAGE                   WEIGHTED
                               AVERAGE     REMAINING                  AVERAGE
   EXERCISE        NUMBER      EXERCISE   CONTRACTUAL     NUMBER      EXERCISE      EXERCISE
    PRICE        OUTSTANDING    PRICE        LIFE       EXERCISABLE    PRICE         PRICE
   --------      -----------   --------   -----------   -----------   --------   --------------
    $1.01           190,000     $1.01         10           190,000     $1.01         $1.01
 1.27 to 1.96     1,536,000      1.65          9         1,151,833      1.72      1.27 to 1.96
 2.00 to 2.42     2,470,000      2.29          8         2,086,667      2.22      2.00 to 2.42
 2.50 to 3.00     1,455,000      2.77          9         1,215,560      2.77      2.50 to 3.00
 4.00 to 4.40     1,102,500      4.36         10         1,100,000      4.36      4.00 to 4.40
 5.23 to 9.74       645,000      7.77          7           223,331      6.83      5.23 to 9.74
10.01 to 10.70    2,615,000     10.65          9            40,000     10.70     10.01 to 10.70
11.30 to 13.21      330,000     11.42          8           190,000     11.30     11.30 to 13.21
                 ----------                              ---------
                 10,343,500                              6,197,391
                 ----------                              ---------

     Included in the preceding table are 1,020,000 stock options, of which 1,020,000 are exercisable at December 31, 1999, with an exercise price of $2.13 and a weighted average remaining contractual life of 8 years. The exercise price of such stock options was less than the grant date fair value of the underlying Common Stock.

     During 1997 the Company granted two officers 2,650,000 stock options that vest over a two year period. The exercise price of such grants was equal to the grant date fair market value of the underlying Common Stock, except for 850,000 options with an exercise price of $2.13. The Company recognized non-cash compensation expense of $527 related to the 850,000 options. The terms of 1,000,000 stock options granted during 1996 were modified during 1997 to provide for immediate vesting.

                              FIRSTCOM CORPORATION

     Including the Initial and Note Warrants described in Note
3 -- Capitalization, the following is a summary of warrants granted by the
Company:

                                        1999                    1998                   1997
                                ---------------------   --------------------   --------------------
                                             WEIGHTED               WEIGHTED               WEIGHTED
                                             AVERAGE                AVERAGE                AVERAGE
                                             EXERCISE               EXERCISE               EXERCISE
                                  SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                ----------   --------   ---------   --------   ---------   --------
Outstanding at beginning of
  year........................   8,487,226    $4.10     8,487,226    $4.10       697,226    $1.23
  Granted.....................          --                     --              7,790,000    $4.35
  Exercised...................  (4,847,541)    4.08            --                     --       --
  Cancelled...................     (34,914     5.75            --                     --       --
                                ----------    -----     ---------    -----     ---------    -----
Outstanding at end of year....   3,604,771     4.32     8,487,226    $4.10     8,487,226    $4.10
                                ----------    -----     ---------    -----     ---------    -----
Exercisable at year-end.......   3,604,771    $4.32     8,487,226    $4.10       987,226    $1.86
                                ----------    -----     ---------    -----     ---------    -----

     These warrants resulted from the Company's financing activities from 1994 to 1997. The weighted average grant date fair value of warrants granted during 1997 was $3.52.

     Non-cash compensation and consulting expenses relate to various stock and stock options issued to employees and consultants for payment of services rendered. These expenses are shown separately on the accompanying statements of operations and all relate to selling, general and administrative expense.

6.  COMMITMENTS AND CONTINGENCIES

     One of the Company's subsidiaries entered into an operating agreement in 1993 with Metro S.A. to install and operate the Company's optical fiber telecommunication network in the tunnels, conduits and stations of lines 1 and 2 of the Santiago subway system. The Company has given Metro S.A. a $50 performance bond relating to these leases. The monthly lease rental is equivalent to 15% of the net monthly invoicing of the company for services rendered in the metropolitan region of Chile, subject to minimum amounts. The lease expires in the year 2003. Under the agreement, the Company is obligated to provide certain telecommunications services to Metro, S.A.

     The following summarizes future minimum payments under non-cancelable operating lease agreements at December 31, 1999:

2000........................................................  $1,532
2001........................................................   1,513
2002........................................................   1,545
2003........................................................   1,589
2004 and 2005...............................................   2,172
                                                              ------
                                                              $8,351
                                                              ------

     Rental expense under operating leases was $919, $1,095, and $961 for the years ended December 31, 1999, 1998 and 1997, respectively.

     In September 1997, the Company entered into an employment and severance agreement (the "Northland Agreement") with Patricio E. Northland, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, which replaced his former employment agreement with the Company. The Northland Agreement has a term of three years unless terminated earlier for cause, death or disability, and provides for an initial annual base salary of $350,000, subject to an increase of $50,000 in each of the second and third year of the agreement. In addition, Mr. Northland was granted non-qualified stock options to purchase 300,000 shares of the Company's Common Stock in the following manner:
100,000 shares which vest

                              FIRSTCOM CORPORATION
on the date of employment at an exercise price of $4.00 per share; 100,000 shares which vest one year thereafter at an exercise price of $6.00 per share; and 100,000 shares which vest two years after the date of employment at an exercise price of $8.00 per share. In consideration of Mr. Northland's agreement to terminate his former employment agreement with the Company, which would have provided for a substantial bonus to Mr. Northland upon consummation of an equity Offering, the Company agreed to pay Mr. Northland a performance bonus of $250,000 and vest all of his existing options to acquire 1,000,000 shares of Common Stock granted under his prior employment agreement. As a result of this transaction, the Company recognized compensation expense of $250 related to the performance bonus. The strike price of the vested options was equivalent to the fair value of the underlying Common Stock on the date of the Northland Agreement.

7.  YEAR-END ADJUSTMENTS

     The Company has changed its method of reporting revenues and cost of revenues from the exchange of international long distance traffic with other carriers. The Company has retroactively reduced revenues and cost of revenues in the amount of $7,014 and $917, for the years ending December 31, 1999 and 1998, respectively, to reflect the trading of international long distance traffic on a net basis. These adjustments have no effect on net losses in these two years.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the Class A common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee and the NASD filing fee, are estimates:

                        DESCRIPTION                            AMOUNT
------------------------------------------------------------  --------
Securities and Exchange Commission registration fee.........  $143,451
NASD filing fee and expenses................................         []
Blue Sky fees and expenses (including legal fees)...........     *
Printing and engraving expenses.............................     *
Legal fees and expenses (other than Blue Sky)...............     *
Accounting fees and expenses................................     *
Transfer Agent and Registrar's fee..........................     *
Miscellaneous...............................................     *
                                                              --------
          Total.............................................  $      []
                                                              ========

------------
* To be furnished by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Delaware law currently permits a corporation to limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; violation of Section 174 of the Delaware General Corporation Law, any transaction from which the director derived an improper personal benefit or any act or omission prior to the adoption of such a provision in the certificate of incorporation. Our certificate of incorporation provides that no directors will be liable to us or any of our stockholders for breach of any fiduciary or other duty as a director, to the extent permitted by Delaware law (as it is now or later in effect).

     Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action. However, there must be a determination that the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. This determination is made, in the case of an individual who is a director or officer at the time of the determination, by:

      -- a majority of the directors not a party to the action, even though less than a quorum;

      -- a committee of such directors designated by a majority vote of such directors, even though less than a quorum;

      --   independent legal counsel in a written opinion; or

      -- a majority vote of the stockholders, at a meeting at which a quorum is present.

     Without court approval, however, no indemnification may be made in respect of any derivative action in which the individual is adjudged liable to the corporation.

     Delaware law requires indemnification of directors and officers for reasonable expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action.

     Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon that individuals' commitment to repay any advances unless it is determined ultimately that indemnification is proper.

     Under Delaware law, subject to public policy issues, a corporation may provide for more favorable indemnification and advancement of expenses than provided by statute through bylaw, agreement, vote of stockholders, disinterested directors or otherwise.

     Our bylaws provide that we will indemnify any person made a party to a third-party action as a result of being a director or officer, and we may indemnify any other person party to a third-party action as a result of being our employee, against expenses, judgment, fines and amount paid in settlement actually and reasonably incurred. We will provide indemnification only upon a determination that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. This determination must be made in accordance with the procedure provided for under Delaware law as described above. In derivative actions, indemnification will be limited to expenses actually and reasonably incurred by the indemnified party. Without court approval, no indemnification for derivative actions may be made if the person is found liable to us.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     We completed the acquisition of AT&T Argentina S.A. in June 2000.

     Under the terms of our stock purchase agreement for AT&T Argentina, we acquired all of the capital stock of AT&T Argentina in exchange for 1,178,689 shares of our Class A common stock, plus $5 million in cash. The parties placed 550,000 of those shares in escrow. These shares will be released to AT&T Argentina's selling stockholders over six years to the extent they are not used to satisfy indemnity obligations of the selling stockholders to us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS. See Exhibit Index following the signature pages to this registration statement.

     (b)  FINANCIAL STATEMENT SCHEDULES.

     All schedules, other than those listed above, are omitted because the information is not required or because the information is included in our Consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (a) To provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (d) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Basking Ridge, New Jersey on August 7, 2000.

                                          AT&T Latin America Corp.

                                          By: /s/ JOHN A. HAIGH
                                            ------------------------------------
                                            Name: John A. Haigh
                                            Title:  President

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and appoints John Haigh and Robert Napor, or any of them, as such person's attorney-in-fact, with full power of substitution and resubstitution, to sign and file on such person's behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed by us pursuant to Rule 462(b) of the Securities Act of 1933, as amended, as fully as such person could do in person, hereby verifying and confirming all that such attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----

                 /s/ JOHN A. HAIGH                   President and Director              August 7, 2000
---------------------------------------------------    (principal executive officer)
                   John A. Haigh

                /s/ FRANK J. VOYTEK                  Chief Financial and Accounting      August 7, 2000
---------------------------------------------------    Officer (principal financial and
                  Frank J. Voytek                      accounting officer)

                /s/ EDWARD M. DWYER                  Director                            August 7, 2000
---------------------------------------------------
                  Edward M. Dwyer

                 /s/ TIM L. MURRAY                   Director                            August 7, 2000
---------------------------------------------------
                   Tim L. Murray

               /s/ JOHN C. PETRILLO                  Director                            August 7, 2000
---------------------------------------------------
                 John C. Petrillo

                /s/ GERARD R. WEIS                   Director                            August 7, 2000
---------------------------------------------------
                  Gerard R. Weis

                                 EXHIBIT INDEX

EXHIBIT                                                                    PAGE
NUMBER                            DESCRIPTION                             NUMBER
-------                           -----------                             ------
 1.1      Form of Underwriting Agreement**
 2.1      Agreement and Plan of Merger, dated as of November 1, 1999, among AT&T Corp., the Registrant (formerly named Kiri Inc.),
          Frantis, Inc., and FirstCom Corporation.*
 2.2      Amendment, dated February 1, 2000, to the Agreement and Plan of Merger among AT&T Corp., AT&T Latin America Corp.
          (formerly Kiri Inc.), Frantis Inc., and FirstCom.
          Corporation.*
 2.3      Amendment, dated February 22, 2000, to the Agreement and
          Plan of Merger among AT&T Corp. AT&T Latin America Corp.,
          Frantis Inc., and FirstCom Corporation*
 2.4      Third Amendment, dated as of May 10, 2000, to the Agreement and Plan of Merger among AT&T Corp., AT&T Latin America
          Corp., Frantis Inc., and FirstCom Corporation.*
 2.5      Fourth Amendment, dated as of June 15, 2000, to the
          Agreement and Plan of Merger among AT&T Corp., AT&T Latin
          America Corp., Frantis Inc., and FirstCom Corporation.*
 2.6      Fifth Amendment, dated as of July 25, 2000, to the Agreement and Plan of Merger among AT&T Corp., AT&T Latin America
          Corp., Frantis Inc., and FirstCom Corporation.*
 3.1      Amended and Restated Certificate of Incorporation, dated
                 , of AT&T Latin America Corp.**
 3.2      Certificate of Amendment of Amended and Restated Certificate
          of Incorporation of AT&T Latin America Corp. (formerly Kiri
          Inc.)**
 3.3      Amended and Restated By-laws of AT&T Latin America Corp.**
 4.1      Form of certificate for the common stock, par value $0.0001 per share, of AT&T Latin America Corp.**
 4.2      Amended and Restated Certificate of Incorporation, dated
               , of AT&T Latin America Corp.(see Exhibit 3.1)**
 4.3      Amended and Restated By-laws of AT&T Latin America Corp.
          (see Exhibit 3.2)**
 4.4      Certificate of designation of shares of Series A convertible preferred stock of AT&T Latin America Corp.**
 4.5      Certificate of designation of shares of 15% Series B
          preferred stock of AT&T Latin America Corp.**
 4.6      Supplemental Indenture, dated as of January 8, 1999 between
          FirstCom Corporation and State Street Bank & Trust Company,
          N.A.**
 4.7      Second Supplemental Indenture, dated as of July   , 2000
          between FirstCom Corporation and State Street Bank & Trust
          Company, N.A.**
 4.8      A/B Exchange Registration Rights Agreement, dated as of
          October 27, 1998 between FirstCom Corporation (formerly
          InterAmericas Communications Corporation) and UBS
          Securities.**
 4.9      Warrant Agreement, dated as of October 27, 1997, between
          FirstCom Corporation (formerly InterAmericas Communications
          Corporation) and State Street Bank & Trust Company, N.A.**
 4.10     Warrant Registration Rights Agreement, dated as of October
          27, 1997, between FirstCom Corporation (formerly
          InterAmericas Communications Corporation) and UBS
          Securities.**

EXHIBIT                                                                    PAGE
NUMBER                            DESCRIPTION                             NUMBER
-------                           -----------                             ------
 4.11     Proceeds Pledge and Escrow Agreement, dated as of October
          27, 1997 between FirstCom Corporation (formerly
          InterAmericas Communications Corporation) and Bank and Trust
          Company, N.A.**
 5.1      Opinion of Debevoise & Plimpton regarding the legality of
          the securities issued.**
10.1      Service Mark License Agreement, dated November 18, 1999,
          between AT&T Latin America Corp. and AT&T Corp.**
10.2      Regional Vehicle Agreement, dated      , between AT&T Latin
          America Corp. and AT&T Corp.**
10.3      Credit Facility Agreement, dated July 28, 2000, among Global
          Card Holdings Inc., AT&T Latin America Corp. and certain
          subsidiaries of AT&T Latin America Corp. to be named.**
10.4      Employment Agreement between AT&T Latin America Corp.
          (Formerly Kiri Inc.), FirstCom Corporation and Patricio E.
          Northland, dated as of November 1, 1999.**
10.5      Employment Agreement between Netstream Telecom Ltda. and
          Carlos Andre, dated March 15, 2000, as supplemented on March
          15, 2000 and English translation.**
10.6      Employment Agreement between FirstCom Corporation and Thomas
          Canfield, dated as of May 9, 2000.**
10.7      Employment Agreement between AT&T Latin America Corp. and
          Alejandro Rossi, dated June 30, 2000.**
10.8      Employment Agreement between FirstCom Corporation and Marco
          Northland, dated           .**
10.9      2000 Long-Term Incentive Plan**
21.1      Subsidiaries of the registrant**
23.1      Consents of Ernst & Young LLP and Ernst & Young Auditores
          Independientes S.C.*
23.2      Consents or PricewaterhouseCoopers LLP.*
23.3      Consent of Debevoise & Plimpton (included in Exhibit 5.1)**
24.1      Powers of Attorney (included in signature page)*
27.1      Financial Data Schedule**

------------
 * Filed herewith

** To be filed by amendment.